As filed with the Securities and Exchange Commission on June 10, 2011.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Macon Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	6036	56-0306860
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

220 One Center Court

Franklin, North Carolina 28734

(828) 524-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Roger D. Plemens

President and Chief Executive Officer

220 One Center Court

Franklin, North Carolina 28734

(828) 524-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert A. Singer, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 230 N. Elm Street, Suite 2000 Greensboro, North Carolina 27401 (336) 373-8850	Joel E. Rappoport, Esq. Kilpatrick, Townsend & Stockton, LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	6,612,500 shares	$10.00	$66,125,000 (1)	$7,678

(1)	Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

[LOGO]

MACON FINANCIAL CORP.

(Proposed Holding Company for Macon Bank, Inc.)

Up to 5,750,000 Shares of Common Stock

Macon Financial Corp., a North Carolina corporation, is offering shares of common stock for sale in connection with the conversion of Macon Bancorp from the mutual to the stock form of organization, and the merger of Macon Bancorp with and into Macon Financial Corp. We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “        ” upon conclusion of the offering. There is currently no public market for our common stock.

We are offering up to 5,750,000 shares of common stock for sale. We may sell up to 6,612,500 shares of common stock to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock that would increase our pro forma market value in excess of $57.5 million (5,750,000 shares multiplied by the $10.00 purchase price per share) without resoliciting subscribers. We must sell a minimum of 4,250,000 shares in order to complete the offering.

We are offering the shares in a “subscription offering” to eligible depositors and borrowers of Macon Bank, Inc., the banking subsidiary of Macon Bancorp. Shares not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares not purchased in the subscription offering or community offering through a “syndicated offering” managed by Raymond James & Associates, Inc.

All shares are being offered for sale at a price of $10.00 per share. You will not pay any commission for your purchases. The minimum number of shares you may order is 25 shares. Unless increased, the maximum number of shares that may be ordered by any person in the subscription offering, the community offering or the syndicated offering is 75,000 shares, and, no person, together with any associate or group of persons acting in concert, may purchase more than 125,000 shares in the offering. The offering is expected to expire at         p.m., Eastern Daylight Time, on [            ]. Upon notice to you on or before             , we may extend this expiration date to no later than             . Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares to be sold is increased to more than 6,612,500 shares or decreased to fewer than 4,250,000 shares. If the offering is extended beyond [            ], or the number of shares to be sold is increased to more than 6,612,500 shares or decreased to fewer than 4,250,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Macon Bank and will earn interest calculated at Macon Bank’s statement savings rate, which is currently     % per annum.

Raymond James & Associates, Inc. will assist us in selling our shares of common stock on a best efforts basis. Raymond James & Associates, Inc. is not required to purchase any shares that are being offered for sale. Purchasers will not pay a commission to purchase shares in the offering. Raymond James & Associates, Inc. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment. Please read “Risk Factors” beginning on page 13.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	4,250,000	5,000,000	5,750,000	6,612,500
Gross offering proceeds	$42,500,000	$50,000,000	$57,500,000	$66,125,000
Estimated offering expenses (excluding selling agent fees and expenses)	1,721,250	2,002,500	2,283,750	2,607,188
Estimated selling agent fees and expenses (1)(2)	949,325	949,325	949,325	949,325
Estimated net proceeds	$39,829,425	$47,048,175	$54,266,925	$62,568,487
Estimated net proceeds per share	$9.37	$9.41	$9.44	$9.46

(1)	Includes: (i) selling commissions payable by us to Raymond James & Associates, Inc. in connection with the offering equal to (a) 6.0% of the aggregate amount of common stock sold to investors other than eligible depositors and borrowers of Macon Bank, assumed to equal 50% of the total offering, plus (b) 1.5% of the aggregate amount of common stock sold to eligible depositors and borrowers of Macon Bank, assumed to equal 50% of the total offering; provided that no commission will be charged for shares sold to our officers, directors or employees, or the officers, directors or employees of Macon Bank (together, “affiliates”), or approximately $2.5 million, at the adjusted maximum of the offering range; and (ii) other costs and expenses of the offering payable to Raymond James & Associates, Inc. as managing agent estimated to be $150,000. For information regarding compensation to be received by Raymond James & Associates, Inc. and the other broker-dealers that may participate in the syndicated offering, including the assumptions regarding the number of shares that may be sold in the subscription and community offerings, and the syndicated offering to determine the estimated offering expenses, see “Pro Forma Data” on page and “The Conversion – Marketing and Distribution; Compensation” on page .
(2)	If all shares of common stock are sold to investors other than eligible depositors and borrowers of Macon Bank, or their affiliates, the maximum selling agent commissions and expenses would be approximately $2.6 million at the minimum, $3.0 million at the midpoint, $3.5 million at the maximum, and $4.0 million at the adjusted maximum.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at                     .

Raymond James & Associates, Inc.

The date of this prospectus is [                    ].

MACON BANK

Tennessee
Knoxville
North Carolina
Asheville
Sylva
Brevard
Hendersonville
Columbus
Franklin
Cashiers
Saluda
Murphy
Highlands
Charlotte
Spartanburg
Greenville
Georgia
South Carolina
Columbia
Atlanta
75
81
40
23
21
77
85
26
20

★ **Macon Bank Corporate Center**
220 One Center Court
Franklin, NC 28734

Virginia
Tennessee
North Carolina
Franklin
Charlotte
Georgia
South Carolina
Atlanta
Columbia

● **Branch Loactions**

Brevard
2260 Asheville Highway
Brevard, NC 28712

Cashiers
500 Highway 64 East
Cashiers, NC 28717

Columbus
160 West Mills Street
Columbus, NC 28722

Highlands
473 Carolina Way
Highlands, NC 28741

Franklin
50 West Main Street
Franklin, NC 28734

30 Hyatt Road
Franklin, NC 28734

Hendersonville
640 North Main Street
Hendersonville, NC 28792

1617 Spartanburg Highway
Hendersonville, NC 28792

Murphy
12 Peachtree Street
Murphy, NC 28906

Saluda
108 East Main Street
Saluda, NC 28773

Sylva
498 East Main Street
Sylva, NC 28779

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all of the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements.

In this prospectus, the terms “Bancorp” or “Macon Bancorp” mean Macon Bancorp, a North Carolina chartered mutual holding company; “Macon Financial” means Macon Financial Corp., a North Carolina corporation; and “Bank” or “Macon Bank” mean Macon Bank, Inc., Bancorp’s North Carolina chartered bank subsidiary. Terms such as “we, “our,” and “us” refer collectively to Bancorp, Macon Financial and the Bank, unless the context indicates another meaning; and “you” and “your” refer to subscribers of Macon Financial’s common stock.

The Companies

Macon Financial. This offering is being made by Macon Financial, a newly formed North Carolina corporation, that will own all of the outstanding shares of common stock of Macon Bank upon completion of this offering and the mutual-to-stock conversion of Macon Bancorp. Other than matters of an organizational nature, Macon Financial has not engaged in any business to date. Following the conversion and the offering, Macon Financial will be renamed “Macon Bancorp”.

Macon Bancorp. Macon Bancorp is a North Carolina chartered mutual holding company headquartered in Franklin, North Carolina. It was organized in 1997, when the Bank converted from a mutual savings bank to a stock savings bank, and owns 100% of the outstanding shares of common stock of the Bank. Bancorp also has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. On a consolidated basis, as of March 31, 2011, Bancorp had total assets of $932.8 million, total loans of $667.7 million, total deposits of $782.1 million and total equity of $56.3 million. As a mutual holding company, Bancorp has no shareholders and is controlled by the depositors and borrowers of the Bank.

Pursuant to the terms of our plan of conversion, Macon Bancorp will merge with and into Macon Financial and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Macon Financial which will be renamed “Macon Bancorp”.

Macon Bank. Macon Bank is a North Carolina chartered stock savings bank headquartered in Franklin, North Carolina. It was organized in 1922, as a North Carolina chartered mutual savings and loan association. In 1992, it converted to a North Carolina chartered mutual savings bank. In 1997, upon the formation of Bancorp, it converted to a North Carolina chartered stock savings bank. For questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at                     , Monday through Friday between          a.m. and          p.m., Eastern Daylight Time. The Stock Information Center will be closed on weekends and bank holidays.

Our Executive Offices. Our executive offices are located at 220 One Center Court, Franklin, North Carolina 28734 and the telephone number at this address is (828) 524-7000. Our website address is www.maconbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Our Business

Overview. The Bank was organized as a mutual savings and loan association. As a mutual savings and loan association or “thrift,” the Bank’s primary purpose was to promote home ownership through mortgage lending, financed by locally gathered deposits. Surviving the Great Depression of the 1930’s, we remained a single-office bank until we opened our second office in downtown Murphy, North Carolina in 1981. Between 1993 and 2002, we added eight more branches in North Carolina, including a second office in Franklin, one in each of Highlands, Brevard, Sylva, Cashiers and Arden, and two in Hendersonville. In 2007, we opened two more branches in Columbus and Saluda, North Carolina.

Today, in addition to our corporate headquarters, we have 11 branches located throughout the Western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania, which we consider our primary market area. Our business consists primarily of accepting deposits from individuals and small businesses and investing those deposits, together with funds generated from operations and borrowings, primarily in loans secured by real estate, including commercial real estate loans, one- to four-family residential loans, construction loans, home equity loans and lines of credit. We also originate commercial business loans and invest in investment securities. Through our mortgage loan production operations, we originate loans for sale in the secondary markets to Fannie Mae and others, generally retaining the servicing rights in order to generate cash flow, supplement our core deposits with escrow deposits and maintain relationships with local borrowers. We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and individual retirement accounts.

In addition to making loans within our primary market area, we also regularly extend loans to customers located in neighboring counties, including Buncombe, Clay, Haywood and Rutherford in North Carolina; Rabun, Towns and Union in Georgia; and Cherokee, Greenville, Oconee, Pickens and Spartanburg in South Carolina, which we consider our secondary market area.

We encounter significant competition in our primary and secondary market areas. We compete with commercial banks, savings institutions, finance companies, credit unions and other financial services companies. Many of our larger commercial bank competitors have greater name recognition and offer certain services that we do not. However, we believe that our long-time presence in our primary market area and focus on superior service are instrumental to our success and leading deposit market share. Between 2000 and 2010, we increased our share of the combined deposits of all banks and thrifts operating in our primary market area from 9.4% in 2000 to 17.4% in 2010, and now lead our competitors in total deposits within our primary market area, as shown below.

Competing Banks and Thrifts

Total Deposit Rank 2010	Institution	Institution City	Institution Headquarters State	Total Active Branches 2000	Total Active Branches 2010	Total deposits (1) 2000 (thousands)	Total Deposit Market Share 2000 (%)	Total deposits (1) 2010 (thousands)	Total Deposit Market Share 2010 (%)
1	Macon Bank	Franklin	NC	9	11	250,605	9.4%	820,204	17.4%
2	First-Citizens Bank & Trust Co.	Raleigh	NC	22	17	490,284	18.4%	736,358	15.6%
3	Wells Fargo Bank NA	Sioux Falls	SD	14	9	461,851	17.3%	489,042	10.4%
4	United Community Bank	Blairsville	GA	10	11	296,203	11.1%	465,146	9.9%
5	Mountain 1st Bank & Trust Co.	Hendersonville	NC	0	6	—	0.0%	435,959	9.2%
6	TD Bank NA	Wilmington	DE	4	8	157,604	5.9%	344,581	7.3%
7	Home Trust Bank	Clyde	NC	4	3	211,025	7.9%	321,634	6.8%
8	RBC Bank (USA)	Raleigh	NC	10	7	313,509	11.8%	245,719	5.2%
9	Bank of America NA	Charlotte	NC	4	4	144,960	5.4%	154,829	3.3%
10	SunTrust Bank	Atlanta	GA	5	4	176,660	6.6%	149,169	3.2%

(1)	Total deposits represent the six counties in which Macon Bank has branches.

Source: FDIC

In addition to successfully building our branch network and growing our core deposits, we have sought to create an infrastructure that will accommodate future growth. One of our core strengths has been our successful mortgage loan operation, through which we originate and sell mortgage loans in the secondary markets to Fannie Mae and others. In 1999, we opened a call center, to better and more efficiently serve our customers. In 2001, we consolidated our corporate headquarters, loan processing and training facilities into a single 36,000 square foot building in Franklin, North Carolina.

We have sought to improve our level of service and overall efficiencies through the use of technology, offering online banking for retail customers, which we market as Macon eCom; online banking for businesses, which we market as Macon eCorp; and remote deposit capture. We also provide investment services through our affiliation with Morgan Stanley/Smith Barney, merchant credit card services for business customers, and ATM services.

Recently, in anticipation of our mutual-to-stock conversion, we added two experienced bankers to supplement our executive management team, W. David Sweatt, Executive Chairman of the Bank, and Gary L. Brown, our First Vice President and Chief Credit Officer. We hired Mr. Sweatt and Mr. Brown because of their experience with commercial lending, resolving problem assets, working with regulatory agreements, and running public companies. Mr. Sweatt has 30 years of banking experience, having held a number of senior executive and operational positions, including chairman, president and chief executive officer, within a variety of financial institutions throughout the Southeast. Mr. Brown has 34 years of banking experience, including president and chief executive officer of a community bank, and most recently, post closing asset manager in the Division of Resolutions and Receiverships of the Federal Deposit Insurance Corporation, Jacksonville, Florida.

We remain committed to supporting our local communities and offering personal, one-on-one service to our customers. Our employees, officers and directors personally know many of our customers, live within the communities we serve, and play key roles in community organizations. In addition, we sponsor numerous local community events and strive to be a good corporate citizen in all of the communities that we serve. We believe we have a loyal base of employees. Our employees have an average of nine years service with the Bank. More than one in six of our employees have served the Bank for over 20 years. We believe that the longevity of employee-service is critical to maintaining personal relationships with our customers. Such longevity of service is exemplified by our President and Chief Executive Officer, Roger D. Plemens, who has served the Bank since 1978, in various capacities, including as a mortgage officer, a manager of mortgage lending, and the chief lending officer. Our guiding principle is simple. We are committed to maintaining our culture of community banking and focused upon bringing value to our customers through innovations, technology, products and services of the 21st century.

Recent Operating Challenges and Losses. We grew significantly in the last decade, increasing our loan portfolio from $333.5 million at December 31, 2000, to a high of $832.6 million at December 31, 2007, before declining to $690.8 million at March 31, 2011. Our construction and development loans grew from $12.2 million at December 31, 2000, to $298.3 million at December 31, 2007, before declining to $154.8 million at March 31, 2011, representing the majority of our loan growth. Many of these construction and development loans were collateralized by developments for second homes. As the national housing bubble burst, the value of the collateral for our construction and development loans and our other loans declined. The decline in real estate values and impact of the recession resulted in a significant level of loan defaults.

Accordingly, our level of non-performing assets increased from $4.6 million at December 31, 2000, to $8.0 million at December 31, 2007, and to $96.7 million at March 31, 2011.

The recent increase in our level of non-performing assets resulted in large loan loss provisions, large loan losses and high REO expenses. During the three years ended December 31, 2010 and the quarter ended March 31, 2011, we recorded aggregate net losses of $24.5million. These losses were driven by cumulative provisions for loan losses of $56.8 million over the same period. Our total equity has decreased from $88.7 million at December 31, 2008 to $56.3 million at March 31, 2011. The increase in non-performing assets has also negatively impacted our operations by reducing our level of earning assets and increasing our level of operating expenses to manage these problem assets. Furthermore, due to our increased risk profile, we increased our level of liquidity, which effectively reduced our net interest income.

As a result of the increase in our non-performing assets, the decrease in our equity capital, and other factors, we have received an increased level of scrutiny from our regulators. As described in the section entitled “– Memoranda of Understanding” on page     , the Bank and Bancorp have each entered into a Memorandum of Understanding, or MOU, with their respective banking regulators. The Bank has agreed to, among other things, increase its regulatory capital, reduce lines of credit which are subject to adverse classification, reduce its reliance on volatile liabilities to fund longer term assets, establish and maintain an adequate allowance for loan losses, and establish an enhanced loan loss reserve policy. In addition, the Bank must obtain regulatory approval prior to paying any dividends to Bancorp. Bancorp has agreed to, among other things, not declare or pay any dividends without prior regulatory approval and not take dividends from or otherwise reduce the capital of the Bank without prior regulatory approval. The Bank MOU requires it to maintain a leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. At March 31, 2011, the Bank had a leverage ratio of 7.07%, and a total risk-based capital ratio of 11.55%.

Operating Strategy and Reasons for the Conversion. We have developed an operating strategy to reposition the Bank so that it may return to profitability and explore opportunities for growth. However, we need a significant amount of capital to execute this strategy, and we cannot raise this level of capital as a mutual financial institution. We have considered current market conditions and the amount of capital needed in deciding to conduct the conversion at this time, and have established the following three-part operating strategy in order to effectively and efficiently use the proceeds from the offering.

Address Current Challenges. Our first priority is to reduce our level of non-performing and classified assets both in the aggregate and as a percentage of total assets. We also want to be in full compliance with our MOUs as quickly as possible.

Improve asset quality. As described in the section entitled “                    ” on page     , our non-performing assets have increased during the current adverse credit cycle and were $96.7 million or 10.36% of our total assets at March 31, 2011. During 2010, management appointed an experienced special assets manager and reassigned employees as support staff to increase collection efforts, expedite foreclosure actions, and liquidate real estate owned. We are aggressively addressing our level of non-performing assets through write-downs, collections, modifications and sales of non-performing loans and the sale of properties once they become real estate owned by the Bank. For the years 2007 through 2010 and through March 31, 2011, we have recorded cumulative net charge-offs of approximately $46.0 million. We are taking proactive steps to resolve our non-performing loans, including negotiating repayment plans, loan modifications and loan extensions with our borrowers when appropriate, working with developers to promote discounted sales events to increase sales and accepting short payoffs on delinquent loans, particularly when such payoffs result in a smaller loss to us than foreclosure. In late 2010, management increased the frequency for problem loan appraisals to six to 12 month intervals, from 12 to 24 months, which resulted in additional loan write-downs. In 2010 and the first quarter of 2011, the Bank liquidated $28.7 million in real estate owned based on loan values at the time of foreclosure, realizing $15.9 million in net proceeds or 55.3% of the foreclosed loan balances. The Bank’s current real estate owned portfolio is comparably valued at 59.8% of loan value at the time of foreclosure. In addition to continuing to pursue the above steps to improve our asset quality, we may consider bulk sales of non-performing assets in order to expedite our strategy for improving asset quality, although we have no firm plans to do so at this time.

We have taken several actions to improve our credit administration practices and reduce the risk in our loan portfolio. We also added experienced personnel, including Gary Brown who was appointed Chief Credit Officer in February, 2011, to our loan department to enable us to better identify problem loans in a timely manner and reduce our exposure to a further deterioration in asset quality. Also, since 2008, we have regularly engaged an independent loan review consulting firm to perform a review of our loan portfolio. The Bank has added new support systems that have improved our underwriting global cash flow analysis, portfolio credit risk assessment, risk grade migration, and loan loss allowance calculation. We have made an effort to reduce our exposure to riskier types of loan structures and collateral both through asking borrowers to pledge additional collateral and by reducing certain segments of our loan portfolio. We have reduced our construction and other construction and land development loan portfolio from $298.3 million at December 31, 2007 to $154.8 million at March 31, 2011.

Compliance with Memoranda of Understanding. As described in the section entitled “– Memoranda of Understanding” on page     , we have taken and continue to take prompt and aggressive action to respond to the issues raised in the Memoranda, including submitting quarterly reports to our banking regulators. Except for the elevated capital requirements, which we anticipate we will satisfy once the conversion is completed, we believe that we are generally in compliance with the Memoranda. However, the Memoranda will each remain in effect until modified, terminated, lifted, suspended or set aside by the applicable banking regulators, and no assurance can be given as to the time that either of the Memoranda will be terminated. While we will seek to demonstrate as soon as possible to our banking regulators that we have fully complied with the requirements of the Memoranda and that they should be terminated, we expect that the Memoranda will remain in effect for the immediate future.

Restore Profitability. Until the current adverse credit cycle, the Bank enjoyed a long history of strong earnings, continuously reporting a profit every year from 1982 through 2008. While we expect to record losses as we continue to resolve non-performing assets, we are focused on returning to profitability.

Improve our net interest margin. Net interest income is our largest source of revenue. Our net interest margin has declined over the past four years. The increase in non-earning assets, especially non-accrual loans and real estate owned, has factored into this decline. We have also maintained an elevated level of liquidity as a result of reduced loan demand in recent periods, which has contributed to our reduced net interest margin. We believe that our net interest margin will improve as we resolve non-performing assets and invest those proceeds into earning assets. Additionally, we took the step of prepaying $42.5 million of high-cost Federal Home Loan Bank advances in the first quarter of 2011, which we anticipate will result in an increase in net interest income. Finally, we are working to further improve our base of core deposits and lower our cost of funds.

Increase noninterest income. The majority of the Bank’s noninterest income is the result of our mortgage banking business and customer service fees. We believe that we have the opportunity to increase noninterest income by adding additional lines of business. We have plans to become an active lender of Small Business Administration, or SBA, loans and would hope to sell the SBA guaranteed portion of those loans at a gain. We also believe that expanding our focus on small business and private banking customers will increase our opportunities to earn noninterest income.

Continue history of operating expense discipline. Our core efficiency ratio for the quarter ended March 31, 2011 was 67.7%, reflecting the increased expense related to resolving non-performing assets. Historically we have operated more efficiently on a core basis. For the five years 2006 through 2010, our average core efficiency ratio was under 60.0%. This success is the result of a disciplined approach to spending. We have also leveraged technology to drive efficiency throughout our organization. We recently renegotiated our data processing contract and are planning to convert to a debit card processing platform, which we anticipate will result in substantial savings in 2011, and in future years. While our level of core operating expenses will increase as a public company and we will continue to incur expenses to resolve non-performing assets, we are committed to carefully managing expenses.

Increase Small Business and Private Banking Customer Focus and Explore Growth Opportunities. As we implement our operating strategy, we will work to diversify our customer base, and explore various growth opportunities, including those described below. We have no current arrangements or agreements concerning any specific growth opportunities at this time.

Increase small business and private banking customer focus. We believe that we can enhance our franchise value by increasing our focus on small business and private banking customers. We believe that small business and private banking customers value the personalized service that has been our hallmark. These customers also present attractive loan and deposit opportunities that will allow us to diversify our loan portfolio and further increase our level of core deposits. The new members of our management team have substantial experience targeting these types of banking customers. We have enhanced training for our existing lenders in commercial and industrial, and SBA lending. Additionally, we will hire lenders, relationship officers and credit officers experienced in these areas as we grow these lines of business.

Expand into larger, contiguous markets. We are located in close proximity to a number of larger markets with attractive growth opportunities. Many of these markets have a high number of attractive small business and private banking customers. In addition to diversifying our customer mix, these markets would provide geographic diversification for our lending collateral. For instance, we have existing branch offices located near Asheville, North Carolina (30 minutes traveling time along I-26), northwest of Spartanburg, South Carolina (30 minutes traveling time along I-26); and northwest of Greenville, South Carolina (1 hour traveling time along I-26 and I-85). We are also located near Atlanta, Georgia (2 hours), Chattanooga, Tennessee (1.5 hours), Knoxville, Tennessee (2 hours) and Johnson City, Tennessee (1.5 hours).

Capitalize on market disruption. We anticipate that both current and expected consolidation within the banking industry and the increasing number of troubled banks will give rise to attractive growth opportunities. As a result of mergers between banks and recent bank failures, we believe that many customers and bankers may become dissatisfied with their new bank. Many banks do not have sufficient capital to make new loans and are having to cut back on customer service as they focus on managing their problems. We believe that these challenges will result in customer dissatisfaction, which will present us with a better opportunity to do business with these customers. Additionally, we believe that bankers will be dissatisfied with their current employers, and we will have the opportunity to hire away experienced personnel. We believe that we have the appropriate infrastructure and management depth to accommodate future growth, including our use of technology, mortgage loan production operations, call center, and corporate headquarters with centralized loan processing and training facilities.

Organic growth. We are well-established in our primary market area, leading our competitors in market share as of June 30, 2010, according to the most recent publicly reported figures. We believe that this solid market position will allow us to continue to increase our market share. We also believe our core strength in our primary market will enable us to grow into adjacent areas. We have experience opening offices in new markets, having successfully entered new markets in the 1990’s and 2000’s. We are already making loans in a number of adjacent counties, some of which have similar demographics to our primary market area. We will consider opportunities as they arise to open loan production offices or branch offices in adjacent markets, particularly markets in which we have lending experience.

Future acquisition opportunities. While we are currently focused on repositioning the Bank in the near term, we expect to be able to consider acquisition opportunities in the future. Smaller banks may struggle to support anticipated compliance costs resulting from the adoption of last year’s Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, smaller banks have fewer ways to raise the capital they need to address current problems and support growth. We believe that these two factors will lead many smaller banks to seek a merger partner. Additionally, we expect to see other banks sell branches either to shrink their balance sheet or to focus on core markets. We will carefully evaluate any future acquisition opportunity to understand the potential impacts, both positive and negative, along with the risks of any transaction.

For further information about our reasons for the conversion and offering, please see “– Reasons for the Conversion” on page     .

Terms of the Conversion and the Offering

Under the plan of conversion, Bancorp will merge with and into Macon Financial, and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Macon Financial, which will be renamed “Macon Bancorp.” In connection with the conversion, Macon Financial is offering between 4,250,000 and 5,750,000 shares of common stock to eligible depositors and borrowers of the Bank in a “subscription offering,” and, if shares remain available, to the general public in a “community offering.” To the extent shares remain available after the community offering, we may also offer for sale, shares of common stock to the general public in a “syndicated offering,” managed by Raymond James & Associates, Inc. The number of shares of common stock to be sold may be increased up to 6,612,500 to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. Unless the number of shares of common stock to be offered is increased to more than 6,612,500 or decreased to less than 4,250,000 or the offering is extended beyond [            ], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on December 31, 2009.

•	Second, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on [ , 2011].

•	Third, to other eligible depositors and borrowers of the Bank as of the close of business on [Voting Record Date for Special Meeting].

Shares of common stock not purchased in the subscription offering may be offered for sale in a “community offering” to members of the general public, with a preference given to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated offering” managed by Raymond James & Associates, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his, her or its stock order form all loans and/or deposit accounts in which he, she or it had an ownership interest at the applicable eligibility date(s). Failure to list all loans and accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first, in the order of priority, to subscribers in the subscription offering before any shares are allocated in the community offering and, in turn, the syndicated offering.

For a detailed description of the offering, including share allocation procedures, please see “The Conversion” on page     .

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of Macon Financial’s estimated market value assuming the conversion and the offering are completed. RP Financial, L.C., our independent appraiser, has estimated that, as of May 13, 2011, the market value, was $50.0 million. The market value constitutes the midpoint of a valuation range, with a minimum of $42.5 million and a maximum of $57.5 million. Based on this market value, the offering ranges from a minimum of 4,250,000 shares to a maximum of 5,750,000 shares, with a midpoint of 5,000,000 shares. To reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock, the market value can be increased to $66.1 million, and the offering can be increased to 6,612,500 shares.

RP Financial advised our Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial selected a group of 11 comparable public companies for this analysis that comprised the peer group for valuation purposes. Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. Based on RP Financial’s belief that asset size is not a strong determinant of market value, RP Financial did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Since Bancorp’s price-to-earning multiples were not meaningful due to its negative pro forma earnings, RP Financial placed the greatest emphasis on the price-to-book and price-to-tangible book approaches in estimating pro forma market value. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between us and the peer group. Downward adjustments were applied in the valuation for financial condition and profitability, growth and viability of earnings, our primary market area, capacity to pay dividends, marketing of the common stock and the effect of government regulations and regulatory reform. No adjustment was applied in the valuation for liquidity of the common stock. The downward valuation adjustments considered, among other factors, less favorable asset quality, weaker earnings, the Bank MOU, the Bancorp MOU and our primary market area (lower per capita income and higher unemployment) versus the peer group and the valuation considerations applied by potential investors in purchasing a newly issued stock that has no prior trading history in a volatile market for thrift and savings bank common stock.

The appraisal peer group consists of the following companies, with the asset sizes as of March 31, 2011, unless otherwise stated.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
	(in millions)
CFS Bancorp, Inc. (CITZ)	NASDAQ	Munster, IN	$1,122	(1)
Community Financial Corp. (CFFC)	NASDAQ	Staunton, VA	$528	(1)
First Clover Leaf Financial Corp. (FCLF)	NASDAQ	Edwardsville, IL	$575	(1)
First Defiance Financial Corp. (FDEF)	NASDAQ	Defiance, OH	$2,062
First Savings Financial Group, Inc. (FSFG)	NASDAQ	Clarksville, IN	$513
HF Financial Corp. (HFFC)	NASDAQ	Sioux Falls, SD	$1,207
Home Bancorp, Inc (HBCP)	NASDAQ	Lafayette, LA	$700
HopFed Bancorp, Inc. (HFBC)	NASDAQ	Hopkinsville, KY	$1,083	(1)
MutualFirst Financial Inc. (MFSF)	NASDAQ	Muncie, IN	$1,407	(1)
Pulaski Financial Corp. (PULB)	NASDAQ	St. Louis, MO	$1,338
Teche Holding Company (TSH)	NASDAQ	New Iberia, LA	$754	(1)

(1)	Figures as of December 31, 2010.

The following table presents a summary of selected pricing ratios for us and our peer group companies (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the 12 months ended March 31, 2011, stock price information as of May 13, 2011, as reflected in RP Financial’s appraisal report, dated May 13, 2011, and the number of shares assumed to be outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 25.7% on a price-to-book value basis and a discount of 31.7% on a price-to-tangible book value basis. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 24.5% on a price-to-book value basis and a discount of 38.0% on a price-to-tangible book value basis.

	Price-to-Earnings Multiple		Price to Book Value	Price to Tangible Book Value
Macon Financial (pro forma):
Maximum, as adjusted, of offering range	NM	*	55.62%	55.62%
Maximum of offering range	NM	*	52.00	52.00
Midpoint of offering range	NM	*	48.33	48.33
Minimum of offering range	NM	*	44.21	44.21

Peer group companies:
Average	14.29	x	70.01	76.14
Median	12.07	x	68.85	83.84

*	Not meaningful

We carefully reviewed the information provided to us by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued. Instead, we engaged RP Financial to help us understand regulatory guidance as it applies to the appraisal and to advise our Board of Directors as to how much capital we would be required to raise under the regulatory appraisal guidelines.

RP Financial will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value, including offering shares, changes to either below $42.5 million or above $66.1 million, we will resolicit persons who submitted stock orders, giving them an opportunity to change or cancel their orders. See “– Share Pricing and Number of Shares to be Issued” on page     .

The independent appraisal does not indicate per share market value. You should not assume or expect that the valuation of RP Financial as indicated above means that, after the conversion and the offering, our shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “– Share Pricing and Number of Shares to be Issued” on page     .

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual may purchase more than 75,000 shares ($750,000) of common stock in any single category of the offering, i.e., the subscription offering, the community offering or the syndicated offering; or 125,000 shares ($1,250,000) of common stock in all categories of the offering. If any of the following persons purchases shares of common stock, then, unless the maximum purchase limitations are increased, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 125,000 shares ($1,250,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates, affiliates or persons acting in concert with you.

See the detailed descriptions of “acting in concert,” “affiliate” and “associate” in “– Limitations on Common Stock Purchases” on page     .

We may decrease or increase the purchase limitations to not more than 4.99% of the shares issued in the offering. In the event that the maximum purchase limitation is increased to 4.99%, this limitation may be further increased to 9.99%, provided that orders for common stock exceeding 4.99% shall not exceed in the aggregate 10% of the shares of common stock issued in the offering. See “– Limitations on Common Stock Purchases” on page     .

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	delivering a personal check, money order or bank draft made payable to “Macon Financial Corp.”; or

•	authorizing us to withdraw funds from the types of deposit accounts with the Bank permitted on the stock order form.

We will not lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not submit a check drawn on a Macon Bank line of credit to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Macon Bank deposit accounts, so that it is received (not postmarked) before 4:00 p.m., Eastern Daylight Time, on [expiration date], which is the expiration of the offering period. You may submit your stock order form by mail using the order reply envelope provided or by overnight courier to our Stock Information Center, at the address indicated on the order form. We will not accept faxed order forms. Other than our Stock Information Center, we will not accept stock order forms at our banking offices.

You may be able to subscribe for shares of common stock using funds in your individual retirement account or other retirement account. If you wish to use some or all of the funds in your individual retirement account held at the Bank or other retirement accounts held at the Bank to purchase our common stock, the applicable funds must first be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before [expiration date], the expiration of the offering period, for assistance with purchases using funds from any retirement account held at the Bank or any retirement account that you may have elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “– Procedure for Purchasing Shares” on page      for a complete description of how to purchase shares in the offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is          p.m., Eastern Daylight Time, on [            , 2011]. Your stock order form, with full payment, must be received (not postmarked) by          p.m., Eastern Daylight Time on [            , 2011].

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at          p.m., Eastern Daylight Time, on [            , 2011], whether or not we have been able to locate each person entitled to subscription rights.

See “– Procedure for Purchasing Shares” on page      for a complete description of how to purchase shares in the offering.

Delivery of Shares of Common Stock in the Subscription and Community Offerings

Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the stock registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering. It is possible that, until this information is delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. In order to reduce non-essential costs, we do not intend to issue paper stock certificates, unless a shareholder specifically requests a paper stock certificate. Instead, except for shareholders who specifically request a paper stock certificate, the holdings of each shareholder will be recorded in “book entry” form on our records and we will issue shareholders a written statement, containing all of the information usually provided in the certificate.

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price performance information for all reported standard mutual-to-stock conversions completed between January 1, 2010 and May 13, 2011. None of these companies was included in the group of 11 comparable public companies utilized in RP Financial’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2010 and May 13, 2011

				Price Performance from Initial Trading Date (1)
Transaction	Exchange	Closing Date	Offering Size	1 Day	1 Week	1 Month	5-13-2011
			($ in millions)
NASDAQ Listed Companies
Franklin Financial Corp. (FRNK)	NASDAQ	04/28/11	$138.9	19.7%	17.7%	NA	18.0%
Anchor Bancorp (ANCB)	NASDAQ	01/26/11	$25.5	0.0%	0.3%	4.5%	-4.4%
Wolverine Bancorp, Inc. (WBKC)	NASDAQ	01/20/11	$25.1	24.5%	22.4%	35.0%	49.0%
SP Bancorp, Inc. (SPBC)	NASDAQ	11/01/10	$17.3	-6.0%	-6.6%	-8.0%	18.6%
Standard Financial Corp. (STND)	NASDAQ	10/07/10	$33.6	19.0%	18.9%	29.5%	54.0%
Peoples Federal Bancshares, Inc. (PEOP)	NASDAQ	07/07/10	$66.1	4.0%	6.9%	4.2%	42.4%
OBA Financial Services, Inc. (OBAF)	NASDAQ	01/22/10	$46.3	3.9%	1.1%	3.0%	48.0%
OmniAmerican Bancorp, Inc. (OABC)	NASDAQ	01/21/10	$119.0	18.5%	13.2%	9.9%	46.2%
Athens Bancshares, Inc. (AFCB)	NASDAQ	01/07/10	$26.8	16.0%	13.9%	10.6%	35.5%
Sunshine Financial, Inc. (SSNF)	OTC	04/06/11	$12.3	12.5%	11.0%	14.0%	14.0%
Fraternity Community Bancorp (FRTR)	OTC	04/01/11	$15.9	10.0%	11.7%	10.0%	4.0%
Madison Bancorp, Inc. (MDSN)	OTC	10/07/10	$6.1	25.0%	25.0%	25.0%	5.0%
Century Next Financial Corp. (CTUY)	OTC	10/01/10	$10.6	25.0%	15.0%	10.0%	60.0%
United-American Savings Bank (UASB)	OTC	08/06/10	$2.5	0.0%	-5.0%	5.0%	30.5%
Fairmont Bancorp, Inc. (FMTB)	OTC	06/03/10	$4.4	10.0%	20.0%	10.0%	65.0%
Harvard Illinois Bancorp, Inc. (HARI)	OTC	04/09/10	$7.9	0.0%	0.0%	-1.0%	-10.0%
Versailles Financial Corp. (VERF)	OTC	01/13/10	$4.3	0.0%	0.0%	0.0%	0.0%

Average			$33.1	10.7%	9.7%	10.1%	29.8%
Median			$17.3	10.0%	11.7%	10.0%	30.5%
NASDAQ Average			$55.4	11.1%	9.8%	11.1%	34.1%
NASDAQ Median			$33.6	16.0%	13.2%	7.2%	42.4%

(1)	Closing prices based on published financial sources.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above are exactly similar to us. The pricing ratios for their offerings were different from the pricing ratios for our common stock and the market conditions in which these offerings were completed were, in most cases, different from current market conditions. The performance of these stocks may not be indicative of how our stock will perform.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 13.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 4,250,000 shares of common stock, we may take the following steps to issue the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations; and/or

•	extend the offering beyond [ , 2011], so long as we resolicit subscriptions that we have previously received in the offering.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount, will be given the opportunity to increase their subscription up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. Without further notice to you, the number of shares of common stock to be sold may be increased up to 6,612,500 to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. If our pro forma market value at that time is either below $42.5 million or above $66.1 million, then we may:

•	terminate the offering and promptly return all funds;

•	extend the offering beyond [extension date], so long as we resolicit subscriptions that we have previously received in the offering;

•	set a new offering range; or

•

take such other actions as may be permitted (or not prohibited) by the North Carolina Commissioner of Banks, the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission.

In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his, her or its stock order will be canceled and payment will be returned promptly, with interest calculated at the Bank’s statement savings rate, and deposit account withdrawal authorizations will be canceled.

Possible Termination of the Offering

We may terminate the offering at any time and for any reason prior to the special meeting of voting members that is being called to vote upon the conversion, and at any time after member approval, and any required approval of the North Carolina Commissioner of Banks and the Board of Governors of the Federal Reserve System. If we terminate the offering, we will promptly return your funds with interest calculated at the Bank’s statement savings rate, and we will cancel deposit account withdrawal authorizations.

How We Intend to Use the Proceeds From the Offering

We intend to invest up to 90% of the net proceeds from the offering in the Bank as capital and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 5,750,000 shares of common stock in the offering, and we have net proceeds of $54.3 million, we intend to invest up to $48.8 million in the Bank and retain the remaining $5.4 million of the net proceeds.

The following table summarizes how we intend to use the net proceeds from the offering, based on the sale of shares at the minimum, midpoint, maximum and adjusted maximum of the offering range:

	Minimum (4,250,000 shares)		Midpoint (5,000,000 shares)		Maximum (5,750,000 shares)		Adjusted Maximum (6,612,500 shares)
	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$42,500		$50,000		$57,500		$66,125
Less: offering expenses	(2,671)		(2,952)		(3,233)		(3,557)

Net offering proceeds	39,829	100.0%	47,048	100%	54,267	100.0%	62,568	100.0%

Use of net proceeds:
Proceeds contributed to Macon Bank	$35,846	90.0%	$42,343	90.0%	$48,840	90.0%	$56,311	90.0%
Proceeds remaining for Macon Financial	3,983	10.0%	4,705	10.0%	5,427	10.0%	6,257	10.0%

Subject to receiving any necessary regulatory approvals, we may use the funds we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Additionally, the Bank may use the proceeds it receives from Macon Financial to support increased lending and other products and services.

Please see the section entitled “How We Intend to Use the Proceeds from the Offering” on page      for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

You may not sell or transfer your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription offering priority than you do. In addition, the stock order form requires that you list all loans and deposit accounts, giving all names on each loan and account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 152,000 shares ($1.5 million) of common stock in the offering, or 3.5% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Directors and Executive Officers” on page      for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Shareholders Following the Conversion

The plan of conversion permits the Bank’s tax-qualified employee benefit plans (if any) to purchase shares of common stock in the subscription offering. However, no employee benefit plans will participate in the offering.

Our current intention is to adopt one or more stock-based benefit plans no earlier than 12 months after completion of the conversion. Shareholder approval of these plans will be required. Shares for such plans may be issued out of authorized but unissued shares or repurchased shares and/or may be purchased in the open market. We have not yet determined the number of shares that would be reserved for issuance under these plans.

In addition to the stock-based benefit plans that we may adopt, we intend to enter into employment and change of control agreements and severance and non-competition agreements with certain of our executive and other officers. See “– Executive Officer Compensation” and “– Benefits to be Considered Following Completion of the Conversion” on page      for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors – The implementation of stock-based benefit plans may dilute your ownership interest and increase our costs, which will reduce our income,” on page      and “– Benefits to be Considered Following Completion of the Conversion” on page     .

Market for Common Stock

We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “            .” Raymond James & Associates, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “– Market for the Common Stock” on page     .

Our Policy Regarding Dividends

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. Under the Bancorp MOU, we may not declare or pay any dividends without the prior approval of the Federal Reserve Bank of Richmond. Initially, we do not intend to pay any cash dividends following the offering. The payment and amount of any future dividend payments will depend upon a number of factors.

For further information, see “Our Policy Regarding Dividends” on page     .

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Macon Financial, Bancorp, the Bank, or persons eligible to subscribe in the subscription offering. See “– Material Income Tax Consequences” on page      for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by Bancorp’s voting members. A special meeting of voting members to consider and vote upon the plan of conversion has been set for [            , 2011];

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•

we receive all requisite regulatory approvals to complete the conversion and the offering, including approvals from the North Carolina Commissioner of Banks and the Board of Governors of the Federal Reserve System.

How You Can Obtain Additional Information

Our branch office personnel may not assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at             , Monday through Friday between          a.m. and          p.m., Eastern Daylight Time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [            , 2011], NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [             , 2011].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

The Bank is subject to the Bank MOU and Bancorp is subject to the Bancorp MOU (together, the “Memoranda”) which require elevated capital ratios and other actions; failure to comply with the terms of the Memoranda may result in adverse consequences. In accordance with the terms of the Bank MOU, the Bank has agreed to, among other things, (1) increase regulatory capital to achieve and maintain a Tier I Leverage Capital ratio of not less than 8% and a Total Risk-Based Capital ratio of not less than 12%, (2) develop specific plans and proposals for the reduction and improvement of lines of credit which are subject to adverse classification, (3) review its overall liquidity objectives and develop plans and procedures aimed at reducing reliance on volatile liabilities to fund longer term assets, (4) establish and maintain an adequate allowance for loan losses, and (5) approve an enhanced loan loss reserve policy to incorporate recommendations of the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (“Commissioner,” and together with the FDIC, the “Bank Supervisory Authorities”). In addition, the Bank must obtain regulatory approval prior to paying any dividends to Bancorp. The Bank MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the Bank Supervisory Authorities.

Under the Bancorp MOU, Bancorp has agreed to, among other things, (1) not declare or pay any dividends, including payments on its trust preferred securities, without the prior approval of the Federal Reserve Bank of Richmond (“FRB”), (2) not directly or indirectly take dividends or any other form of payments representing a reduction in capital from the Bank without the prior written approval of the FRB, (3) not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the FRB, (4) preserve our cash assets and not dissipate those assets except for the benefit of the Bank, and (5) take appropriate steps to ensure that the Bank complies with any order, or other supervisory action entered into with the Bank’s federal and state regulators. The Bancorp MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the FRB.

Bancorp and the Bank have taken and continue to take prompt and aggressive action to respond to the issues raised in the Memoranda. A material failure to comply with the terms of the Memoranda could subject Bancorp or the Bank to additional regulatory actions, including a consent order or other action, and further regulation, which may have a material adverse effect on our future business, results of operations and financial condition. For additional information regarding the Memoranda, see “– Memoranda of Understanding” on page     .

We must raise sufficient capital to comply with the elevated capital requirements of the Bank MOU. The resulting capital cushion may not be sufficient to absorb additional loan losses and maintain such compliance. As part of the Bank MOU, the Bank Supervisory Authorities require the Bank to maintain a Tier I Leverage Capital ratio of not less than 8% and a Total Risk-Based Capital ratio of not less than 12%. At March 31, 2011, the Bank had a Tier I Leverage Capital ratio of 7.07%, and a Total Risk-Based Capital ratio of 11.55%. Even though we expect the Bank to exceed these higher capital requirements after the offering, its capital cushion may not be sufficient to cover future losses. At the minimum offering, the Bank’s pro forma Total Risk-Based Capital ratio is expected to be 16.61% with a capital cushion of $31.9 million in excess of the required capital level. Any increased provision expenses to fund its allowance for loan losses and increased real estate liquidation expenses will negatively impact the Bank’s capital cushion. If the Bank’s capital cushion is impacted such that its capital ratios do not comply with the requirements of the Bank MOU, the Bank Supervisory Authorities could take additional enforcement action against the Bank, including the imposition of monetary penalties, as well as further operating restrictions.

We initially will not pay dividends or repurchase our common stock after the offering. Under the Bancorp MOU, we may not declare or pay any dividends without the prior approval of the FRB. Following the conversion and offering, we initially will not pay dividends on our common stock and will not repurchase our common stock, which may negatively impact our stock price. For further information, see “Our Policy Regarding Dividends” on page     .

We recorded losses in the last three months and last two full fiscal years and losses may continue in the future, which may negatively impact our stock price. During the three months ended March 31, 2011, and the years ended December 31, 2010 and 2009, we recorded net losses of $8.9 million, $14.3 million and $7.8 million, respectively. These losses were primarily due to provisions for loan losses of $9.8 million, $18.9 million and $21.9 million, respectively. Another contributing factor has been our high levels of non-performing assets, for which we do not record interest income. These assets totaled $96.7 million at March 31, 2011; $97.1 million at December 31, 2010; and $66.5 million at December 31, 2009. Our ability to return to profitability will depend, in part, on reducing the amount of our provision for loan losses and other expenses, and reducing our level of non-performing assets. Continued losses may negatively impact our stock price.

We may be required to increase the valuation allowance against our deferred tax assets. As of March 31, 2011, we had net deferred tax assets of $17.4 million before a valuation allowance. During 2010, we reached a three-year pre-tax cumulative loss position. Under accounting principles generally accepted in the United States (“GAAP”), a cumulative loss position is considered significant evidence which makes it very difficult for us to rely on future earnings as a reliable source of future taxable income to realize deferred tax assets. Accordingly, we have established a valuation allowance against our net deferred tax assets as of March 31, 2011, totaling $11.8 million because we believe that it is not likely that all of these assets will be realized. This valuation allowance resulted in an unreserved net deferred tax asset of $5.6 million at March 31, 2011. In determining the amount of the valuation allowance, we considered the reversal of deferred tax liabilities, and the ability to carry back losses to prior years. This process required significant judgment by management about matters that are by nature uncertain. It is likely we will need to increase our valuation allowance in the coming quarters as we work through some of our problem assets, which could have a material adverse effect on our results of operations and financial condition.

Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected. We maintain an allowance for loan losses, which is a reserve established through a provision for possible loan losses charged to our expenses and represents management’s best estimate of probable losses within our existing portfolio of loans. Our allowance for loan losses amounted to $20.9 million at March 31, 2011, as compared to $17.2 million at December 31, 2010. The level of the allowance reflects management’s estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio, which have been increasing in light of recent economic conditions. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. An independent third party recently reviewed a significant portion of our loans, completing its review in January of 2011. Based on its estimates using the highest range of potential losses, our expense relating to the additional provision for loan losses could be increased substantially. In addition, we anticipate that bank regulatory agencies will review our allowance for loan losses during our next examination, and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. Finally, the appointment of a new Chief Credit Officer in February of 2011 may result in changes to our loan loss methodology and increases in our provisions for loan losses. Any such increases may have a material adverse effect on our results of operations, financial condition and the value of our common stock.

Our construction and land development, commercial real estate, and home equity and line of credit lending may expose us to a greater risk of loss and hurt our earnings and profitability. Historically, our business strategy has centered, in part, on offering construction and land development, commercial, and home equity and line of credit loans secured by real estate in order to expand our net interest margin. These types of loans generally have higher risk-adjusted returns and shorter maturities than traditional one- to four-family residential mortgage loans. At March 31, 2011, construction and land development, commercial, and home equity loans and lines of credit secured by real estate totaled $430.5 million, which represented 62.3% of total loans. Such loans increase our credit risk profile relative to other financial institutions that have higher concentrations of one- to four-family loans.

Loans secured by commercial or land development real estate properties are generally for larger amounts and involve a greater degree of risk than one- to four-family residential mortgage loans. Payments on loans secured by these properties generally are dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although our underwriting criteria are designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will safeguard against material delinquencies and losses to our operations.

At March 31, 2011, we had loans of $154.8 million, or 22.4% of total loans, outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in our primary market area are not being completed in a timely manner, if at all.

Home equity loans and lines of credit typically involve a greater degree of risk than one- to four-family residential mortgage loans. Equity line lending allows customer to access an amount up to his, her or its line of credit limit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one- to four-family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. We cannot predict when and to what extent our customers will access their equity lines. While we seek to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.

Repayment of our commercial business loans is primarily dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. We offer different types of commercial loans to a variety of small to medium-sized businesses, and intend to increase our commercial business loan portfolio in the future. The types of commercial loans offered are business lines of credit and term equipment financing. Our commercial business loans are primarily underwritten based on the cash flow of the borrowers and secondarily on the underlying collateral, including real estate. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Some of our commercial business loans are collateralized by equipment, inventory, accounts receivable or other business assets, and the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use.

As of March 31, 2011, our commercial business loans totaled $15.1 million, or 2.2% of our total loan portfolio. Non-accruing commercial business loans totaled $0.9 million and $1.1 million as of March 31, 2011 and December 31, 2010, respectively.

Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations. A portion of our residential and commercial lending is secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by improved property for one- to four-family residential mortgage loans. Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business. At March 31, 2011, loans secured by vacant or unimproved property totaled $44.4 million, or 6.4% of our loan portfolio. These loans are susceptible to adverse conditions in the real estate market and local economy.

We continue to hold and acquire a significant amount of other real estate, which has led to increased operating expenses and vulnerability to additional declines in real property values. We foreclose on and take title to real estate serving as collateral for many of our loans as part of our business. Real estate owned by us and not used in the ordinary course of our operations is referred to as “real estate owned” or “REO.” At March 31, 2011, we had REO with an aggregate book value of $23.5 million, compared to $21.5 million at December 31, 2010. We obtain appraisals prior to taking title to real estate and periodically thereafter. However, due to the continued deterioration in real estate prices in our market areas, there can be no assurance that such valuations will reflect the amount which may be paid by a willing purchaser in an arms-length transaction at the time of the final sale. Moreover, we cannot assure investors that the losses associated with REO will not exceed the estimated amounts, which would adversely affect future results of our operations.

The calculation for the adequacy of write-downs of our REO is based on several factors, including the appraised value of the real property, economic conditions in the property’s sub-market, comparable sales, current buyer demand, availability of financing, entitlement and development obligations and costs and historic loss experience. All of these factors have caused further write-downs in recent periods and can change without notice based on market and economic conditions. High levels of non-performing assets indicate that REO balances will continue to be high for the foreseeable future. Increased REO balances have led to greater expenses as we incur costs to manage and dispose of the properties. We expect that our earnings will continue to be negatively affected by various expenses associated with REO, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments and other expenses associated with property ownership, as well as by the funding costs associated with assets that are tied up in REO. Moreover, our ability to sell REO is affected by public perception that banks are inclined to accept large discounts from market value in order to quickly liquidate properties. Any further decrease in market prices may lead to further REO write-downs, with a corresponding expense in our statement of operations. Further write-downs on REO or an inability to sell REO properties could have a material adverse effect on our results of operations and financial conditions. Furthermore, the management and resolution of non-performing assets, which include REO, increases our costs and requires significant commitments of time from our management and directors, which can be detrimental to the performance of their other responsibilities. The expenses associated with REO and any further property write-downs could have a material adverse effect on our financial condition and results of operations.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business. A significant portion of our loan portfolio is secured by real estate. As of March 31, 2011, approximately 97% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our market areas could continue to result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and shareholders’ equity could be adversely affected. The declines in home prices in the markets we serve, along with the reduced availability of mortgage credit, also may result in increases in delinquencies and losses in our portfolio of loans related to residential real estate construction and development. Further declines in home prices coupled with a deepened economic recession and continued rises in unemployment levels could drive losses beyond that which is provided for in our allowance for loan losses. In that event, our earnings could be adversely affected.

Additionally, recent weakness in the secondary market for residential lending could have an adverse impact on our profitability. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for and liquidity of most mortgage loans other than conforming Fannie Mae and Freddie Mac loans. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, mortgage loan originations and gains on sale of mortgage loans. Continued declines in real estate values and home sales volumes, and financial stress on borrowers as a result of job losses or other factors, could have further adverse effects on our borrowers that result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

Continued and sustained deterioration in the housing sector and related markets and prolonged elevated unemployment levels may adversely affect our business and financial results. During 2009 and much of 2010, general economic conditions continued to worsen nationally as well as in our market areas. Our lending business is tied, in large part, to the real estate market. Declines in home prices and increases in foreclosures and unemployment have adversely impacted the credit performance of real estate related loans, resulting in the write-down of asset values. The continuing housing slump has resulted in reduced demand for the construction of new housing, further declines in home prices, and increased delinquencies on construction, residential and commercial mortgage loans. The ongoing concern about the stability of the financial markets in general has caused many lenders to reduce or cease providing funding to borrowers. These conditions may also cause a further reduction in loan demand, and increases in our non-performing assets, net charge-offs and provisions for loan losses. A worsening of these negative economic conditions could adversely impact our prospects for growth and asset valuations and could result in a decrease in our interest income and a material increase in our provision for loan losses.

Concentration of collateral in our primary market area, which has recently experienced declines in valuations, may increase the risk of increased non-performing assets. Our primary market area consists of the Western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania. At March 31, 2011, approximately $506.8 million, or 73.4%, of our loans were secured by real estate located within this area. Declines in the valuations of real estate within our primary market area have adversely impacted the credit performance of real estate related loans, resulting in the write-down of asset values and an increase in non-performing assets. According to the multiple listing service (MLS) data available for the Franklin, North Carolina area, the median sales price for existing single family homes in this area decreased from $182,071 in 2007 to $135,224 in 2010. We believe that this change in median sales prices is indicative of changes throughout our primary market area. By contrast, the median sales price for existing homes in the U.S. decreased from $217,900 in 2007 to $173,100 in 2010. A continued decline in real estate values in our primary market area would lower the value of the collateral securing loans on properties in this area, and may increase our level of non-performing assets.

High loan-to-value ratios on a significant portion of our other construction and land and residential construction loan portfolio expose us to greater risk of loss. Many of our loans have high loan-to-value ratios, i.e. 85% and above for residential construction loans, 75% and above for land development and lot loans and commercial land loans, and 65%and above for undeveloped land loans. At March 31, 2011, approximately $28.0 million, or 18% of our other construction and land and residential construction loans had high loan-to-value ratios, and we had commitments to extend an additional $0.5 million related to these loans. Because real estate values have declined in our market areas, many of our loans that once were below the regulatory thresholds now exceed these loan-to-value thresholds. Loans with high loan-to-value ratios are more sensitive to declining property values than those with lower loan-to-value ratios and, therefore, experience a higher incidence of default and severity of losses. In addition, if our borrowers sell the properties, they may be unable to repay their loans in full from the proceeds of the sales. Furthermore, most of our acquisition, development and construction loans have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment due to the loans repricing upward as market rates rise. For these reasons, these loans may experience higher rates of delinquencies, defaults and losses.

Future changes in interest rates could reduce our profits. Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

Timing differences that can result from our interest-earning assets not repricing at the same time as our interest-bearing liabilities can negatively impact our net interest income. In addition, the amount of change in interest-earning assets and interest-bearing liabilities can also vary and present a risk to the amount of net interest margin earned. We generally employ market indexes when making portfolio loans in order to reduce the interest rate risk in our loan portfolio. Those indexes may not move in tandem with changes in rates of our funding sources, depending on market demand. As part of our achieving a balanced earning asset portfolio and earning acceptable yields, we also invest in longer term fixed rate municipal securities and in securities which have issuer callable features. These securities could reduce our net interest income or lengthen the average life during periods of high interest rate volatility. We also employ forecasting models to measure and manage the risk within stated policy guidelines. Notwithstanding these tools and practices, we are not assured that we can reprice our assets commensurately to interest rate changes in our funding sources, particularly during periods of high interest rate volatility. The difference in the timing of repricing our assets and liabilities may result in a decline in our earnings.

As we take steps to implement our operating strategy, our total loan balance may decline, which may negatively impact our net interest income. At March 31, 2011, our non-owner occupied commercial real estate and other construction and real estate loans totaled $253.0 million, or 35%, of our total loan portfolio. Since mid-2007, we have sought to reduce our concentration in this and other higher risk loan categories. In the future, we intend to increase our focus on small business and private banking customers. As we seek to change the mix of our loan portfolio and reduce our higher risk loan concentrations, it is possible that our total loan balance may decline, which in turn may negatively impact interest income.

Strong competition within our market areas may limit our growth and profitability. Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “– Competition” on page     .

The financial services industry could become even more competitive as a result of continuing technological changes and increasing consolidation. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We are subject to extensive regulation and oversight, and, depending upon the findings and determinations of our regulatory authorities, we may be required to make adjustments to our business, operations or financial position and could become subject to formal or informal regulatory action. We are subject to extensive regulation and supervision, including examination by federal and state banking regulators. Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on us if they determine, upon conclusion of their examination or otherwise, violations of laws with which we must comply or weaknesses or failures with respect to general standards of safety and soundness, including, for example, in respect of any financial concerns that the regulators may identify and desire for us to address. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, consent orders, civil money penalties and termination of deposit insurance and bank closure. Enforcement actions may be taken regardless of the capital levels of the institutions, and regardless of prior examination findings. In particular, institutions that are not sufficiently capitalized in accordance with regulatory standards may also face capital directives or prompt corrective actions. Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions, paying dividends or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations. The imposition of regulatory sanctions, including monetary penalties, may have a material impact on our financial condition and results of operations and/or damage our reputation. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities and limit our ability to raise capital. See “– Memoranda of Understanding” on page     .

Financial reform legislation enacted by Congress in 2010 is expected to increase our costs of operations. In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This new law significantly changes the current bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations. Although some of these regulations have been promulgated or issued for comment in recent months, many of these required regulations are still being drafted. Consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act will have a near-term effect on us. For example, the federal prohibitions on paying interest on demand deposits will be eliminated on July 21, 2011, thus allowing businesses to have interest-bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse effect on our interest expense and could adversely impact our ability to compete with larger financial institutions that have more diverse sources of revenues which may allow them to offer higher interest rates on certain types of demand deposit accounts.

The Dodd-Frank Act permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest bearing transaction accounts have unlimited deposit insurance through December 31, 2012. This increase will result in a larger amount of insured deposits, thereby possibly increasing the amounts of deposit insurance assessments imposed by the FDIC. The Dodd-Frank Act also broadened the base for insurance fund assessments by calculating the assessment owed by an institution in relation to its average consolidated total assets less its tangible equity capital. It also required that institutions having more than $10 billion in assets bear a disproportionate share of the assessments necessary to raise the FDIC’s reserve ratio to 1.35% of insured deposits by 2020. Although the broadening of the assessment base and the placing of a disproportionate share upon larger institutions have had a positive impact upon the deposit insurance expense of the Bank and other community financial institutions, there can be no assurance that a variety of factors, including the increase in insured deposits covered by FDIC deposit insurance, a continued high incidence of bank failures, and possible increases in the FDIC reserve ratio beyond 1.35%, will not cause the Bank’s deposit insurance expense to increase significantly in the future.

The Dodd-Frank Act requires publicly traded companies to provide shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission (“SEC”) to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to promulgate rules prohibiting excessive compensation paid to executives of banks and bank holding companies having more than $1.0 billion in assets, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau (the “Bureau”) with broad powers to supervise and enforce consumer protection laws. The Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Bureau also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Smaller banks and savings institutions will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is expected that the Dodd-Frank Act and the regulations it requires could increase the interest and operating expenses of the Bank and comparable financial institutions. It is also expected that a number of the provisions of the Dodd-Frank Act and related regulations could adversely impact the mortgage loan and small business loan activities of the Bank and other community financial institutions. These include restricting the methods by which the compensation of mortgage originators may be calculated; creating potential defenses to foreclose upon defaulted home mortgage loans not meeting characteristics established by federal banking regulators; limiting the ability of community financial institutions to originate and sell certain types of home mortgages to securitizers of mortgage-backed securities; and requiring the collection and reporting of substantial data and certain types of small business loan applications. Although neither the possible increase in the Bank’s interest and operating expenses, nor any one or more of the other aspects of the Dodd-Frank Act discussed above may have a material effect upon our future financial performance by themselves, the specific impact of the Dodd-Frank Act cannot be determined with specificity until after all required or otherwise proposed regulations are issued in final form. We believe that our operating income will be adversely affected, as will the operating income of other community financial institutions, in the future as a consequence of the implementation of the Dodd-Frank Act. Because of the current uncertainty about the schedule of implementation, the breadth of the regulations expected to be issued, and other similar factors, we cannot quantify the amount of any adverse impact.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services. We are dependent upon the services of our management team. Our strategy and operations are directed by the executive management team. Any loss of the services of our President and Chief Executive Officer or other members of our management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets.

The fair value of our investments could decline. As of March 31, 2011, our entire investment portfolio was designated as available-for-sale. Unrealized gains and losses in the estimated value of the available-for-sale portfolio must be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income. Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The fair value of our investment portfolio may decline, causing a corresponding decline in shareholders’ equity.

Continued or further declines in the value of certain investment securities could require write-downs, which would reduce our earnings. Our securities portfolio includes securities that have declined in value due to negative perceptions about the health of the municipal securities sector. A prolonged decline in the value of these or other securities could result in an other-than-temporary impairment write-down which would reduce our earnings.

If our investment in the common stock of the Federal Home Loan Bank (“FHLB”) of Atlanta is classified as other-than-temporarily impaired or as permanently impaired, our earnings and shareholders’ equity could decrease. We own common stock of the FHLB of Atlanta. We hold this stock to qualify for membership in the FHLB system and to be eligible to borrow funds under the FHLB of Atlanta’s credit advances program. The aggregate cost and fair value of our FHLB of Atlanta common stock as of March 31, 2011 was $11.0 million, based on its par value. There is no market for this stock.

Published reports indicate that certain member banks of the FHLB system may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a FHLB, including the FHLB of Atlanta, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in FHLB of Atlanta common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and shareholders’ equity to decrease by the after-tax amount of the impairment charge.

Changes in accounting standards could affect reported earnings. The accounting standard setters, including the Public Company Accounting Oversight Board (“PCAOB”), the Financial Accounting Standards Board (“FASB”), the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that governs or will govern, following the conversion, the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

We are subject to environmental liability risk associated with our lending activities. A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations of enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact our business. Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue, and/or cause us to incur additional expenses. Although management has established disaster recovery plans and procedures, the occurrence of any such event could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to the Offering

We have broad discretion in using the net proceeds of the offering. Our failure to effectively use such proceeds could reduce our profits. We will contribute up to 90% of the net proceeds to the Bank to strengthen its capital position and help expedite plans to dispose of adversely classified assets. Subject to the terms of the Bancorp MOU, if it has not then been terminated, we may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of our common stock, purchase investment securities, make further investments in the Bank, acquire other financial services companies or for other general corporate purposes. Subject to any required regulatory approvals, the Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

The future price of our common stock may be less than the purchase price in the offering. If you purchase shares of common stock in the offering, you may not be able to sell them at or above the purchase price in the offering. The aggregate purchase price of the shares of common stock sold in the offering is determined by an independent, third-party appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.

We have never issued capital stock and there is no guarantee that a liquid market will develop. We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “        ,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Raymond James & Associates, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the NASDAQ Global Market, which could reduce the liquidity of our common stock.

Our ability to realize our deferred tax asset and deduct certain future losses could be limited if we experience an ownership change as defined in the Internal Revenue Code of 1986, as amended (“Code”). Section 382 of the Code may limit the benefit of both net operating losses incurred to date and future “built-in-losses” which exist at the time of an “ownership change.” A Section 382 “ownership change” occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50% over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of losses we can use to reduce our taxable income equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” A number of special rules apply to calculating this limit. The limitations contained in Section 382 apply for a five-year period beginning on the date of the “ownership change” and any losses that are limited by Section 382 may be carried forward and reduce our future taxable income for up to 20 years, after which they expire. The completion of this offering could cause us to experience an “ownership change”. Even if we do not experience an “ownership change” immediately following the closing of the offering, the conversion and the offering materially increase the risk that we could experience an “ownership change” in the future. The relevant calculations under Section 382 are technical and highly complex. If an “ownership change” were to occur, it is possible that the limitations imposed could cause a net increase in our federal income tax liability and cause federal income taxes to be paid earlier than if such limitations were not in effect. Any such “ownership change” could have a material adverse effect on our results of operations and financial condition.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements. This will increase our operating expenses. In connection with the offering, we are becoming a public company. Following the conversion, federal securities laws and regulations of the SEC will require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting and reporting processes, and hire additional accounting, internal audit and/or compliance personnel, which will increase our operating costs.

The implementation of stock-based benefit plans may dilute your ownership interest and increase our costs, which will reduce our income. Historically, shareholders have approved these stock-based benefit plans. We intend to adopt one or more stock-based benefit plans, no sooner than 12 months after the offering, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the offering. Any awards of common stock will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. These stock-based benefit plans will be funded through either open market purchases of shares of common stock and/or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. If we do not repurchase shares of common stock to fund these plans, then shareholders would experience a reduction in their ownership interest.

Although the implementation of the stock-based benefit plan will be subject to shareholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by shareholders.

We intend to enter into employment and change of control agreements with certain of our officers, all of which may increase our compensation costs or increase the cost of acquiring us. We intend to enter into employment and change of control agreements with Roger D. Plemens, our President and Chief Executive Officer, W. David Sweatt, Executive Chairman of the Bank, and Gary L. Brown, our First Vice President and Chief Credit Officer. In the event of termination of employment of all three of these persons other than for cause, or in the event of certain types of termination following a change in control, as set forth in the agreements, and assuming the agreements were in effect, the agreements provide for cash severance benefits that would cost up to approximately $         million in the aggregate.

Bancorp has outstanding subordinated debentures, which will rank senior to our common stock. Bancorp has issued $14.4 million in subordinated debentures in connection with the issuance of trust preferred securities by its trust subsidiary. These debentures will rank senior to shares of our common stock. As a result, we must make dividend payments on the trust preferred securities before any dividends can be paid on the common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the trust preferred securities must be satisfied before any distributions can be made on the common stock. In order to preserve capital, as required by the Bancorp MOU, Bancorp has deferred payment of dividends on the trust preferred securities since December 30, 2010, and we do not intend to seek FRB approval to resume paying dividends until after the offering closes. If we do not resume payment of dividends on the trust preferred securities including payment of any deferred dividends and applicable interest, no dividends may be paid on the common stock. If we do not resume payment of dividends on the trust preferred securities including payment of any deferred dividends and applicable interest, before December 2015, we will be considered to be in default.

Our articles of incorporation and bylaws may prevent or impede the holders of our common stock from obtaining representation on the Board of Directors and may impede any takeovers of us; this may negatively affect our stock price. Provisions in our articles of incorporation (our “Articles”) and bylaws (our “Bylaws”) may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of us more difficult. For example, it is anticipated that following our first annual meeting of shareholders our Board of Directors will be divided into three staggered classes. A classified board of directors makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our Articles include a provision that for three years following the conversion, no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. Our Articles and Bylaws restrict who may call special meetings of shareholders and how directors may be removed from office. Additionally, in certain instances, a supermajority vote of our shareholders may be required to approve a merger or other business combination with a large shareholder, if the proposed transaction is not approved by a majority of our directors. See “– Certain Restrictions Having Anti-Takeover Effect” on page     .

Our common stock will not be FDIC insured. Our common stock is not a savings or deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of principal. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, holders of our common stock may lose some or all of their investment.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our Consolidated Financial Statements. The following is only a summary and you should read it in conjunction with the Consolidated Financial Statements and Notes beginning on page     . The information at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived in part from our audited Consolidated Financial Statements that appear in this prospectus. The operating data for the three months ended March 31, 2011 and 2010 and the financial condition data at March 31, 2011 and 2010, was not audited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2011	At December 31,
		2010	2009	2008	2007	2006
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$932,845	$1,021,777	$1,078,537	$1,114,528	$1,047,901	$988,363
Cash and cash equivalents	20,290	18,048	34,344	26,629	16,145	14,360
Securities available for sale	154,803	216,797	193,577	208,484	139,784	135,521
Loans receivable, net	667,714	698,309	753,966	802,804	819,615	784,578
Bank owned life insurance	18,476	18,315	17,701	17,074	10,631	11,739
FHLB stock, at cost	10,979	10,979	12,288	12,616	13,522	10,065
Real estate owned	23,491	21,511	22,829	5,531	2,198	1,651
Deposits	782,135	798,419	790,408	716,005	675,896	697,989
FHLB advances	65,900	128,400	178,400	238,400	259,950	183,500
Securities sold under agreements to repurchase	—	—	—	—	—	10,000
Other borrowings	—	—	—	40,000	—	—
Junior subordinated debt	14,433	14,433	14,433	14,433	14,433	14,433
Total net worth	56,330	65,968	81,631	88,744	81,080	69,792

	For the three months ended March 31,		For the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$10,314	$12,521	$47,326	$56,020	$64,725	$71,599	$64,934
Interest expense	4,243	5,508	20,451	26,115	33,296	38,323	32,364

Net interest income	6,071	7,013	26,875	29,905	31,429	33,276	32,570
Provision for loan losses	9,765	3,849	18,926	21,851	6,210	1,995	1,695

Net interest and dividend income (loss) after provision for loan losses	(3,694)	3,164	7,949	8,054	25,219	31,281	30,875
Noninterest income	2,682	2,006	6,689	8,292	6,412	6,221	6,281
Noninterest expense	7,885	5,870	25,191	30,224	22,206	21,588	20,251

Income (loss) before income tax expense (benefit)	(8,897)	(700)	(10,553)	(13,878)	9,425	15,914	16,905
Income tax expense (benefit)	—	(463)	3,705	(6,091)	2,964	5,206	6,364

Net income (loss)	$(8,897)	$(237)	$(14,258)	$(7,787)	$6,461	$10,708	$10,541

	At or for the three months ended March 31,		At or for the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Selected Financial Ratios and Other Data (1) :

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	(3.49)%	(0.09)%	(1.32)%	(0.70)%	0.60%	1.05%	1.10%
Return on average equity (ratio of net income to average equity)	(56.94)	(1.16)	(17.98)	(8.82)	7.68	14.17	16.51
Tax equivalent net interest rate spread	2.58	2.75	2.61	2.70	2.76	2.95	3.30
Tax equivalent net interest margin	2.71	2.93	2.77	2.95	3.13	3.43	3.65
Efficiency ratio (2)	90.08	65.08	75.05	79.13	58.68	54.66	52.12
Core efficiency ratio (3)	67.72	54.67	57.19	54.44	55.84	54.34	51.78
Noninterest expense to average total assets	3.10	2.17	2.33	2.71	2.05	2.11	2.11
Average interest-earning assets to average interest-bearing liabilities	107.07	107.95	108.17	109.88	111.55	112.26	109.58
Equity to assets	6.04	7.54	6.46	7.57	7.96	7.74	7.06
Tangible equity to tangible assets (4)	5.80	7.29	6.22	7.31	7.71	7.42	6.76
Average equity to average assets	6.14	7.54	7.34	7.91	7.76	7.38	6.66

Asset Quality Ratios:
Non-performing loans to total loans (5)	10.59%	6.34%	10.53%	5.64%	5.31%	0.69%	0.54%
Non-performing assets to total assets (5)	10.36	6.71	9.50	6.17	4.40	0.76	0.60
Allowance for loan losses to non-performing loans	28.52	20.11	22.75	40.67	30.27	165.11	188.23
Allowance for loan losses to total loans	3.03	2.42	2.40	2.30	1.61	1.15	1.02
Net charge-offs to average loans	3.48	1.76	2.61	2.17	0.31	0.07	0.02
Loan loss provision/ net charge-offs	160.19	114.42	97.04	126.70	242.29	1,042.04	1,086.54

Capital Ratios (Bank level only):
Total capital (to risk-weighted assets)	11.55%	13.46%	12.18%	13.36%	13.86%	12.94%	12.10%
Tier I capital (to risk-weighted assets)	10.28	12.20	10.91	12.10	12.60	11.75	11.03
Tier I capital (to average assets)	7.07	8.78	7.63	8.55	9.25	9.18	8.44

Capital Ratios (Company):
Total capital (to risk-weighted assets)	11.54%	13.48%	12.18%	13.38%	13.88%	12.96%	12.12%
Tier I capital (to risk-weighted assets)	10.27	12.22	10.92	12.12	12.63	11.78	11.06
Tier I capital (to average assets)	7.06	8.79	7.64	8.57	9.30	9.20	8.46

Other Data:
Number of offices	11	11	11	11	11	11	10
Full time equivalent employees	175	178	175	179	188	196	192

(1)	Financial ratios for the quarters ended March 31, 2011 and 2010 are annualized.
(2)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(3)	The core efficiency ratio represents noninterest expense excluding loss on real estate owned, real estate owned expense, and, in the March 31, 2011 quarter, gain on sale of investments and FHLB advance prepayment fee expense, divided by the sum of net interest income and noninterest income. Quarter ended March 31, 2011 securities gains and FHLB advance prepayment expense resulted from a one-time portfolio restructuring. See “Comparison of Operating results for the Three Months Ended March 31, 2011 and 2010” on page .
(4)	Tangible equity and tangible assets are net of mortgage servicing rights, which are the only intangible asset.
(5)	Non-performing loans include non-accruing loans, loans delinquent 90 days or greater and still accruing interest, and troubled debt restructurings still accruing interest.

The following table shows the differences between the efficiency ratio and core efficiency ratio for the periods indicated, and the adjustments to reconcile equity to tangible equity.

	For the three months ended March 31,		For the years ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Efficiency ratio	90.08%	65.08%	75.05%	79.13%	58.68%	54.66%	52.12%

Non interest expense - GAAP	$7,885	$5,870	$25,191	$30,224	$22,206	$21,588	$20,251
Effect to adjust non interest expense:
Loss on real estate owned	845	827	5,127	8,690	837	30	26
Real estate owned expense	806	112	870	738	237	96	107
FHLB advance prepayment - restructuring transaction	1,412	—	—	—	—	—	—

Core Non interest expense	$4,822	$4,931	$19,194	$20,796	$21,132	$21,462	$20,118
Non interest income - GAAP	$2,682	$2,006	$6,689	$8,292	$6,412	$6,221	$6,281
Effect to adjust non interest income:
Gain on sale of investments - restructuring transaction	1,633	—	—	—	—	—	—

Core non interest income	$1,049	$2,006	$6,689	$8,292	$6,412	$6,221	$6,281
Net interest income - GAAP	6,071	7,013	26,875	29,905	31,429	33,276	32,570

Net effect to adjust core efficiency ratio	22.36%	10.41%	17.87%	24.68%	2.84%	0.32%	0.34%

Core efficiency ratio	67.72	54.67	57.19	54.44	55.84	54.34	51.78

	For the quarter ended March 31,	For the years ended December 31,
	2011	2010	2009	2008	2007	2006
Equity	$56,330	$65,968	$81,631	$88,744	$81,080	$69,792
Effect to adjust for intangibles:
Mortgage loan servicing rights	2,370	2,533	3,024	3,042	3,582	3,210

Tangible equity	$53,960	$63,435	$78,607	$85,702	$77,498	$66,582

The core efficiency ratio above excludes the effects of loss from the sale of REO, and REO expenses from the maintenance of properties while held as REO. The core efficiency ratio also excludes the March 31, 2011 quarter gain on sale of investments income and FHLB prepayment fees that resulted from restructuring to our balance sheet.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our failure to comply with the terms of the Memoranda;

•	the effect of the requirements of the Memoranda to which we are subject and any further regulatory actions;

•	our failure to secure the timely termination of the Memoranda;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	credit quality deterioration which could cause an increase in the provision for credit losses;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, FASB, the SEC and the PCAOB;

•	changes in our key personnel, and our compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page     .

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $39.8 million and $54.3 million, or $62.6 million if the offering range is increased by 15%.

We intend to use the net proceeds from the offering as follows:

	Minimum (4,250,000 shares)		Midpoint (5,000,000 shares)		Maximum (5,750,000 shares)		Adjusted Maximum (6,612,500 shares)
	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds
			(Dollars in thousands)
Offering proceeds	$42,500		$50,000		$57,500		$66,125
Less: offering expenses	(2,671)		(2,952)		(3,557)		(3,557)

Net offering proceeds	39,829	100.0%	47,048	100%	54,267	100.0%	62,568	100.0%

Use of net proceeds:
Proceeds contributed to Macon Bank	$35,846	90.0%	$42,343	90.0%	$48,840	90.0%	$56,311	90.0%
Proceeds remaining for Macon Financial	3,983	10.0%	4,705	10.0%	5,427	10.0%	6,257	10.0%

The net proceeds may vary because the total expenses of the offering may be more or less than our estimates. For example, our expenses, specifically the commission payable to Raymond James & Associates, Inc., would increase if more shares of common stock are sold in a community or syndicated offering to investors other than our officers, directors or employees that are not otherwise eligible to participate in the subscription offering.

Over time we intend to use the proceeds we retain from the offering:

•

to invest in securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises, mortgage-backed securities and equities, collateralized mortgage obligations and municipal securities;

•	to resume payment of dividends on our trust preferred securities, as well as previously deferred dividends and applicable interest;

•	to pay cash dividends to shareholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

We have not quantified our plans for use of the offering proceeds for any of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

The Bank intends to use the net proceeds it receives from the offering:

•	to strengthen its capital position;

•	to fund new loans;

•	to repay borrowings;

•

to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises;

•	to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies; and

•	for other general corporate purposes.

The Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to establish or acquire new branches, acquire other banks, thrifts, or other financial services companies. Additionally, there can be no assurance that we will be able to consummate any acquisition.

OUR POLICY REGARDING DIVIDENDS

Notwithstanding the completion of the offering, our Board of Directors may not declare dividends on our shares of common stock, unless and until we have resumed paying dividends on our trust preferred securities and, if the Bancorp MOU has not been terminated, we receive the prior approval of the FRB. Upon satisfying these conditions, our Board of Directors will have the authority to declare dividends on our shares of common stock subject to statutory and regulatory requirements generally applicable to bank holding companies. However, initially we do not intend to pay cash dividends.

In determining whether to pay a cash dividend in the future and the amount of such cash dividend, our Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that the Bancorp MOU will be terminated following the conversion, or that if not terminated, the FRB will approve either payments for our trust preferred securities or dividends on our common stock. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. We will file a consolidated federal tax return with the Bank. Accordingly, it is anticipated that any cash distributions made by us to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our Articles, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof could have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “– Common Stock” on page     . Initially, dividends we can declare and pay will depend upon the proceeds retained from the offering, the earnings received from the investment of those proceeds and prior approval of the FRB or termination of the Bancorp MOU. In the future, dividends will depend in large part upon receipt of dividends from the Bank, because we expect to have limited sources of income other than dividends from the Bank. A regulation of the Commissioner imposes limitations on “capital distributions” by savings institutions. See “– Capital Distributions” on page     .

Any payment of dividends by the Bank to us that would be deemed to be drawn out of the Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to us that would create such a tax liability.

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the NASDAQ Global Market under the symbol “    ,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Raymond James & Associates, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt, before completion of the offering, to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the presence of willing buyers and sellers, the existence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2011 and December 31, 2010, Bancorp and the Bank exceeded all of the applicable regulatory capital ratios to be considered “well capitalized” under the regulatory framework for prompt corrective action. However, pursuant to the Bank MOU, the Bank is required to maintain elevated capital levels. At March 31, 2011, the Bank did not satisfy the elevated capital ratios required by the Bank MOU. The table below sets forth the historical equity capital and regulatory capital of the Bank at March 31, 2011, and the pro forma regulatory capital of the Bank after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by the Bank of 90% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering” on page     .

			Pro Forma at March 31, 2011
	Actual, as of March 31, 2011		Minimum		Midpoint		Maximum		Maximum as Adjusted
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Capital and retained earnings under GAAP Bank level	$70,405	7.55%	$106,251	10.97%	$112,748	11.56%	$119,245	12.15%	$126,716	12.81%

Tier 1 leverage (2)	$70,394	7.07%	$106,240	10.30%	$112,737	10.86%	$119,234	11.41%	$126,705	12.04%
Requirement	79,687	8.00%	82,555	8.00%	83,074	8.00%	83,594	8.00%	84,192	8.00%

Excess (Deficit)	($9,293)	-0.93%	$23,685	2.30%	$29,663	2.86%	$35,640	3.41%	$42,513	4.04%

Tier I risk-based (2)	$70,394	10.28%	$106,240	15.35%	$112,737	16.26%	$119,234	17.16%	$126,705	18.20%
Requirement	54,791	8.00%	55,365	8.00%	55,469	8.00%	55,573	8.00%	55,692	8.00%

Excess (Deficit)	$15,603	2.28%	$50,875	7.35%	$57,266	8.26%	$63,661	9.16%	$71,013	10.20%

Total risk-based (3)	$79,109	11.55%	$114,955	16.61%	$121,452	17.52%	$127,949	18.42%	$135,420	19.45%
Requirement	82,187	12.00%	83,047	12.00%	83,203	12.00%	83,359	12.00%	83,538	12.00%

Excess (Deficit)	($3,078)	-0.45%	$31,908	4.61%	$38,249	5.52%	$44,590	6.42%	$51,882	7.45%

(1)	Tier 1 leverage capital levels are shown as a percentage of adjusted total assets of $996.1 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $684.9 million.
(2)

See note      of the Notes to Consolidated Financial Statements for a reconciliation of total capital under GAAP and each of tangible capital, core capital, Tier 1 risked-based capital and total risk-based capital.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

CAPITALIZATION

The following table presents our historical consolidated capitalization at March 31, 2011 and our pro forma consolidated capitalization after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		As of March 31, 2011
	Actual, as of March 31, 2011	Minimum 4,250,000 Price of $10.00 per share	Midpoint 5,000,000 Price of $10.00 per share	Maximum 5,750,000 Price of $10.00 per share	Maximum as Adjusted 6,612,500 Price of $10.00 per share
Shares Sold in Offering:
Deposits (1)	$782,135	$782,135	$782,135	$782,135	$782,135
Borrowings	80,333	80,333	80,333	80,333	80,333

Total deposits and borrowed funds	$862,468	$862,468	$862,468	$862,468	$862,468

Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock, no par value, 50,000,000 shares authorized; assuming shares outstanding shown	$—	$43	$50	$58	$66
Additional paid-in capital	—	39,787	46,998	54,210	62,502
Retained earnings	56,559	56,559	56,559	56,559	56,559

Accumulated other comprehensive income (loss)	(229)	(229)	(229)	(229)	(229)

Total shareholders’ equity	$56,330	$96,159	$103,378	$110,597	$118,898

Total shareholder’s equity as % of pro forma assets	6.04%	9.89%	10.55%	11.20%	11.94%

(1)	Does not reflect any reduction in deposits caused by withdrawals for purchase of shares in the offering.

PRO FORMA DATA

The following tables summarize our historical data and pro forma data at and for the three months ended March 31, 2011, and at and for the year ended December 31, 2010. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	150,000 shares of common stock will be purchased by our executive officers and directors;

•

Raymond James & Associates, Inc. will receive a fee equal to (a) 6.0% of the aggregate dollar amount of common stock sold to investors other than eligible depositors and borrowers of the Bank, plus (b) 1.5% of the aggregate dollar amount of common stock sold to eligible depositors and borrowers of the Bank; provided that no commission shall be charged for shares sold to officers, directors, employees or employee benefit plans (if any) of the Bank; and

•	expenses of the offering, other than fees and expenses to be paid to Raymond James & Associates, Inc., are estimated to be $949,325.

We calculated pro forma consolidated net income for the three months ended March 31, 2011 and at and for the year ended December 31, 2010, as if the estimated net proceeds we received had been invested at an assumed interest rate of 2.24% (1.36% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of March 31, 2011, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

As discussed under “How We Intend to Use the Proceeds from the Offering” on page     , we intend to contribute up to 90% of the net proceeds from the offering to the Bank, and we will retain the remainder of the net proceeds.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market values. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or for the three months ended March 31, 2011
	Minimum 4,250,000 $10.00 per share	Midpoint 5,000,000 $10.00 per share	Maximum 5,750,000 $10.00 per share	Maximum as Adjusted 6,612,500 $10.00 per share
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$42,500	$50,000	$57,500	$66,125
Less expenses	(2,671)	(2,952)	(3,233)	(3,557)

Estimated net cash proceeds	$39,829	$47,048	$54,267	$62,568

For the three months ended March 31, 2011
Consolidated net (loss)
Historical	($8,897)	($8,897)	($8,897)	($8,897)
Pro forma income on net proceeds	135	160	184	212

Pro forma net (loss)	($8,764)	($8,738)	($8,713)	($8,687)

Per share net (loss)
Historical	($2.09)	($1.78)	($1.55)	($1.34)
Pro forma income on net proceeds	0.03	0.03	0.03	0.03

Pro forma net (loss) per share	($2.06)	($1.75)	($1.52)	($1.31)

Offering price as a multiple of pro forma net earnings (loss) per share	NM	NM	NM	NM

Number of shares outstanding for pro forma net income per share calculation	4,250,000	5,000,000	5,750,000	6,612,500

At March 31, 2011
Shareholders’ equity:
Historical	$56,330	$56,330	$56,330	$56,330
Estimated net proceeds	39,829	47,048	54,267	62,568

Pro forma shareholders’ equity	$96,159	$103,378	$110,597	$118,898

Shareholders’ equity per share
Historical	$13.25	$11.27	$9.79	$8.52
Estimated net proceeds	9.37	9.42	9.44	9.46

Pro forma shareholders’ equity per share	$22.62	$20.69	$19.23	$17.98

Offering price as a percentage of pro forma shareholders’ equity per share	44.21%	48.33%	52.00%	55.62%
Number of shares outstanding for pro forma book value per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

	At or for the year ended December 31, 2010

	Minimum 4,250,000 $10.00 per share	Midpoint 5,000,000 $10.00 per share	Maximum 5,750,000 $10.00 per share	Max, As Adj. 6,612,500 $10.00 per share
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$42,500	$50,000	$57,500	$66,125
Less Expenses	(2,671)	(2,952)	(3,233)	(3,557)

Estimated net cash proceeds	$39,829	$47,048	$54,267	$62,568

For the Year Ended December 31, 2010
Consolidated net income
Historical	($14,258)	($14,258)	($14,258)	($14,258)
Pro forma income on net proceeds	540	638	735	848

Pro forma net income	($13,718)	($13,620)	($13,523)	($13,410)

Per share net income
Historical	($3.36)	($2.85)	($2.48)	($2.16)
Pro forma income on net proceeds	0.13	0.13	0.13	0.13

Pro forma net income per share	($3.23)	($2.72)	($2.35)	($2.03)

Offering price as a multiple of pro forma net earnings per share	NM	NM	NM	NM

Number of shares outstanding for pro forma net Income per share calculation	4,250,000	5,000,000	5,750,000	6,612,500

At December 31, 2010
Shareholders’ equity:
Historical	$65,968	$65,968	$65,968	$65,968
Estimated net proceeds	39,829	47,048	54,267	62,568

Pro forma shareholders’ equity	$105,797	$113,016	$120,235	$128,536

Shareholders’ equity per share
Historical	$15.52	$13.19	$11.47	$9.98
Estimated net proceeds	9.37	9.41	9.44	9.46

Pro forma shareholders’ equity per share	$24.89	$22.60	$20.91	$19.44

Offering price as a percentage of pro forma shareholders’ equity per share	40.18%	44.25%	47.82%	51.44%
Number of shares outstanding for pro forma book value per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This offering is being made by Macon Financial, a newly formed North Carolina corporation. Upon completion of this offering and the mutual-to-stock conversion, Bancorp, the mutual holding company parent of the Bank, will be merged into Macon Financial, with Macon Financial as the surviving entity, whereby the Bank will become a wholly-owned subsidiary of Macon Financial. Accordingly, this section references the consolidated financial condition and results of operations of Macon Bancorp and Macon Bank.

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our consolidated financial condition at March 31, 2011, December 31, 2010 and 2009, and our consolidated results of operations for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, and 2009. This section should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements that appear elsewhere in this prospectus.

Our Business

Macon Bancorp is a North Carolina chartered mutual holding company headquartered in Franklin, North Carolina. It was organized in 1997, when the Bank converted from a mutual savings bank to a stock savings bank, and owns 100% of the outstanding shares of common stock of the Bank. Bancorp also has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. As a mutual holding company, Bancorp has no shareholders and is controlled by the depositors and borrowers of the Bank.

Pursuant to the terms of our plan of conversion, Macon Bancorp will merge with and into Macon Financial, and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Macon Financial, which will be renamed “Macon Bancorp”.

Macon Bank is a North Carolina chartered stock savings bank headquartered in Franklin, North Carolina. It was organized in 1922, as a North Carolina chartered mutual savings and loan association, and it converted to a North Carolina chartered mutual savings bank in 1992. In 1997, upon the formation of Bancorp, it converted to a North Carolina chartered stock savings bank.

In addition to our corporate headquarters, we have 11 branches located throughout the Western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania, which we consider our primary market area. Our business consists primarily of accepting deposits from individuals and small businesses and investing those deposits, together with funds generated from operations and borrowings, primarily in loans secured by real estate, including commercial real estate loans, one- to four-family residential loans, construction loans, home equity loans and lines of credit. We also originate commercial business loans and invest in investment securities. Through our mortgage loan production operations, we originate loans for sale in the secondary markets to Fannie Mae and others, generally retaining the servicing rights in order to generate cash flow, supplement our core deposits with escrow deposits and maintain relationships with local borrowers. We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and individual retirement accounts.

In addition to making loans within our primary market area, we also regularly extend loans to customers located in neighboring counties, including Buncombe, Clay, Haywood and Rutherford in North Carolina; Rabun, Towns and Union in Georgia; and Cherokee, Greenville, Oconee, Pickens and Spartanburg in South Carolina, which we consider our secondary market area. The following table shows deposit market share within the Bank’s primary market area.

Competing Banks and Thrifts

Total Deposit Rank 2010	Institution	Institution City	Institution Headquarters State	Total Active Branches 2000	Total Active Branches 2010	Total deposits (1) 2000 (thousands)	Total Deposit Market Share 2000 (%)	Total deposits (1) 2010 (thousands)	Total Deposit Market Share 2010 (%)
1	Macon Bank	Franklin	NC	9	11	250,605	9.4%	820,204	17.4%
2	First-Citizens Bank & Trust Co.	Raleigh	NC	22	17	490,284	18.4%	736,358	15.6%
3	Wells Fargo Bank NA	Sioux Falls	SD	14	9	461,851	17.3%	489,042	10.4%
4	United Community Bank	Blairsville	GA	10	11	296,203	11.1%	465,146	9.9%
5	Mountain 1st Bank & Trust Co.	Hendersonville	NC	0	6	—	0.0%	435,959	9.2%
6	TD Bank NA	Wilmington	DE	4	8	157,604	5.9%	344,581	7.3%
7	Home Trust Bank	Clyde	NC	4	3	211,025	7.9%	321,634	6.8%
8	RBC Bank (USA)	Raleigh	NC	10	7	313,509	11.8%	245,719	5.2%
9	Bank of America NA	Charlotte	NC	4	4	144,960	5.4%	154,829	3.3%
10	SunTrust Bank	Atlanta	GA	5	4	176,660	6.6%	149,169	3.2%

(1)	Total deposits represent the six counties in which Macon Bank has branches.

Source: FDIC

Recent Operating Challenges and Losses.

We grew significantly in the last decade, increasing our loan portfolio from $333.5 million at December 31, 2000, to a high of $832.6 million at December 31, 2007, before declining to $690.8 million at March 31, 2011. Our construction and development loans grew from $12.2 million at December 31, 2000, to $298.3 million at December 31, 2007, before declining to $154.8 million at March 31, 2011, representing the majority of our loan growth. Many of these construction and development loans were collateralized by developments for second homes. As the national housing bubble burst, the value of the collateral for our construction and development loans and our other loans declined. The decline in real estate values and impact of the recession resulted in a significant level of loan defaults. Accordingly, our level of non-performing assets increased from $4.6 million at December 31, 2000, to $8.0 million at December 31, 2007, and to $96.7 million at March 31, 2011.

The recent increase in our level of non-performing assets resulted in large loan loss provisions, large loan losses and high REO expenses. During the three years ended December 31, 2010 and the quarter ended March 31, 2011, we recorded aggregate net losses of $24.5million. These losses were driven by cumulative provisions for loan losses of $56.8 million over the same period. Our total equity has decreased from $88.7 million at December 31, 2008 to $56.3 million at March 31, 2011. The increase in non-performing assets has also negatively impacted our operations by reducing our level of earning assets and increasing our level of operating expenses to manage these problem assets. Furthermore, due to our increased risk profile, we increased our level of liquidity, which effectively reduced our net interest income.

As a result of the increase in our non-performing assets, our recent losses, the decrease in our equity capital, and other factors, we have received an increased level of scrutiny from our regulators. As described in the section entitled “– Memoranda of Understanding” on page     , the Bank and Bancorp have each entered into an MOU, with their respective banking regulators. The Bank has agreed to, among other things, increase its regulatory capital, reduce lines of credit which are subject to adverse classification, reduce its reliance on volatile liabilities to fund longer term assets, establish and maintain an adequate allowance for loan losses, and establish an enhanced loan loss reserve policy. In addition, the Bank must obtain regulatory approval prior to paying any dividends to Bancorp. Bancorp has agreed to, among other things, not declare or pay any dividends without prior regulatory approval and not take dividends from or otherwise reduce the capital of the Bank without prior regulatory approval. The Bank MOU requires it to maintain a leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. The Bank’s capital ratios were below those mandated levels at March 31, 2011.

Operating Strategy and Reasons for the Conversion.

We have developed an operating strategy to reposition the Bank so that it may return to profitability and explore opportunities for growth. We need a significant amount of capital to execute this strategy, and cannot raise this level of capital as a mutual financial institution. We have considered current market conditions and the amount of capital needed in deciding to conduct the conversion at this time, and have established the following three-part operating strategy in order to effectively and efficiently use the proceeds from the offering.

Address Current Challenges. Our first priority is to reduce our level of non-performing and classified assets both in the aggregate and as a percentage of total assets. We also want to become in full compliance with the Memoranda as quickly as possible.

Improve asset quality. As described in the section entitled “                    ” on page     , our non-performing assets have increased during the current adverse credit cycle and were $96.7 million or 10.36% of our total assets at March 31, 2011. During 2010, management appointed an experienced special assets manager and reassigned employees as support staff to increase collection efforts, expedite foreclosure actions, and liquidate real estate owned. We are aggressively addressing our level of non-performing assets through write-downs, collections, modifications and sales of non-performing loans and the sale of properties once they become REO. For the years 2007 through 2010 and through March 31, 2011, we have recorded cumulative net charge-offs of approximately $46.0 million. We are taking proactive steps to resolve our non-performing loans, including negotiating repayment plans, loan modifications and loan extensions with our borrowers when appropriate, working with developers to promote discounted sales events to increase sales and accepting short payoffs on delinquent loans, particularly when such payoffs result in a smaller loss to us than foreclosure. In late 2010, management increased the frequency for problem loan appraisals to six to 12 month intervals, from 12 to 24 months, which resulted in additional loan write-downs. In 2010 and the first quarter of 2011, the Bank liquidated $28.7 million in real estate owned based on loan values at the time of foreclosure, realizing $15.9 million in net proceeds or 55.3% of the foreclosed loan balances. The Bank’s current real estate owned portfolio is comparably valued at 59.8% of loan value at the time of foreclosure. In addition to continuing to pursue the above steps to improve our asset quality, we may consider bulk sales of non-performing assets in order to expedite our strategy for improving asset quality, although we have no firm plans to do so at this time.

We have taken several actions to improve our credit administration practices and reduce the risk in our loan portfolio. We also added experienced personnel, including Gary Brown who was appointed Chief Credit Officer in February, 2011, to our loan department to enable us to better identify problem loans in a timely manner and reduce our exposure to a further deterioration in asset quality. Also, since 2008, we have regularly engaged an independent loan review consulting firm to perform a review of our loan portfolio. The Bank has added new support systems that have improved our underwriting global cash flow analysis, portfolio credit risk assessment, risk grade migration, and loan loss allowance calculation. We have made an effort to reduce our exposure to riskier types of loan structures and collateral both through asking borrowers to pledge additional collateral and by reducing certain segments of our loan portfolio. We have reduced our construction and other construction and land development loan portfolio from $298.3 million at December 31, 2007 to $154.8 million at March 31, 2011.

Compliance with Memoranda of Understanding. As described in the section entitled “– Memoranda of Understanding” on page     , we have taken and continue to take prompt and aggressive action to respond to the issues raised in the Memoranda, including submitting quarterly reports to our banking regulators. Except for the elevated capital requirements, which we anticipate we will satisfy once the conversion is completed, we believe that we are generally in compliance with the Memoranda. However, the Memoranda will each remain in effect until modified, terminated, lifted, suspended or set aside by the applicable banking regulators, and no assurance can be given as to the time that either of the Memoranda will be terminated. While we will seek to demonstrate as soon as possible to our banking regulators that we have fully complied with the requirements of the Memoranda and that they should be terminated, we expect that the Memoranda will remain in effect for the immediate future.

Restore Profitability. Until the current adverse credit cycle, the Bank enjoyed a long history of strong earnings, continuously reporting a profit every year from 1982 through 2008. While we expect to record losses as we continue to resolve non-performing assets, we are focused on returning to profitability.

Improve our net interest margin. Net interest income is our largest source of revenue. Our net interest margin has declined over the past four years. The increase in non-earning assets, especially non-accrual loans and real estate owned, has factored into this decline. We have also maintained an elevated level of liquidity as a result of reduced loan demand in recent periods, which has contributed to our reduced net interest margin. We believe that our net interest margin will improve as we resolve non-performing assets and invest those proceeds into earning assets. Additionally, we took the step of prepaying $42.5 million of high-cost FHLB advances in the first quarter of 2011, which we anticipate will result in an increase in net interest income. Finally, we are working to further improve our base of core deposits and lower our cost of funds.

Increase noninterest income. The majority of the Bank’s noninterest income is the result of our mortgage banking business and customer service fees. We believe that we have the opportunity to increase noninterest income by adding additional lines of business. We have plans to become an active lender of SBA loans and would hope to sell the SBA guaranteed portion of those loans at a gain. We also believe that expanding our focus on small business and private banking customers will increase our opportunities to earn noninterest income.

Continue history of operating expense discipline. Our core efficiency ratio for the quarter ended March 31, 2011 was 67.7%, reflecting the increased expense related to resolving non-performing assets. Historically we have operated more efficiently on a core basis. For the five years 2006 through 2010, our average core efficiency ratio was under 60.0%. This success is the result of a disciplined approach to spending. We have also leveraged technology to drive efficiency throughout our organization. We recently renegotiated our data processing contract and are planning to convert to a debit card processing platform, which we anticipate will result in substantial savings in 2011, and in future years. While our level of core operating expenses will increase as a public company and we will continue to incur expenses to resolve non-performing assets, we are committed to carefully managing expenses.

Increase Small Business and Private Banking Customer Focus and Explore Growth Opportunities. As we implement our operating strategy, we will work to diversify our customer base, and explore various growth opportunities, including those described below. We have no current arrangements or agreements concerning any specific growth opportunities at this time.

Increase small business and private banking customer focus. We believe that we can enhance our franchise value by increasing our focus on small business and private banking customers. We believe that small business and private banking customers value the personalized service that has been our hallmark. These customers also present attractive loan and deposit opportunities that will allow us to diversify our loan portfolio and further increase our level of core deposits. The new members of our management team have substantial experience targeting these types of banking customers. We have enhanced training for our existing lenders in commercial and industrial, and SBA lending. Additionally, we will hire lenders, relationship officers and credit officers experienced in these areas as we grow these lines of business.

Expand into larger, contiguous markets. We are located in close proximity to a number of larger markets with attractive growth opportunities. Many of these markets have a high number of attractive small business and private banking customers. In addition to diversifying our customer mix, these markets would provide geographic diversification for our lending collateral. For instance, we have existing branch offices located near Asheville, North Carolina (30 minutes traveling time along I-26), northwest of Spartanburg, South Carolina (30 minutes traveling time along I-26); and northwest of Greenville, South Carolina (1 hour traveling time along I-26 and I-85). We are also located near Atlanta, Georgia (2 hours), Chattanooga, Tennessee (1.5 hours), Knoxville, Tennessee (2 hours) and Johnson City, Tennessee (1.5 hours).

Capitalize on market disruption. We anticipate that both current and expected consolidation within the banking industry and the increasing number of troubled banks will give rise to attractive growth opportunities. As a result of mergers between banks and recent bank failures, we believe that many customers and bankers may become dissatisfied with their new bank. Many banks do not have sufficient capital to make new loans and are having to cut back on customer service as they focus on managing their problems. We believe that these challenges will result in customer dissatisfaction, which will present us with a better opportunity to do business with these customers. Additionally, we believe that bankers will be dissatisfied with their current employers, and we will have the opportunity to hire away experienced personnel. We believe that we have the appropriate infrastructure and management depth to accommodate future growth, including our use of technology, mortgage loan production operations, call center, and corporate headquarters with centralized loan processing and training facilities.

Organic growth. We are well-established in our primary market area, leading our competitors in market share as of June 30, 2010, according to the most recent publicly reported figures. We believe that this solid market position will allow us to continue to increase our market share. We also believe our core strength in our primary market will enable us to grow into adjacent areas. We have experience opening offices in new markets, having successfully entered new markets in the 1990’s and 2000’s. We are already making loans in a number of adjacent counties, some of which have similar demographics to our primary market area. We will consider opportunities as they arise to open loan production offices or branch offices in adjacent markets, particularly markets in which we have lending experience.

Future acquisition opportunities. While we are currently focused on repositioning the Bank in the near term, we expect to be able to consider acquisition opportunities in the future. Smaller banks may struggle to support the compliance costs resulting from the adoption of last year’s Dodd-Frank Act. Additionally, smaller banks have fewer ways to raise the capital they need to address current problems and support growth. We believe that these two factors will lead many smaller banks to seek a merger partner. Additionally, we expect to see other banks sell branches either to shrink their balance sheet or to focus on core markets. We will carefully evaluate any future acquisition opportunity to understand the potential impacts, both positive and negative, along with the risks of any transaction.

For further information about our reasons for the conversion and offering, please see “– Reasons for the Conversion” on page     .

Overview

Our results of operations depend primarily on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we incur on our deposits and borrowings. Results of operations are also affected by service charges and other fees, provisions for loan losses, gains on sales of loans originated for sale and other income. Our noninterest expense consists primarily of salaries and employee benefits, net occupancy and equipment expense, data processing, professional and services fees, FDIC deposit insurance and other REO expense.

As evidenced by the current economic recession, our results of operations are significantly affected by general economic and competitive conditions in our market areas and nationally, as well as changes in interest rates, sources of funding, government policies and actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially affect our financial condition and results of operations.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We do not offer “sub-prime loans,” i.e., loans that are made with low down-payments to borrowers that have had payment delinquencies, previous loan charge-offs, judgments and bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios.

Historically, the majority of the loans that we originate for sale in secondary markets have been underwritten and sold to Fannie Mae. Since 2003, approximately 93% of all loans sold by us have been sold to Fannie Mae. We originated a small number of “no documentation” and “Alt-A” loans between 2003 and 2005. In 2009, we repurchased one permanent loan at a loss of $50,000, and one construction-permanent loan without loss. Otherwise, we have not repurchased any of our loans. Of the $301.6 million in loans that we serviced for third parties as of March 31, 2011, approximately $5.3 million, or 1.76%, were past due greater than 90 days.

At March 31, 2011, approximately $506.8 million, or 73.4%, of our total loan portfolio is to borrowers resident within our primary market area, and $631.8 million, or 91.5%, of our loans are to borrowers resident in North Carolina, Georgia, or South Carolina. Approximately $651.3 million, or 97.0%, of our total real estate collateral is located within our primary market area. Our largest single loan is a performing $10.6 million loan secured by multi-use residential and commercial properties. We have 27 loan participations purchased from third parties for a total of $16.7 million, including a $2.7 million commercial real estate loan which is on non-accrual status.

At March 31, 2011, the fair value of our investment portfolio totaled $154.8 million, or 16.6%, of our total assets and represented the second largest component of our interest-earning assets. Our portfolio consists primarily of U.S. Government agency securities, agency mortgage-backed securities, collateralized mortgage obligations, and municipal securities. Our U.S. Government structured obligations consisted solely of Fannie Mae and Freddie Mac securities, are all callable, and include a step-up interest rate feature should the issuer not call the security. All of our securities are classified as “available-for-sale.”

At March 31, 2011, deposits totaled $782.1 million. Our primary source of deposits are from customers within our primary market area, supplemented by brokered and internet deposits. We have consistently focused on building broader customer relationships and targeting small business customers to increase our core deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, and our deposit growth goals. In order to lower our interest expense, we reduced our brokered deposits to $120.2 million at March 31, 2011, or 15.4% of total deposits, from $152.9 million, or 19.2%, of total deposits at December 31, 2010.

Anticipated Increase in Noninterest Expense

Following the completion of the offering, we anticipate that salary, professional fees, and miscellaneous noninterest expense will increase as a result of the increased costs associated with managing a public company. Also, following the offering, we intend to adopt one or more stock-based benefit plans that will provide for grants of stock options and restricted stock awards to our directors, officers and other employees. Any such stock-based benefit plans will be established no sooner than 12 months after the offering closes, and will require the approval of our shareholders by a majority of votes cast.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

Allowance for Loan Losses. We maintain an allowance for loan losses at an amount estimated to equal all credit losses inherent in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluations, at least quarterly, of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses to maintain the allowance for loan losses at an appropriate level.

All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which in our judgment deserve current recognition in estimating probable losses. When any loan or portion thereof is classified Doubtful or Loss, the loan will be charged down or charged off against the allowance for loan losses. Loans are deemed Doubtful or Loss based on a variety of credit, collateral, documentation and other issues. When collateral is foreclosed or repossessed, any principal charge-off related to that transaction, based upon the most current appraisal or evaluation, along with estimated sales expenses is taken at that time.

The determination of the allowance for loan losses is based on management’s current judgments about the loan portfolio credit quality and management’s consideration of all known relevant internal and external factors that affect loan collectability, as of the reporting date. We cannot predict with certainty the amount of loan charge-offs that will be incurred and, as was the case in the first quarter of 2011, we may make a business decision to accept a short sale in order to move a loan out of the portfolio. We provide both general and specific reserves. We value non-homogeneous loans in our portfolio for specific impairment. We value homogeneous loans based on our historical experience within individual loan types. Qualitative/Environmental factors in our loan loss allowance are used to measure unimpaired non-qualified loans and classified loans are adjusted to provide a measure for this market weakness. We have modified loans and classified them as troubled debt restructurings (“TDRs”) when the restructuring meets defined criteria. All TDRs are included in our impaired loans. In addition, our various regulatory agencies, as part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Troubled Debt Restructurings (TDRs). In accordance with accounting standards, we classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Our practice is to only restructure loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all outstanding debt, interest and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute its business plan. With respect to TDRs, we grant concessions by reducing the stated interest rate for a specific time period, generally shorter than the remaining original life of the debt, or extending the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. TDRs with an extended maturity date generally include periods where payments are made on an interest-only or capitalized interest basis, and are formally recorded in forbearance agreements. In certain cases, these extended payment terms are also combined with a reduction of the stated interest rate. In situations where a TDR is unsuccessful and the borrower is unable to satisfy the terms of the restructured agreement, the loan is placed on non-accrual status and is written down to the underlying collateral value.

Impaired loans. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. All TDRs are classified as impaired loans.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated periodically, and at least quarterly, to determine whether a decline in their value is other than temporary.

We consider numerous factors when determining whether potential other-than-temporary impairment exists over the period which a security is expected to recover. The principal factors considered are the length of time and the extent to which the fair value has been less than the amortized cost basis; the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area; any failure of the issuer of the security to make scheduled interest or principal payments; any changes to the rating of a security by a rating agency; and the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, other-than-temporary impairment is considered to have occurred if we intend to sell the security, it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, or the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, we discount the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, we use available information with respect to security prepayment speeds, expected deferral rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses, and the value of any underlying collateral.

Deferred Tax Assets. The provision for income taxes is based upon income in our Consolidated Financial Statements, rather than amounts reported on our income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on our deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. Under GAAP, a valuation allowance is required to be recognized if it is more likely than not that a deferred tax asset will not be realized. The determination as to whether we will be able to realize a deferred tax asset is highly subjective and dependent upon judgment concerning our evaluation of both positive and negative evidence, our forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. Positive evidence includes the existence of taxes paid in available carryback years as well as the probability that taxable income will be generated in future periods, while negative evidence includes any cumulative losses in the current year and prior two years and general business and economic trends. We had net cumulative losses for the three years ended December 31, 2010. This extended period of losses, combined with our analysis of future earnings, resulted in us taking an $8.5 million deferred tax valuation allowance at December 31, 2010 which increased $3.3 million to $11.8 million at March 31, 2011 due to continued losses. Should we continue to experience losses while we work through our problem assets, then it is likely that we will be required to establish an increased valuation allowance in the coming quarters.

Mortgage Servicing Rights. Mortgage servicing rights are recognized as separate assets when those rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the price paid to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing rights based on relative fair value. Fair value is based on market prices for comparable mortgage servicing rights, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. If the fair value of these rights is less than its carrying value, we would be required to take a charge against earnings to write down these assets to the lower value. Servicing rights are valued annually by a third party for impairment.

Real Estate Owned (REO). REO, consisting of properties obtained through foreclosure or through a deed in lieu of foreclosure in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. The cost or fair value is then reduced by estimated selling costs. Management also considers other factors, including changes in absorption rates, length of time the property has been on the market and anticipated sales values, which have resulted in adjustments to the collateral value estimates indicated in certain appraisals. At the time of foreclosure or initial possession of collateral, any excess of the loan balance over the fair value of the REO is treated as a charge against the allowance for loan losses.

Subsequent declines in the fair value of REO below the new cost basis are recorded through valuation adjustments. Significant judgments and complex estimates are required in estimating the fair value of REO, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility. In response to market conditions and other economic factors, management may utilize liquidation sales as part of its problem asset disposition strategy. As a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from sales transactions could differ significantly from appraisals, comparable sales, and other estimates used to determine the fair value of REO. Management reviews the value of REO each quarter and adjusts the values as appropriate. Any subsequent adjustments to the value, and gains or losses on sales are recorded as “Loss on REO”. Revenue and expenses from REO operations are recorded as “REO expense”. Both are components of noninterest expense.

Bank-Owned Life Insurance. We have purchased life insurance policies on certain key employees and directors. These policies are recorded in other assets at their cash surrender values, or the amounts that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income.

Balance Sheet Analysis: March 31, 2011 compared to December 31, 2010

Total assets decreased $88.9 million, or 8.7%, to $932.8 million at March 31, 2011, from $1.0 billion at December 31, 2010. The decline in total assets is a result of continued weak loan demand from qualified borrowers and our deliberate efforts to reduce the size of our consolidated balance sheet to maintain our capital ratios. Net loans declined $30.6 million, or 4.4%, and investment securities declined $62.0 million, or 28.6%, from December 31, 2010 to March 31, 2011. These reductions were partially offset by a $2.2 million increase in cash and cash equivalents, a $2.0 million increase in REO and a $0.6 million aggregate increase in all other asset categories during the quarter. Weak loan demand and proceeds from the sale of securities in turn allowed us to repay FHLB borrowings totaling $62.5 million and brokered deposits totaling $32.7 million during the first quarter of 2011.

Cash and Cash Equivalents. Cash and cash equivalents increased $2.2 million, or 12.4%, to $20.3 million at March 31, 2011, from $18.0 million at December 31, 2010. Interest-earning deposits at the FHLB of Atlanta increased $4.0 million, or 38.1%, to $14.5 million at March 31, 2011, from $10.5 million at December 31, 2010. Cash and due from banks declined $1.7 million, or 23.3%, from $7.5 million to $5.8 million over the same period. Interest-earning deposits are temporary overnight investments and balances are used to meet cash demands. Liquid funds were used to repay maturing brokered deposits and FHLB advances during the quarter ended March 31, 2011.

Loans. The following table presents our loan portfolio composition and the corresponding percentage of total loans at the dates indicated. Residential one- to four-family construction loans include speculative construction loans and permanent construction loans for individuals still in the construction phase. Other construction and land loans include residential acquisition and development loans, commercial undeveloped land, and improved and unimproved lots. Commercial business loans include commercial unsecured loans and commercial loans secured by business assets.

	At March 31,		At December 31,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family residential	$241,163	34.8%	$254,160	35.4%
Commercial	202,122	29.3	201,219	28.0
Home equity loans and lines of credit	73,600	10.7	75,322	10.5
One-to four-family residential construction	15,207	2.2	15,552	2.2
Other construction and land	139,615	20.2	151,894	21.2
Commercial business	15,122	2.2	15,395	2.1
Consumer	3,941	0.6	4,288	0.6

Total loans	690,770	100.0%	717,830	100.0%

Less other items:
Deferred loan fees, net	2,192		2,326
Allowance for loan losses	20,864		17,195

Total loans, net	$667,714		$698,309

Net loans declined $30.6 million, or 4.4%, to $667.7 million at March 31, 2011, compared to $698.3 million at December 31, 2010. During this period, one- to four-family residential loans decreased $13.0 million, other construction and land loans decreased $12.3 million, home equity loans and lines of credit decreased $1.7 million, and our allowance for loan losses increased $3.7 million. Net loans represented 71.6% of total assets at March 31, 2011, compared to 68.3% at December 31, 2010. Net loans declined at a slower pace than total assets during the period. The percentage increase reflects the reduction in the size of our consolidated balance sheet at March 31, 2011.

Delinquent Loans. When a loan is 15 days past due, we contact the borrower to inquire as to why the loan is past due. When a loan is 30 days or more past due, we increase collection efforts to include all available forms of communication. When the loan is 45 days past due, we generally issue a demand letter and further explore the reasons for non-repayment, discuss repayment options, and inspect the collateral. In the event the loan officer or collections staff has reason to believe restructuring will be mutually beneficial to the borrower and Bank, the borrower will be referred to the Bank’s Loss Mitigation Manager to explore restructuring alternatives to foreclosure. Once the demand period has expired and it has been determined restructuring is not a viable option, the Bank’s counsel is instructed to pursue foreclosure.

Loans are automatically placed on non-accrual status when payment of principal and/or interest is 90 days or more past due. Loans are also placed on non-accrual status if full collection of principal or interest cannot be reasonably assured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed. The loan may be returned to accrual status if payments are made, bringing the loan to less than 90 days past due, and full payment of principal and interest is reasonably expected, generally after six consecutive months of performance on reasonable terms. Cash payments on non-accrual loans are applied against principal until the loan is returned to accrual status.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. We have no loans greater than 90 days past due that are accruing interest. Residential one- to four-family construction loans include speculative construction loans and permanent construction loans for individuals that are still in the construction phase. Other construction and land includes residential acquisition and development loans, commercial undeveloped land and one- to four-family improved and unimproved lots. Commercial loans not secured by real estate include commercial unsecured loans and commercial loans secured by business assets.

	Delinquent loans
	30-89 Days Amount	90 Days and over (1) Amount	Total Amount
	(Dollars in thousands)
At March 31, 2011
Real estate loans:
One-to four-family residential	$3,786	$12,838	$16,624
Commercial	5,241	9,500	14,741
Home equity loans and lines of credit	1,452	1,079	2,531
One- to four-family residential construction	—	3,161	3,161
Other construction and land	6,768	22,414	29,182
Commercial business	2,386	883	3,269
Consumer	22	11	33

Total loans	$19,655	$49,886	$69,541

At December 31, 2010
Real estate loans:
One-to four-family residential	$5,949	$17,525	$23,474
Commercial	7,179	4,906	12,085
Home equity loans and lines of credit	1,674	1,362	3,036
One- to four-family residential construction	475	1,777	2,252
Other construction and land	5,600	20,661	26,261
Commercial business	185	957	1,142
Consumer	90	9	99

Total loans	$21,152	$47,197	$68,349

(1)	All 90 day and over loans are on non-accrual status.

Total delinquent loans increased $1.2 million, or 1.7%, to $69.5 million at March 31, 2011, from $68.3 million at December 31, 2010. Of this amount, loans 30-89 days past due decreased $1.5 million, or 7.1%, to $19.7 million at March 31, 2011, from $21.2 million at December 31, 2010, while loans 90 days and over increased $2.7 million, or 5.7%, to $49.9 million at March 31, 2011, from $47.2 million at December 31, 2010.

Total outstanding loans 90 days or more past due, including the percentage of loans past due to net loans receivable, are shown below at the dates indicated.

	Number of loans	Amount	Percentage of loans Receivable, net
	(Dollars in thousands)
At March 31, 2011	145	$49,886	7.47%
At December 31, 2010	150	47,197	6.76

Non-performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated, including TDRs.

	At March 31, 2011	At December 31, 2010
	(Dollars in Thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$13,028	$21,118
Commercial	15,371	9,338
Home equity loans and lines of credit	1,869	1,362
One- to four-family residential construction	3,161	1,777
Other construction and land	24,847	25,822
Commercial business	889	1,056
Consumer	11	9

Total non-accrual loans	59,176	60,482

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Home equity loans and lines of credit	—	—
One- to four-family residential construction	—	—
Other construction and land	—	—
Commercial business	—	—
Consumer	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Troubled debt restructurings still accruing	13,989	15,095

Total non-performing loans	73,165	75,577

Foreclosed real estate:
One- to four-family residential	7,095	5,712
Commercial	2,805	2,244
Other construction and land	9,467	10,200
Residential lots	4,124	3,355

Total foreclosed real estate	23,491	21,511

Total non-performing assets	$96,656	$97,088

Ratios:
Non-performing loans to total loans	10.59%	10.53%
Non-performing assets to total assets	10.36%	9.50%
Non-performing assets include non-accrual loans, loans 90 days or more past due and still accruing interest, TDRs that are still accruing interest, and REO. Total non-performing assets decreased $0.4 million, or 0.4%, to $96.7 million at March 31, 2011, from $97.1 million at December 31, 2010. During the first quarter of 2011, the Bank acquired $6.1 million in REO in satisfaction of mortgage loans. At March 31, 2011, non-accrual loans totaled $59.2 million compared to $60.5 million at December 31, 2010, a decrease of $1.3 million. During the same period, non-accruing one- to four-family residential loans decreased $8.1 million to $13.0 million, commercial real estate loans increased $6.1 million to $15.4 million, and other construction and land which includes land development loans, decreased $1.0 million to $24.8 million.

Accruing TDRs are included as non-performing assets. Accruing TDRs decreased $1.1 million, or 7.3%, at March 31, 2011, to $14.0 million from $15.1 million at December 31, 2010. We classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Our practice is to only restructure loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all outstanding debt, interest and fees, either by generating additional income from the business or through liquidation of assets. These loans may continue to accrue interest as long as the borrower complies with the revised terms and conditions and has demonstrated repayment performance with the modified terms.

The following table presents unrecognized interest income on non-accrual loans for the period indicated.

	For the quarters ended
	March 31,	March 31,
	2011	2010
	(Dollars in thousands)
Gross interest income that would have been recognized	$1,113	$512
Interest income recognized	181	80

Interest income foregone	$932	$432

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as Substandard, Doubtful, or Loss. An asset is considered Substandard if it displays identifiable weakness without appropriate mitigating factors. These loans may include some deterioration in repayment capacity and/or loan-to-value of underlying collateral. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard, with the added characteristic that collection in full is highly questionable or improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. We review our asset portfolio no less frequently than quarterly to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our classified assets and criticized assets at the dates indicated.

	At March 31, 2011	At December 31, 2010
	(Dollars in thousands)
Classified loans:
Substandard	$113,761	$113,178
Doubtful	—	—
Loss	—	—

Total classified loans	113,761	113,178
Special mention	71,724	64,386

Total criticized loans	$185,485	$177,564

Total criticized loans increased $7.9 million, or 4.5%, to $185.5 million at March 31, 2011, from $177.6 million at December 31, 2010, primarily as a result of a $7.3 million increase in special mention loans. This increase is due to the downgrade of a $9.1 million performing loan from “Pass” to “Special Mention.” The subject loan is secured by income producing real estate that is leased at near 100% occupancy. The downgrade was the result of the borrower’s outside investment in a land development project that has been delayed.

Potential Problem Loans. Potential problem loans, which are not included in non-performing assets, amounted to approximately $6.2 million, or 0.9% of total net loans outstanding, at March 31, 2011, compared to $4.2 million, or 0.6% of total loans outstanding, at December 31, 2010. Potential problem loans include impaired loans that are not TDRs and are still accruing. Potential problem loans represent those loans with a well-defined weakness which has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms.

The Bank had no loans with interest reserves outstanding at March 31, 2011.

Allowance for Loan Losses. We provide for loan losses based upon consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which in our judgment deserve current recognition in estimating probable losses. When any loan or portion thereof is classified Doubtful or Loss, the loan will be charged down or charged off against the allowance for loan losses. Loans are deemed Doubtful or Loss based on a variety of credit, collateral, documentation and other issues. When collateral is foreclosed or repossessed, any principal charge-off related to that transaction, based upon the most current appraisal or evaluation, along with estimated sales expenses is taken at that time. A committee consisting of members of lending management, credit risk management, and accounting meets periodically, and at least quarterly, to review our allowance and the credit quality of our portfolio. The allocated allowance consists primarily of two components:

(1) Specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, adjusted for sales costs, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, adjusted for sales costs, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

(2) General allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We segregate unimpaired loans between classified and non-classified loans and apply an estimated loss rate to each group. The loss rate within each group can vary based on the type of loan. The loss rates applied are based upon our historical loss experience of each risk group for the past three years, adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

The adjustments to historical loss experience are based on our evaluation of several qualitative and environmental factors, including:

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);

•	changes in the number and amount of non-accrual loans, criticized loans and past due loans;

•	changes in national, state and local economic trends;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the mortgage loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

In addition, we may establish an unallocated allowance to provide for probable losses that are inherent as of the reporting date but are not reflected in the allocated allowance.

We evaluate the allowance for loan losses based upon the combined total of the specific and general components.

Generally when the loan portfolio increases or decreases, absent other factors, the allowance for loan loss methodology results in a higher or lower dollar amount, respectively, of estimated probable losses than would be the case without the change.

Different types of loans generally have varying degrees of credit risk. Other construction and land, residential construction, commercial real estate, and commercial business loans generally have greater credit risks compared to one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

The following table shows our allowance for loan losses at and for the quarters ended March 31, 2011 and 2010.

	At or for the three months ended March 31,
	2011	2010
	(Dollars in thousands)
Balance at beginning of period	$17,195	$17,772

Charge-offs:
Real Estate:
One- to four-family residential	2,548	1,324
Commercial	145	156
Home equity loans and lines of credit	518	1,377
One- to four-family residential construction	75	76
Other construction and land	3,188	894
Commercial business	11	58
Consumer	379	33

Total charge-offs	6,864	3,918

Recoveries:
Real Estate:
One- to four-family residential	75	18
Commercial	50	—
Home equity loans and lines of credit	205	177
One- to four-family residential construction	2	—
Other construction and land	365	346
Commercial business	52	1
Consumer	19	12

Total recoveries	768	554

Net charge-offs	6,096	3,364

Provision for loan losses	9,765	3,849

Balance at end of period	$20,864	$18,257

Ratios:
Net charge-offs to average loans outstanding (annualized)	3.48%	1.76%
Allowance for loan losses to non-performing loans at end of period	28.52	38.12
Allowance for loan losses to total loans at end of period	3.03	2.40

The total allowance for loan losses increased $3.7 million, or 21.5%, to $20.9 million at March 31, 2011, from $17.2 million at December 31, 2010. The provision for loan losses increased $5.9 million in the first quarter of 2011 to $9.8 million from $3.8 million in the first quarter of 2010. The increased provision in the quarter resulted from several factors which occurred subsequent to year-end. First, the Bank accepted two short-sales during the quarter which resulted in a $3.1 million net loss and reduction to the allowance. Second, the Bank revised its real estate valuation requirements in the fourth quarter of 2010, raising its minimum acceptable appraisal standards and requiring that appraisals be conducted on a more frequent basis. Updated appraisals resulting from this policy change were received during the quarter ending March 31, 2011. These appraisals reflected the continued downward trend in real estate values, and, in those cases where the new appraisals reflected lower property values, this resulted in loan write-downs and additions to the allowance for loan losses. Third, as general economic conditions continued to be weak and as historical losses continued to increase the Bank increased its allowance for loans collectively evaluated for impairment by $1.2 million during the quarter ended March 31, 2011.

Allocation of Allowance for Loan Losses. The following table illustrates the allowance for loan losses allocated by loan category at March 31, 2011 and December 31, 2010. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2011		At December 31, 2010
	Allowance for Loan losses	Percent of Loans in each Category to Total loans	Allowance for Loan losses	Percent of Loans in each Category to Loan losses
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$4,108	34.8%	$4,097	35.4%
Commercial	5,398	29.3	4,206	28.0
Home equity loans and lines of credit	1,568	10.7	1,428	10.5
One- to four-family residential construction	668	2.2	540	2.2
Other construction and land	8,705	20.2	6,638	21.2
Commercial business	380	2.2	236	2.1
Consumer	37	0.6	50	0.6

Total allocated allowance	20,864	100.0	17,195	100.0
Unallocated	—	—	—	—

Total	$20,864	100.0%	$17,195	100.0%

We compute our allowance for loan losses using a methodology which identifies a specific allowance for individually impaired loans and a general allowance for homogeneous loans analyzed by loan type. See “– Allowance for Loan Losses” on page      for detailed discussion on our methodology. The above allocation represents the combined allocation of the allowance by loan type of all loans regardless of whether the allowance is specific or general, and reflects that higher risks are associated with other construction and land loans and commercial real estate loans.

We review impaired loans individually to determine an appropriate allowance. When a loan or a portion of a loan is deemed a loss, we record a provision for the amount of the loss or charge-off the loss amount. The following table shows recorded loan balances, the unpaid principal balances, partial charge-offs, and specific allowances for impaired loans as of March 31, 2011. The table also shows the sum of the specific allowances and partial charge-offs expressed as a percentage of the unpaid principal balance.

	Recorded Balance	Unpaid principal balance	Partial Charge-offs	Specific Allowance	Specific allowance and Partial charge-offs Divided by Unpaid principal balance
	(Dollars in thousands)
Loans without a specific valuation allowance
One- to four-family residential	$3,361	$3,361	$—	$—	—%
Commercial real estate	10,191	11,036	845	—	7.66
Home equity loans and lines of credit	—	—	—	—	—
One- to four-family residential construction	1,936	2,502	566	—	22.62
Other construction and land	5,742	6,170	428	—	6.94
Commercial loans	1,025	1,025	—	—	—

Total	$22,255	$24,094	$1,839	$—	7.63%

Loans with a specific valuation allowance
One- to four-family residential	6,046	6,109	63	883	15.49
Commercial real estate	7,497	7,497	—	2,034	27.13
Home equity loans and lines of credit	584	687	103	303	59.10
One- to four-family residential construction	610	610	—	149	24.43
Other construction and land	16,006	17,709	1,703	3,948	31.91
Commercial loans	125	151	26	124	99.34

Total	$30,868	$32,763	$1,895	$7,441	28.50%

Total
One- to four-family residential	9,407	9,470	63	883	9.99
Commercial real estate	17,688	18,533	845	2,034	15.53
Home equity loans and lines of credit	584	687	103	303	59.10
One- to four-family residential construction	2,546	3,112	566	149	22.98
Other construction and land	21,748	23,879	2,131	3,948	25.46
Commercial loans	1,150	1,176	26	124	12.76

Total	$53,123	$56,857	$3,734	$7,441	19.65%

The above table indicates that the Bank charged off or provided allowances totaling 19.65% of the unpaid principal balances of all impaired loans as of March 31, 2011.

Real Estate Owned (REO). REO increased $2.0 million, or 9.2%, to $23.5 million at March 31, 2011, from $21.5 million at December 31, 2010. During the quarter ended March 31, 2011, the Bank disposed of 21 properties in REO for a purchase price of $3.2 million, which included $1.9 million in net proceeds from sales, $1.7 million of loans originated for disposition of REO, less $0.4 million of sales costs. Losses on REO during the same period totaled $0.8 million. See “– Real estate owned (REO)” on page      for a discussion on how we value our REO.

The following table shows REO by property type at the dates indicated.

	March 31 2011	December 31, 2010
	(Dollars in thousands)
One- to four-family improved properties	$7,095	$5,712
Commercial real estate	2,805	2,244
Commercial land and land development	9,467	10,200
Residential lots	4,124	3,355

Total	$23,491	$21,511

Our recovery experience in liquidating REO is shown in the following table. This table measures REO sales proceeds for the periods indicated, expressed as a percentage of the loan balances at the time the properties were transferred to REO.

	As a percentage of loan payoff balances at time of foreclosure:
	REO book value	Real estate owned disposals, net proceeds For the quarter ended
	At March 31, 2011	Five quarter Weighted avg. value	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Residential construction	77.9%	63.7%	—%	—%	71.6%	49.2%	—%
One-to four-family residential	66.3	67.6	65.2	60.1	67.3	75.0	78.2
Commercial real estate	53.6	63.9	53.2	65.1	—	—	—
Other construction and land	57.9	45.2	70.3	25.3	61.8	40.9	43.8
Total	59.8	55.3	68.0	46.6	66.9	52.4	52.5

As of March 31, 2011, the book value of our REO, expressed as a percentage of the related loan balances at the time the properties were transferred to REO was 59.8%, compared to the five-quarter weighted average percentage of disposed REO of 55.3%, described above. During the quarter ending December 31, 2010, the Bank disposed of $3.6 million of REO in other construction and land, which equated to 25.6% of the related loan balances at the time of foreclosure. Of this $3.6 million, the Bank disposed of $1.6 million in residential building lots which were regarded as having very limited marketability. We regard residential building lots as one of the slowest selling types of properties in our market area.

Investment Securities. Our entire investment securities portfolio is classified as “available-for-sale” and is carried at fair value. The following table shows the amortized cost and fair value of our investment portfolio at the dates indicated.

	At March 31,		At December 31,
	2011		2010
	Amortized		Amortized
	Cost	Fair value	Cost	Fair value
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. Government and agency securities:
U.S. Government and agency obligations	$14,507	$14,520	$32,213	$32,290
U.S. Government structured agency obligations	11,996	11,987	21,150	21,118
Municipal obligations	36,581	35,243	36,874	34,616
Corporate bonds	1,023	1,023	1,024	1,023
Mortgage-backed securities:
U.S. Government agency sponsored mortgage-backed securities	80,186	81,069	108,480	111,451
SBA securities	3,392	3,582	3,533	3,751
Collateralized mortgage obligations	6,871	6,849	12,056	12,021
CRA investment fund	530	530	526	527

Total securities available-for-sale	$155,086	$154,803	$215,856	$216,797

Investment securities decreased $62.0 million, or 28.6%, to $154.8 million at March 31, 2011, compared to $216.8 million at December 31, 2010, primarily as a result of the sale of $59.2 million of securities during this period. Management elected to sell these securities to meet certain asset/liability management objectives, notably to reduce total assets in order to improve the Bank’s Tier I Leverage Capital and Total Risk-Based Capital ratios. See “– Liquidity and Capital Resources” on page     .

Investment Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2011 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. Municipal securities yields have been adjusted for a 34% federal tax-equivalent rate.

	One year or less		More than one Year Through five years		More than five years Through ten years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
US Government and agency securities:
U.S. Government and agency obligations	$—	—%	$6,003	1.53%	$8,504	3.16%
U.S. Government and agency structured obligations	—	—	2,500	1.00	6,996	1.73
Municipal obligations (1)	340	6.05	—	—	2,089	5.78
Corporate bonds	—	—	—	—	—	—
Mortgage-backed securities:
U.S. Government sponsored agency mortgage-backed securities:	—	—	—	—	8,973	2.29
Small Business Administration securities	—	—	—	—	—	—
Collateralized mortgage obligations	—	—	—	—	—	—
CRA investment fund	—	—	—	—	—	—

Total securities available-for-sale	$340	6.05%	$8,503	1.37%	$26,562	2.70%

	More than ten years		Total securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
US Government and agency securities:
U.S. Government and agency obligations	$—	—%	$14,507	$14,520	2.49%
U.S. Government and agency structured obligations	2,500	1.99	11,996	11,987	1.63
Municipal obligations (1)	34,152	6.35	36,581	35,243	6.31
Corporate bonds	1,023	7.35	1,023	1,023	7.35
Mortgage-backed securities:
U.S. Government sponsored agency mortgage-backed securities:	71,213	3.40	80,186	81,069	3.27
Small Business Administration securities	3,392	5.12	3,392	3,582	5.12
Collateralized mortgage obligations	6,871	0.89	6,871	6,849	0.89
CRA investment fund	530	3.22	530	530	3.22

Total securities available-for-sale	$119,681	4.15%	$155,086	$154,803	3.74%

(1)	Municipal obligations are shown at a Federal 34% tax equivalent yield

Other Assets. Other assets decreased by $0.2 million, or 1.1%, to $18.3 million at March 31, 2011, from $18.5 million at December 31, 2010, principally as a result of a $0.4 million decline in prepaid FDIC deposit insurance assessment fees. Other assets at March 31, 2011, consisted of $4.1 million of current income tax receivables, $5.6 million of deferred tax assets, $2.9 million in prepaid FDIC deposit insurance assessments, $2.4 million of mortgage loan servicing rights and $3.4 million of other miscellaneous assets.

Deposits. Deposits declined $16.3 million, or 2.0%, to $782.1 million at March 31, 2011, from $798.4 million at December 31, 2010. Pursuant to management’s strategy to reduce the Bank’s interest expense by reducing its volatile deposits and borrowings, brokered deposits declined $32.7 million, or 21.4%, to $120.2 million at March 31, 2011, from $152.9 million at December 31, 2010. This decline in brokered deposits was partially offset by a $11.8 million increase in retail certificates of deposit and a $4.9 million increase in money market accounts. The following table presents details of our deposits by category at the dates indicated.

	For the quarter ended March 31, 2011			For the year ended December 31, 2010
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$19,693	2.5%	0.31%	$19,134	2.4%	0.33%
Time deposits	473,537	59.4	2.07	510,726	63.1	2.36
Money market accounts	190,310	23.9	1.17	162,642	20.1	1.46
Interest-bearing demand accounts	62,322	7.8	0.23	63,958	7.9	0.24
Noninterest-bearing demand accounts	51,228	6.4	—	53,435	6.6	—

Total deposits	$797,090	100.0%	1.51%	$809,895	100.0%	1.71%

The following table presents details of the applicable interest rates on our certificates of deposit at the dates indicated.

	At March 31,	At December 31,
	2011	2010
	(Dollars in thousands)
Interest Rate:
Less than 2.00%	$231,788	$221,015
2.00% to 3.99%	215,691	247,387
4.00% to 5.99%	7,964	7,998

Total	$455,443	$476,400

The following table presents details of the applicable interest rates on our certificates of deposit, by maturity as of March 31, 2011.

	At March 31, 2011
	Period to maturity
	Less than or Equal to One year	More than One to Two years	More than Two to Three years	More than Three years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$134,772	$85,313	$8,917	$2,786	$231,788	50.8%
2.00% to 3.99%	63,150	105,468	14,550	32,523	215,691	47.4
4.00% to 5.99%	1,766	6,000	198	—	7,964	1.8

Total	$199,688	$196,781	$23,665	$35,309	$455,443	100.0%

The following table presents details of the remaining maturity of our greater than $100,000 certificates of deposit as of March 31, 2011.

At March 31, 2011
(Dollars in thousands)
Three months or less	$24,291
Over three months through six months	34,975
Over six months through one year	8,729
Over one year to three years	93,031
Over three years	14,242

Total	$175,268

Borrowings. Pursuant to management’s strategy to reduce the Bank’s interest expense by reducing its higher cost deposits and borrowings, and in order to reduce our total asset size and improve the Bank’s capital ratios, FHLB advances declined $62.5 million in the first quarter of 2011, or 48.7%, to $65.9 million from $128.4 million at December 31, 2010. This was primarily due to the early repayment of $42.5 million in fixed rate advances carrying a weighted average interest rate of 4.61%. The early repayment of these advances, which were scheduled to mature between July, 2011 and May, 2012, was made in conjunction with the sale of investment securities. The Bank incurred $1.4 million in fees relating to the prepayment of the FHLB advances, which was offset by $1.6 million in gains on sales of investment securities. The Bank also repaid $20.0 million in other regularly maturing advances during the first quarter of 2011.

	At or for the three months ended March 31,
	2011	2010
	(Dollars in thousands)
Balance at end of period	$65,900	$153,400
Average balance during period	116,300	169,400
Maximum outstanding at any month end	128,400	178,400
Weighted average interest rate at end of period	3.66%	4.06%
Weighted average interest rate during period	3.87	4.02

Accrued Expenses and Other Liabilities. Accrued expenses and other liabilities declined $0.6 million, or 4.1%, to $14.0 million at March 31, 2011, from $14.6 million at December 31, 2010, primarily due to a $0.5 million decline in accrued expenses. Accrued expenses and other liabilities consist of $12.1 million of accrued employee and director retirement benefits, $1.1 million of accrued interest payable, and $0.8 million of other expenses payable.

Equity. Total equity declined by $9.7 million, or 14.6%, to $56.3 million at March 31, 2011, from $66.0 million at December 31, 2010, as a result of $8.9 million in losses during the first quarter of 2011 and a decrease of $0.7 million to $0.2 million in other comprehensive income due to an increase in net unrealized losses on securities available-for-sale. Pre-tax losses in the first quarter, 2011, were not offset by an income tax benefit.

Balance Sheet Analysis: December 31, 2010 and December 31, 2009

Total assets decreased $56.8 million, or 5.3%, to $1.0 billion at December 31, 2010, from $1.1 billion at December 31, 2009. The decline was primarily a result of the Bank moving problem loans through the liquidation process, the sale of REO, continued weak loan demand from qualified borrowers, and continued calls of investment securities as interest rates remained low. Net loans declined $55.7 million, or 7.4%, cash and cash equivalents declined $16.3 million, or 47.4%, and all other asset categories, excluding investment securities, declined $8.0 million, or 8.3%, since December 31, 2009. Investment securities increased from December 31, 2009 to December 31, 2010 by $23.2 million, or 12.0%. During 2010, the Bank controlled its growth using proceeds from the reduction in loans and increases in deposits to reduce FHLB advances by $50.0 million, or 28.0%.

Cash and Cash Equivalents. Total cash and cash equivalents declined $16.3 million, or 47.4%, to $18.0 million at December 31, 2010, from $34.3 million at December 31, 2009. Interest-earning deposits with the FHLB declined $15.1 million, or 58.9%, to $10.5 million at December 31, 2010 from $25.6 million at December 31, 2009. Cash and due from banks declined $1.2 million, or 13.7%, to $7.5 million from $8.7 million over the same period. Interest-earning deposits are temporary overnight investments and balances are used to meet cash demands. Liquid funds were used to repay higher costing maturing brokered deposits and FHLB advances during 2010.

Loans. The following table presents our loan portfolio composition and the corresponding percentage of total loans for the dates indicated. Residential one- to four-family construction loans include speculative construction loans and permanent construction loans for individuals still in the construction phase. Other construction and land loans include residential acquisition and development loans, commercial undeveloped land and one- to four-family improved and unimproved lots. Commercial business loans include commercial unsecured loans and commercial loans secured by business assets.

	At December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family residential	$254,160	35.4%	$244,830	31.6%	$239,743	29.2%
Commercial	201,219	28.0	197,006	25.4	181,452	22.2
Home equity loans and lines of credit	75,322	10.5	90,219	11.7	94,656	11.6
One-to four-family residential construction	15,552	2.2	28,559	3.7	54,160	6.6
Other construction and land	151,894	21.2	190,983	24.7	221,218	27.0
Commercial business	15,395	2.1	16,545	2.1	19,530	2.4
Consumer	4,288	0.6	6,242	0.8	8,143	1.0

Total loans	717,830	100.0%	774,384	100.0%	818,902	100.0%

Less other items:
Deferred loan fees, net	2,326		2,646		2,931
Allowance for loan losses	17,195		17,772		13,167

Total loans, net	$698,309		$753,966		$802,804

	At December 31,
	2007		2006
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family residential	$250,236	30.0%	$250,491	31.5%
Commercial	162,869	19.6	153,161	19.2
Home equity loans and lines of credit	88,866	10.7	86,206	10.8
One-to four-family residential construction	74,088	8.9	78,948	9.9
Other construction and land	224,206	26.9	194,241	24.4
Commercial business	21,601	2.6	22,297	2.8
Consumer	10,781	1.3	10,997	1.4

Total loans	832,647	100.0%	796,341	100.0%

Less other items:
Deferred loan fees, net	3,512		3,641
Allowance for loan losses	9,520		8,122

Total loans, net	$819,615		$784,578

In mid-2007 as economic conditions began to deteriorate, management recognized the need to reduce the Bank’s concentration in higher risk loans, especially one- to four-family residential construction and other construction and land development loans. The Bank subsequently reduced its concentration in residential one- to four-family construction loans, which declined to 2.2% of total loans at December 31, 2010 from 9.9% at December 31, 2006, and other construction and land development loans, which declined to 21.2% at December 31, 2010 from 27.0% at December 31, 2008. Reductions have been achieved through payoffs of maturing loans, fewer new loans, and foreclosure of non-performing loans. Management further revised the Bank’s lending practices in 2010, including limiting renewal and restructurings of commercial real estate loans and requiring conversion of interest-only payment loans to principal and interest payment whenever possible.

Net loans represented 68.3% of our total assets at December 31, 2010. Net loans declined by $55.7 million, or 7.4%, to $698.3 million at December 31, 2010, from $754.0 million at December 31, 2009. This decrease was primarily due to a $39.1 million decrease in other construction and land development loans and a $14.9 million decrease in home equity and lines of credit loans. During 2010, the Bank received $16.5 million in REO in satisfaction of mortgage loans. Weak market conditions and soft demand from qualified borrowers prevented the replacement of maturing loans. Partially offsetting the decreases in our loan portfolio was a $9.3 million increase in one- to four-family residential loans and a $4.2 million increase in commercial real estate loans. During 2010, the Bank offered several non-conforming residential loan products to customers within its market area. These portfolio loans are within the scope of our lending policies, but not typical conforming secondary market products. Examples include loans with short-term maturities or loans with collateral which is rural in nature.

The following tables present loans by contractual maturity along with corresponding weighted average rates by category as of December 31, 2010.

	One-to four-family residential real estate		Commercial real estate		Home equity loans and lines of credit		One- to four-family Construction
	Amount	Weighted Average rate	Amount	Weighted Average rate	Amount	Weighted Average rate	Amount	Weighted Average rate
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$6,467	4.63%	$29,119	4.98%	$1,201	6.39%	$5,502	4.05%
2012	4,114	5.67	6,066	6.71	753	5.90	258	7.00
2013	3,378	6.13	21,729	5.22	460	5.87	1,936	5.91
2014 to 2015	10,090	5.91	45,242	5.55	720	6.17	1,089	4.54
2016 to 2020	13,144	5.18	23,039	5.77	37,383	5.89	—	0.00
2022 to 2025	24,654	4.80	24,257	5.33	34,736	5.45	—	0.00
2026 and beyond	192,313	4.92	51,767	6.08	69	4.72	6,767	5.45

Total	$254,160	4.98	$201,219	5.60	$75,322	5.70	$15,552	4.97

	Other construction and land		Commercial business		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$52,174	3.00%	$5,410	4.97%	$259	8.42%	$100,132	3.90%
2012	15,477	4.77	1,869	6.33	580	8.99	29,117	5.53
2013	17,491	5.12	1,309	5.21	817	8.47	47,120	5.34
2014 to 2015	18,440	5.15	2,692	6.34	684	8.33	78,957	5.55
2016 to 2020	11,140	5.82	3,044	4.42	1,131	7.97	88,881	5.72
2021 to 2025	12,964	6.57	864	4.65	172	6.32	97,647	5.40
2026 and beyond	24,208	5.89	207	14.12	645	15.67	275,976	5.27

Total	$151,894	4.66	$15,395	5.39	$4,288	9.38	$717,830	5.20

Longer term one- to four-family residential, commercial real estate, and home equity loans and lines of credit typically carry interest rates which adjust to U.S. Treasury indices or The Wall Street Journal Prime Rate. Longer term residential one- to four-family construction loans represent construction-permanent loans which, upon completion of the construction phase, become one- to four-family residential loans.

The following table presents loans with predetermined interest rates and adjustable interest rates due after December 31, 2011.

	Due after December 31, 2011
	Fixed	Adjustable	Total
	(Dollars in thousands)
Real estate loans:
One-to four-family residential	$81,486	$166,207	$247,693
Commercial	83,915	88,185	172,100
Home equity loans and lines of credit	11,170	62,951	74,121
One- to four-family residential construction	5,963	4,087	10,050
Other construction and land	44,834	54,886	99,720
Commercial business	5,158	4,827	9,985
Consumer	3,513	516	4,029

Total loans	$236,039	$381,659	$617,698

Delinquent Loans. When a loan is 15 days past due, we contact the borrower to inquire as to why the loan is past due. When a loan is 30 days or more past due, we increase collection efforts to include all available forms of communication. When the loan is 45 days past due, we generally issue a demand letter and further explore the reasons for non-repayment, discuss repayment options, and inspect the collateral. In the event the loan officer or collections staff has reason to believe restructuring will be mutually beneficial to the borrower and Bank, the borrower will be referred to the Bank’s Loss Mitigation Manager to explore restructuring alternatives to foreclosure. Once the demand period has expired and it has been determined restructuring is not a viable option, the Bank’s counsel is instructed to pursue foreclosure.

Loans are automatically placed on non-accrual status when payment of principal and/or interest is 90 days or more past due. Loans are also placed on non-accrual status if full collection of principal or interest cannot be reasonably assured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed. The loan may be returned to accrual status if payments are made, bringing the loan to less than 90 days past due, and full payment of principal and interest is reasonably expected, generally after six consecutive months of performance on reasonable terms. Cash payments on non-accrual loans are applied against principal until the loan is returned to accrual status.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. We have no loans greater than 90 days past due that are still accruing interest. Residential one- to four-family construction loans include speculative construction loans and permanent construction loans for individuals that are still in the construction phase. Other construction and land includes residential acquisition and development loans, commercial undeveloped land and one- to four-family improved and unimproved lots. Commercial loans, not secured by real estate include commercial unsecured loans and commercial loans secured by business assets.

	Delinquent loans
	30-89 Days Amount	90 Days and over (1) Amount	Total Amount
	(Dollars in thousands)
At December 31, 2010
Real estate loans:
One-to-four family residential	$5,949	$17,525	$23,474
Commercial	7,179	4,906	12,085
Home equity loans and lines of credit	1,674	1,362	3,036
One- to four-family residential construction	475	1,777	2,252
Other construction and land	5,600	20,661	26,261
Commercial business	185	957	1,142
Consumer	90	9	99

Total loans	$21,152	$47,197	$68,349

At December 31, 2009
Real estate loans:
One-to-four family residential	$4,664	$8,407	$13,071
Commercial	2,037	3,477	5,514
Home equity loans and lines of credit	2,466	1,960	4,426
One- to four-family residential construction	2,974	1,294	4,268
Other construction and land	5,639	4,289	9,928
Commercial business	237	275	512
Consumer	203	22	225

Total loans	$18,220	$19,724	$37,944

At December 31, 2008
Real estate loans:
One-to four-family residential	$3,934	$5,479	$9,413
Commercial	1,313	2,718	4,031
Home equity loans and lines of credit	1,875	722	2,597
One- to four-family residential construction	4,248	4,554	8,802
Other construction and land	15,765	12,269	28,034
Commercial business	1,179	59	1,238
Consumer	258	52	310

Total loans	$28,572	$25,853	$54,425

At December 31, 2007
Real estate loans:
One-to four-family residential	$2,053	$851	$2,904
Commercial	2,974	395	3,369
Home equity loans and lines of credit	754	57	811
One- to four-family residential construction	2,012	856	2,868
Other construction and land	7,396	3,457	10,853
Commercial business	1,068	87	1,155
Consumer	151	—	151

Total loans	$16,408	$5,703	$22,111

At December 31, 2006
Real estate loans:
One-to four-family residential	$2,752	$1,696	$4,448
Commercial	308	1,057	1,365
Home equity loans and lines of credit	1,278	—	1,278
One- to four-family residential construction	3,666	281	3,947
Other construction and land	2,660	1,102	3,762
Commercial business	100	61	161
Consumer	130	17	147

Total loans	$10,894	$4,214	$15,108

(1)	As of December 31, 2009, all 90 day and over loans are on non-accrual status.

Total loans 30-89 days past due increased $3.0 million, or 16.1%, to $21.2 million at December 31, 2010 from $18.2 million at December 31, 2009. Loans 90 days and over increased $27.5 million, or 139.3%, to $47.2 million at December 31, 2010, from $19.7 million at December 31, 2009. Total delinquent loans previously fell to $37.9 million at December 31, 2009, compared to $54.4 million at December 31, 2008, before increasing to $68.3 million at December 31, 2010.

Total outstanding loans 90 days or more past due, including non-accrual loans, and the percentage of loans past due to total loans receivable are shown below for the periods indicated.

	Number of Loans	Amount	Percentage of loans Receivable, net
	(Dollars in thousands)
At December 31, 2010	145	$47,197	6.76%
At December 31, 2009	81	19,724	2.62
At December 31, 2008	81	25,855	3.22

Non-performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated including TDRs.

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$21,118	$8,450	$3,074	$—	$1,411
Commercial	9,338	4,445	2,320	395	159
Home equity loans and lines of credit	1,362	1,960	299	5	—
One- to four-family residential construction	1,777	1,294	7,408	856	281
Other construction and land	25,822	4,922	24,768	3,257	1,063
Commercial business	1,056	345	57	54	44
Consumer	9	22	17	—	17

Total non-accrual loans	60,482	21,438	37,943	4,567	2,975

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—	2,854	851	285
Commercial	—	—	398	—	898
Home equity loans and lines of credit	—	—	423	52	—
One- to four-family residential construction	—	—	—	—	—
Other construction and land	—	—	417	200	39
Commercial business	—	—	2	33	17
Consumer	—	—	35	—	—

Total loans delinquent 90 days or greater and still accruing	—	—	4,129	1,136	1,239

Troubled debt restructurings still accruing	15,095	22,263	1,424	63	101

Total non-performing loans	75,577	43,701	43,496	5,766	4,315

Foreclosed real estate:
One- to four-family residential	5,712	6,487	3,427	1,077	819
Commercial	2,244	858	1,304	308	—
Other construction and land	10,200	11,572	209	—	146
Residential lots	3,355	3,912	591	813	686

Total foreclosed real estate	21,511	22,829	5,531	2,198	1,651

Total non-performing assets	$97,088	$66,530	$49,027	$7,964	$5,966

Ratios:
Non-performing loans to total loans	10.53%	5.64%	5.31%	0.69%	0.54%
Non-performing assets to total assets	9.50%	6.17%	4.40%	0.76%	0.60%

Total non-performing assets increased $30.6 million, or 45.9%, to $97.1 million at December 31, 2010, from $66.5 million at December 31, 2009. Beginning in 2009, the Bank modified its non-accrual policy such that all loans greater than 90 days past due, regardless of collectability prospects, are placed on non-accrual status. During 2010, the Bank intensified its practice of manually reviewing problem loans less than 90 days past due, and placing those loans on non-accrual status, where the recognition of interest income is considered doubtful.

Over the three-year period ended December 31, 2010, non-accruing other construction and land loans reached a low of $4.9 million at December 31, 2009, primarily due to $17.1 million in four large loan relationships being foreclosed during 2009 and moved to REO.

All TDRs still accruing interest are shown as non-performing loans in the previous table. TDRs still accruing interest declined $7.2 million, or 32.2%, to $15.1 million at December 31, 2010, from $22.3 million at December 31, 2009. During 2009, the Bank began using restructuring more frequently as a means to address problem loans. We classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Our practice is to only restructure loans for borrowers in financial difficulty that have designed a viable business plan to fully repay all outstanding debt, interest and fees, either by generating additional income from the business or through liquidation of assets. These loans may continue to accrue interest as long as the borrower complies with the revised terms and conditions and has demonstrated repayment performance with the modified terms.

The following table presents interest income lost on non-accrual loans for the periods indicated.

	For the years ended
	December 31, 2010	December 31, 2009	December 31, 2008
	(Dollars in thousands)
Gross interest income that would have been recognized	$3,223	$2,868	$385
Interest income recognized	1,237	1,295	299

Interest income foregone	$1,986	$1,573	$86

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as Substandard, Doubtful, or Loss. An asset is considered

Substandard if it displays identifiable weakness without appropriate mitigating factors. These loans may include some deterioration in repayment capacity and/or loan-to-value of underlying collateral. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard, with the added characteristic that collection in full is highly questionable or improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. We review our asset portfolio no less frequently than quarterly to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified assets and criticized assets at the dates indicated.

	At December 31,
	2010	2009	2008
	(Dollars in thousands)
Classified loans:
Substandard	$113,178	$92,685	$65,332
Doubtful	—	—	47
Loss	—	—	30

Total classified loans:	113,178	92,685	65,409
Special mention	64,386	27,356	21,428

Total criticized loans	$177,564	$120,041	$86,837

Total criticized loans increased $57.6 million, or 47.9%, to $177.6 million at December 31, 2010, from $120.0 million at December 31, 2009. During this period, Substandard and Special Mention residential loans increased $23.2 million, or 105.0%, commercial construction and land development loans increased $18.2 million, or 154.1%, and owner occupied commercial real estate increased $15.5 million, or 104.9%, These increases, which reflect the continued deterioration of the real estate market within our market areas, from their totals at December 31, 2009, can be attributed, in part, to the Bank’s decision in 2010 to enhance its Special Assets Department by adding additional staff and the resultant accelerated process of assessing debtor repayment capacity in addition to collateral coverage. A total of 40 loans with balances above $1.0 million totaling $71.4 million were included in criticized assets as of December 31, 2010, compared to 27 loans with balances greater than $1.0 million totaling $56.3 million as of December 31, 2009.

At December 31, 2010, other construction and land loans represented $61.1 million, or 34.4% of total criticized assets. Commercial real estate loans represented $60.6 million, or 34.0%, of total criticized assets as of December 31, 2010. Criticized commercial real estate loans is composed 51% income-producing commercial real estate, primarily office and retail space and the remaining 49% is comprised of owner-occupied commercial real estate.

Potential Problem Loans. Potential problem loans, which are not included in non-performing loans, amounted to approximately $4.2 million, or 0.6%, of total loans outstanding at December 31, 2010, compared to $17.1 million, or 2.2%, of total loans outstanding at December 31, 2009. Potential problem loans include impaired loans that are not TDRs and are still accruing. Potential problem loans represent those loans with a well-defined weakness which has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. The Bank had no loans with interest reserves outstanding at December 31, 2010.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses at the dates and for the periods indicated. See the Allowance for Loan Loss discussion in “– Allowance for Loan Losses,” on page      for a discussion of management’s loan loss allowance methodology.

	At or for the years ended December 31,
	2010	2009	2008	2007	2006
	( Dollars in thousands)
Balance at beginning of period	$17,772	$13,167	$9,520	$8,122	$6,583
Charge-offs:
Real Estate:
One- to four-family residential	3,218	3,057	613	1	163
Commercial	1,503	360	—	23	—
Home equity loans and lines of credit	3,473	2,479	565	146	—
One- to four-family residential construction	2,044	2,942	570	230	46
Other construction and land	9,646	9,751	605	—	—
Commercial business	582	478	113	55	—
Consumer	268	294	278	212	177

Total charge-offs	20,734	19,361	2,744	667	386

Recoveries:
Real Estate:
One- to four-family residential	153	198	2	—	42
Commercial	48	11
Home equity loans and lines of credit	251	22	23	8	50
One- to four-family residential construction	153	853	1	—	2
Other construction and land	525	943	52	—	—
Commercial business	65	19	16	1	4
Consumer	36	69	87	61	132

Total recoveries	1,231	2,115	181	70	230

Net charge-offs	19,503	17,246	2,563	597	156
Provision for loan losses	18,926	21,851	6,210	1,995	1,695

Balance at end of period	$17,195	$17,772	$13,167	$9,520	$8,122

Ratios:
Net charge-offs to average loans outstanding	2.61%	2.17%	0.31%	0.07%	0.02%
Allowance for loan losses to non-performing loans at end of period	22.75	40.67	30.27	165.11	188.23
Allowance for loan losses to total loans at end of period	2.40	2.30	1.61	1.15	1.02

Our total allowance for loan losses declined by $0.6 million, or 3.25%, to $17.2 million at December 31, 2010, from $17.8 million at December 31, 2009. The Bank began recording partial charge-offs on loans in late 2010 and at that time recorded $6.1 million in partial charge-offs on collateral-dependent loans. For the year ended December 31, 2010, charge-offs for other construction and land development loans totaling $9.7 million, representing the largest loan charge-off category as the Bank charged off three large credits within this category totaling $3.5 million. The Bank also charged off $3.5 million of home equity loans and lines of credit, many of which were from a high loan-to-value loan program which was discontinued in 2008.

Our coverage ratio, i.e., our allowance for loan losses expressed as a percentage of non-performing loans, was 40.67% at December 31, 2009, compared to 30.27% at December 31, 2008 and 22.75% at December 31, 2010. Over the three-year period ending December 31, 2010, our coverage ratio reached a high of 40.67% at December 31, 2009, as we anticipated higher credit losses on increasing non-performing loans. As non-performing loans increased from $43.5 million to $43.7 million and $75.6 million at December 31, 2008, 2009 and 2010, respectively, provision expense increased from $6.2 million to $21.9 million and then to $18.9 million in 2008, 2009, and 2010, respectively.

Allocation of Allowance for Loan Losses. The following table provides details of the allowance for loan losses allocated by loan category at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. Prior to 2009, our allowance methodology did not have any subcategories within real estate loans.

	At December 31,
	2010		2009
	Allowance for Loan losses	Percent of Loans in each Category to Total loans	Allowance for Loan losses	Percent of Loans in each Category to Total loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$4,097	35.4%	$3,820	31.6%
Commercial	4,206	28.0	3,146	25.4
Home equity loans and lines of credit	1,428	10.5	2,392	11.7
One- to four-family residential construction	540	2.2	878	3.7
Other construction and land	6,638	21.2	6,603	24.7
Commercial business	236	2.1	823	2.1
Consumer	50	0.6	110	0.8

Total allocated allowance	17,195	100.0	17,772	100.0
Unallocated	—		—

Total	$17,195	100.0%	$17,772	100.0%

	At December 31,
	2008		2007		2006
	Allowance for Loan losses	Percent of Loans in each Category to Total loans	Allowance for Loan losses	Percent of Loans in each Category to Total loans	Allowance for Loan losses	Percent of Loans in each Category to Total loans
	(Dollars in thousands)
Real estate loans	$12,541	96.6%	$8,046	96.1%	$6,817	95.8%
Commercial Business	562	2.4	1,077	2.6	979	2.8
Other loans	64	1.0	397	1.3	326	1.4

Total allocated allowance	13,167	100.0	9,520	100.0	8,122	100.0
Unallocated	—		—		—

Total	$13,167	100.0%	$9,520	100.0%	$8,122	100.0%

The Bank computes its allowance either through a specific allowance to individually impaired loans or through a general allowance applied to homogeneous loans by loan type. The above allocation represents the allocation of the allowance by loan type of all loans regardless of specific or general calculations. The largest allocation proportionate to outstanding balances has been made to other construction and land loans and commercial real estate loans.

We review impaired loans individually to determine an appropriate allowance. When a loan or a portion of a loan is deemed a loss, we record a provision for the amount of the loss or charge-off the loss amount. The following table shows recorded loan balances, the unpaid principal balances, partial charge-offs, and specific allowances for impaired loans as of December 31, 2010. The table also shows the sum of the specific allowances and partial charge-offs expressed as a percentage of the unpaid principal balance.

	Recorded Balance	Unpaid principal balance	Partial Charge-offs	Specific Allowance	Specific allowance And partial charge- offs divided by Unpaid principal Balance
	(Dollars in thousands)
Loans without a specific valuation allowance
One- to four-family residential	$7,072	$7,468	$396	$—	5.30%
Commercial real estate	5,011	5,125	114	—	2.22
Home equity loans and lines of credit	242	345	103	—	29.86
One- to four-family residential construction	2,372	2,938	566	—	19.26
Other construction and land	9,093	10,824	1,731	—	15.99
Commercial loans	1,161	1,188	27	—	2.27

Total	$24,951	$27,888	$2,937	$—	10.53%

Loans with a specific valuation allowance
One- to four-family residential	8,797	8,890	93	1,497	17.89
Commercial real estate	4,733	4,733	—	993	20.98
Home equity loans and lines of credit	387	387	—	189	48.84
One- to four-family residential construction	610	610	—	149	24.43
Other construction and land	13,344	14,816	1,472	2,099	24.10

Total	$27,871	$29,436	$1,565	$4,927	22.05%

Total
One- to four-family residential	15,869	16,358	489	1,497	12.14
Commercial real estate	9,744	9,858	114	993	11.23
Home equity loans and lines of credit	629	732	103	189	39.89
One- to four-family residential construction	2,982	3,548	566	149	20.15
Other construction and land	22,437	25,640	3,203	2,099	20.68
Commercial loans	1,161	1,188	27	—	2.27

Total	$52,822	$57,324	$4,502	$4,927	16.45%

The above table indicates that the Bank charged off, or provided allowances for, amounts totaling 16.45% of the unpaid principal balances of all impaired loans as of December 31, 2010.

Real Estate Owned (REO). REO decreased $1.3 million, or 5.8%, to $21.5 million at December 31, 2010, from $22.8 million at December 31, 2009. During 2010, we disposed of 56 properties, realizing $12.8 million which included $10.5 million in net proceeds, and $4.6 million of loans originated for disposition of REO, less $2.3 million of sales costs. During 2010, $16.6 million was added to REO. Loss on REO during the period totaled $5.1 million. A breakdown of REO by type of property is shown in the following table.

	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
	(Dollars in thousands)
One-to four-family improved properties	$5,712	$6,487	$3,427	$1,077	$819
Commercial real estate	2,244	858	1,304	308	—
Commercial land and land development	10,200	11,572	209	—	146
Residential lots	3,355	3,912	591	813	686

Total	$21,511	$22,829	$5,531	$2,198	$1,651

Our Commercial real estate loan category includes loans secured by commercial structures and commercial properties, with improvements under construction. Our commercial land and land development loan category includes acquisition and development loans and loans secured by unimproved commercial land.

Investment Securities. Our entire investment securities portfolio is classified as “available-for-sale” and is carried at fair value. The following table shows the amortized cost and fair value for our investment portfolio at the dates indicated.

	At December 31,
	2010		2009		2008
	Amortized Cost	Fair value	Amortized Cost	Fair value	Amortized Cost	Fair value
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. Government and agency securities:
U.S. Government and agency obligations	$32,213	$32,290	$2,497	$2,485	$23,786	$24,742
U.S. Government structured agency obligations	21,150	21,118	7,497	7,434	—	—
Municipal obligations	36,874	34,616	39,844	39,146	35,227	34,463
Corporate bonds	1,024	1,023	1,028	973	1,032	838
Mortgage-backed securities:
U.S. Government agency sponsored mortgage-backed securities	108,480	111,451	132,724	136,539	140,183	142,236
SBA securities	3,533	3,751	4,016	4,238	4,547	4,547
Collateralized mortgage obligations	12,056	12,021	2,295	2,258	1,654	1,658
CRA investment fund	526	527	508	504	—	—

Total securities available-for-sale	$215,856	$216,797	$190,409	$193,577	$206,429	$208,484

	At December 31,
	2007		2006
	Amortized Cost	Fair value	Amortized Cost	Fair value
	(Dollars in Thousands)
Investment securities available-for-sale:
U.S. Government and agency securities:
U.S. Government and Agency obligations	$55,267	$56,408	$49,727	$49,927
U.S. Government structured Agency obligations	—	—	—	—
Municipal obligations	28,852	28,472	16,346	16,407
Corporate bonds	1,035	1,045	—	—
Mortgage-backed securities:
U.S. Government agency sponsored mortgage-backed securities	47,895	47,649	61,852	61,242
Small Business Administration securities	3,099	3,043	3,977	3,945
Collateralized mortgage obligations	3,446	3,167	4,376	4,000
CRA investment fund	—	—	—	—

Total securities available-for-sale	$139,594	$139,784	$136,278	$135,521

Investment securities increased $23.2 million, or 12.0%, to $216.8 million at December 31, 2010 from $193.6 million at December 31, 2009, primarily as a result of a decline in the demand for loans during the period.

We held investment securities with an amortized cost of $215.9 million and a fair value of $216.8 million at December 31, 2010, compared to an amortized cost of $190.4 million and a fair value of $193.6 million at December 31, 2009. Corporate bonds included one trust preferred security originally issued through Wachovia Bank (then First Union) with a Baa1 Moody’s rating as of December 31, 2010.

At December 31, 2010, gross unrealized losses on all investment securities totaled $2.7 million, while gross unrealized gains on all investment securities totaled $3.7 million. All losses during 2010 represented temporary impairments. At December 31, 2009, gross unrealized losses on all investment securities totaled $1.4 million and gross unrealized gains totaled $4.6 million.

At December 31, 2010, we held 58 securities in unrealized loss positions of less than one year. The net unrealized loss positions of the securities totaled $1.2 million. Of these, four were mortgage-backed securities and 54 were municipal securities. At that date we held 12 municipal securities with a total of $6.2 million in unrealized loss positions greater than one year. At December 31, 2010, all municipal securities were performing. Our municipal securities portfolio consists of approximately 83% of general obligation bonds and 17% of revenue bonds. One municipal security with a value of approximately $500,000 was rated by Moody’s as Baa1, and another, also valued at $500,000, was rated by Moody’s as Baa2. Of the 76 remaining municipal securities in our portfolio, 21 were not rated, and the remainder were rated A2 or better. The net unrealized loss position of all municipal securities totaled $2.3 million at December 31, 2010. All of these securities are performing. We do not intend to sell these securities nor is it more likely than not that we would be required to sell these securities before their anticipated collection dates. We believe the collection of the investment and related interest is probable. Based upon management’s analysis of each security with a greater than one year impairment, all of the unrealized losses represent temporary impairment losses. See Note 3 of the Notes to the Consolidated Financial Statements.

FHLB Stock. Our stock in the FHLB of Atlanta declined $1.3 million, or 10.7%, to $11.0 million at December 31, 2010, from $12.3 million at December 31, 2009. The amount of FHLB stock required to be owned by the Bank is determined by the amount of FHLB advances outstanding. The decline in our FHLB stock holding was the result of lower FHLB borrowings outstanding which declined from $178.4 million at December 31, 2009 to $128.4 million at December 31, 2010.

Other Assets. Other assets declined by $4.5 million, or 19.8%, to $18.5 million at December 31, 2010, from $23.0 million at December 31, 2009. The decline was attributable to a $4.6 million decline in deferred and current tax benefits, a $1.2 million decline in FDIC prepaid expenses, partially offset by a $1.2 million increase in miscellaneous other assets. Bank owned life insurance increased $0.6 million to $18.3 million from $17.7 million as a result of increase in cash value from earnings. Other assets at December 31, 2010, include $3.3 million in prepaid FDIC assessments, $2.5 million of mortgage loan servicing rights and $3.4 million of other assets.

Deposits. The following table presents average deposits by category, percentage of total average deposits and average rates for the periods indicated.

	For the years ended December 31,
	2010			2009			2008
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$19,134	2.4%	0.33%	$18,062	2.4%	0.35%	$18,418	2.7%	0.52%
Time deposits	510,726	63.1	2.21	523,174	69.2	2.79	492,692	71.2	4.01
Money market accounts	162,642	20.1	1.46	103,705	13.7	1.86	67,611	9.8	2.59
Interest-bearing demand accounts	63,958	7.9	0.24	58,383	7.7	0.18	56,982	8.2	0.33
Noninterest-bearing demand accounts	53,435	6.6	—	52,646	7.0	—	56,602	8.2	—

Total deposits	$809,895	100.0%	1.71	$755,970	100.0%	2.51	$692,305	100.0%	3.15

	For the years ended December 31,
	2007			2006
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$20,336	2.9%	0.66%	$22,832	3.4%	0.66%
Time deposits	494,798	71.5	4.94	471,322	70.8	4.45
Money market accounts	54,019	7.8	3.19	50,657	7.6	3.18
Interest-bearing demand accounts	60,466	8.7	0.30	60,424	9.1	0.39
Noninterest-bearing demand accounts	62,293	9.0	—	60,693	9.1	—

Total deposits	$691,912	100.0%	3.83	$665,928	100.0%	3.46

The following table presents details of the applicable interest rates on our certificates of deposit at the dates indicated.

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Interest Rate:
Less than 2.00%	$221,015	$107,203	$29,540	$967	$1,364
2.00% to 3.99%	247,387	374,454	429,285	40,783	47,283
4.00% to 5.99%	7,998	39,839	50,405	453,403	448,182

Total	$476,400	$521,496	$509,230	$495,153	$496,829

Deposits increased by $8.0 million, or 1.0%, to $798.2 million at December 31, 2010 from $790.4 million at December 31, 2009. During this period, money market accounts increased $52.7 million, or 39.4%, to $186.6 million from $133.9 million, and savings accounts increased $1.3 million, or 7.2%, to $19.8 million from $18.5 million. These increases were offset partially by a $38.9 million, or 20.3%, decrease in brokered deposits, which fell to $152.9 million at December 31, 2010 from $191.8 million at December 31, 2009, and a $6.2 million, or 1.9%, decrease in retail certificates of deposit, which fell to $323.5 million at December 31, 2010 from $329.7 million at December 31, 2009. The increase in money market deposits resulted from a general market preference for shorter-term deposit instruments during the year. Brokered deposits which were $191.8 million at December 31, 2009 declined to $152.9 million at December 31, 2010. Internet deposits, which are more sensitive to market pricing, totaled $48.8 million, or 6.1% of total deposits, at December 31, 2010, and $35.3 million, or 4.5%, of total deposits, at December 31, 2009. Management uses internet deposits in the same manner as brokered deposits to manage liabilities, which may be available in a wider range of maturities than retail deposits.

Borrowings. The Bank has traditionally maintained a balance of borrowings from the FHLB of Atlanta, historically using a combination of fixed borrowings and fixed borrowings with an option for the FHLB to convert to variable rates at certain dates. All borrowings now carry fixed rates of interest. From time to time the Bank also borrows overnight funds from the FHLB of Atlanta but had no such overnight outstandings at December 31, 2010. FHLB advances are secured by qualifying one- to four-family permanent and commercial loans, by mortgage-backed securities, and by a blanket collateral agreement with the FHLB of Atlanta. The following table sets forth information concerning balances and interest rates on our FHLB advances at the dates and for the periods indicated.

	At or for the years ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Balance at end of period	$128,400	$178,400	$238,400	$259,950	$183,500
Average balance during period	151,251	219,976	261,915	216,537	170,609
Maximum outstanding at any month end	178,400	238,400	288,750	262,500	185,000
Weighted average interest rate at end of period	3.85%	3.92%	3.79%	4.60%	4.57%
Weighted average interest rate during period	4.05	4.02	4.00	4.84	4.37

FHLB advances declined $50.0 million, or 28.0%, to $128.4 million at December 31, 2010, from $178.4 million at December 31, 2009. Maturing advances were repaid as the demand for loans declined during 2010. The interest rates on these advances remained relatively constant in 2010 with the rates paid in 2009 due to borrowing rates being fixed during 2010 and 2009. See Note 10 of the Notes to the Consolidated Financial Statements.

The Bank maintains an approximately $41.0 million credit line with the FRB discount window. The Bank also from time to time uses repurchase agreements as a borrowing tool. The following table sets forth information concerning balances and interest rates for repurchase agreements and FRB borrowings at the dates and for the periods indicated.

	At or for the years ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Balance at end of period	$—	$—	$40,000	$—	$10,000
Average balance during period	12	12,713	7,576	3,679	14,753
Maximum outstanding at any month end	—	—	45,000	—	15,000

Weighted average interest rate at end of period	—%	—%	0.50%	—%	—%
Average interest rate during period	0.55	0.50	1.40	5.23	5.17

Junior Subordinated Debentures. We had $14.4 million in a junior subordinated debenture outstanding at December 31, 2010, and 2009. See Note 11 of the Notes to Consolidated Financial Statements. This debenture accrues interest at a 2.80% spread above the 90-day LIBOR, adjusted quarterly. The effective interest rate was 3.10% and 3.06% at December 31, 2010 and December 31, 2009, respectively. Because of the dividend restrictions in the Bancorp MOU, we have been deferring payment of dividends on this debenture effective with the dividend due December 30, 2010.

Equity. Equity decreased $15.7 million, or 19.2%, to $66.0 million at December 31, 2010, from $81.6 million at December 31, 2009. The decrease resulted from a net loss of $14.3 million for the year ended December 31, 2010, and a $1.4 million decrease in other comprehensive income due to a decline in net unrealized gains on investments.

Comparison of Operating Results for the Three Months Ended March 31, 2011 and 2010.

General. Net loss increased $8.7 million to $8.9 million for the quarter ended March 31, 2011, from a $0.2 million net loss for the quarter ended March 31, 2010. During the quarter ended March 31, 2011, the Bank’s loan loss provision increased $6.0 million to $9.8 million from $3.8 million in the quarter ended March 31, 2010. Expense associated with ownership of REO increased $0.7 million to $0.8 million for the quarter ended March 31, 2011 from $0.1 million in the quarter ended March 31, 2010. Net gains on securities sold increased $0.8 million to $1.6 million during the 2011 first quarter from $0.8 million in the prior year’s first quarter. We sold investment securities and paid off higher rate FHLB advances prior to their scheduled maturity as we restructured our balance sheet. The FHLB prepayment penalty on this transaction totaled $1.4 million. Additionally, noninterest income declined $0.7 million during the first quarter of 2011, and no income tax benefit was recorded in 2011 compared to a $0.5 million income tax benefit over same period in 2010.

Net Interest Income. Net interest income is the difference between the interest income earned on interest-earning assets less interest expense on interest-bearing liabilities. Net interest income declined $0.9 million, or 13.4%, to $6.1 million in the quarter ended March 31, 2011, from $7.0 million in the quarter ended March 31, 2010. This decrease was primarily the result of lower yields earned and lower outstanding earning assets, which were partially offset by lower rates paid on interest-earning assets and lower outstanding interest-bearing liabilities.

The following tables set forth average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of yields and costs of interest expense on average interest-bearing liabilities, and the resulting annualized average tax-equivalent yields and costs for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the three months ended March 31,
	2011			2010
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale	$700,070	$8,890	5.15%	$762,686	$10,618	5.65%
Investment and mortgage-backed securities - taxable	164,552	1,012	2.49	156,906	1,491	3.85
Investment securities - tax exempt (1)	36,728	580	6.41	38,233	603	6.40
FHLB stock, at cost	10,979	22	0.81	12,288	8	0.26
Interest-earning deposits	26,210	7	0.11	28,403	6	0.09

Total interest-earning assets	938,539	10,511	4.54	998,516	12,726	5.17

Noninterest-earning assets	79,970			83,306

Total assets	$1,018,509			$1,081,822

Interest-bearing liabilities:
Savings accounts	$19,693	$15	0.31%	$18,105	$15	0.34%
Certificates of deposit	473,537	2,420	2.07	524,008	3,052	2.36
Money market accounts	190,310	547	1.17	138,889	627	1.83
Interest-bearing transaction accounts	62,322	36	0.23	60,117	28	0.19

Total interest bearing deposits	745,862	3,018	1.64	741,119	3,722	2.04
FHLB advances	116,300	1,110	3.87	169,400	1,678	4.02
Junior subordinated debentures	14,433	115	3.23	14,433	108	3.03

Total interest-bearing liabilities	876,595	4,243	1.96	924,952	5,508	2.42

Noninterest-bearing deposits	51,228			51,127

Other non interest-bearing liabilities	28,181			24,162

Total liabilities	956,004			1,000,241
Net worth	62,505			81,581

Total liabilities and net worth	$1,018,509			$1,081,822

Tax equivalent net interest income		$6,268			$7,218

Tax equivalent net interest rate spread (2)			2.58%			2.75%
Tax equivalent net interest-earning assets (3)

Tax equivalent net interest margin (4)			2.71%			2.93%
Average interest-earning assets to interest-bearing liabilities	1.07			1.08

(1)	Municipal securities are calculated giving effect to a 34% federal tax rate.
(2)	Tax equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

Our tax equivalent net interest rate spread declined by 0.17% to 2.58% for the three months ended March 31, 2011, from 2.75% for the three months ended March 31, 2010, and our net interest margin declined 0.22% over the same period to 2.71% from 2.93%. Average interest-earning assets declined $60.0 million to $938.5 million in the quarter ended March 31, 2011, compared to $998.5 million in the quarter ended March 31, 2010. Average loans represented the largest change, declining $62.6 million to $700.1 million in 2011 from $762.7 million in the first quarter of 2010, while loan yields declined 0.50% over the same period to 5.15% from 5.65%. Weak loan demand contributed to lower outstanding loans, and higher non-accruing loans outstanding and loan repricings to lower rates contributed to lower yields. Average balances on investment securities, which we used to replace loans, increased $7.7 million to $164.6 million in the first quarter of 2011, compared to $156.9 million in the first quarter of 2010. Taxable security yields by declined 1.36% to 2.49% for the first quarter, 2011, from 3.85% for the first quarter of 2010, as payoffs on mortgage-backed securities and exercised, callable features on other securities increased.

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the three months ended March 31, 2011 vs. 2010
	Increase (decrease) due to		Total increase (Decrease)
	Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$(835)	$(893)	$(1,728)
Investment securities—taxable	70	(549)	(479)
Investment securities—tax exempt (2)	(24)	1	(23)
FHLB stock dividends	(1)	15	14
Interest-earning deposits	—	1	1

Total interest-earning assets	(790)	(1,425)	(2,215)

Interest-bearing liabilities:
Savings accounts	1	(1)	—
Certificates of deposit	(278)	(354)	(632)
Money market accounts	190	(270)	(80)
Demand and NOW accounts	1	7	8

Total deposits	(86)	(618)	(704)
FHLB advances	(509)	(59)	(568)
Junior subordinated debentures	—	7	7

Total interest-bearing liabilities	(595)	(670)	(1,265)

Change in net interest income	$(195)	$(755)	$(950)

(1)	Non-accrual loans are included in the above analysis.
(2)	Interest income on tax exempt securities is adjusted for a 34% federal tax rate

During the first quarter of 2011, lower interest expense on interest-bearing liabilities partially offset lower interest income. Lower interest income attributable to lower yields totaled $1.4 million, while lower interest expense attributable to lower rates paid on interest-bearing liabilities totaled $0.7 million. Lower loan and investment securities yields caused the decline in interest income for the quarter, and lower certificate of deposit and money market yields contributed to the decline in interest expense. FHLB advances had longer-term maturities during both years and contributed little to reducing interest expense.

Provision for Loan Losses. Provision for loan losses is the amount charged against earnings for establishing an adequate allowance for loan losses. The provision for loan losses was $9.8 million for the quarter ended March 31, 2011, which was an increase of $6.0 million from the $3.8 million recorded for the quarter ended March 31, 2010. This change was predominately due to greater net charge-offs which increased $2.7 million to $6.1 million in the first quarter of 2011, compared to $3.4 million in the first quarter of 2010. During the first quarter of 2011, the Bank recorded $3.1 million in charge-offs on two loans which were liquidated from short sales. Additional provisions were also taken as a result of continued weak real estate markets. Provision expense on criticized assets increased $2.4 million during the quarter and a general increase in provision expense for the allowance on impaired loans was made which increased the provision to 19.7% of all impaired loans from 16.5% at December 31, 2010.

Noninterest Income. Noninterest income increased $0.7 million, or 35.0%, to $2.7 million for the quarter ended March 31, 2011, from $2.0 million for the quarter ended March 31, 2010. Gains on the sale of securities increased $0.8 million to $1.6 million in the first quarter of 2011 from $0.8 million in the first quarter of 2010. Customer service fees declined $61,000 in the first quarter of 2011, as a result of lower deposit fees, and servicing income declined $25,000 as a result of the smaller servicing portfolio and higher amortization of servicing rights.

Noninterest Expense. Total noninterest expense increased $2.0 million to $7.9 million in the quarter ended March 31, 2011, compared to $5.9 million in the quarter ended March 31, 2010. We incurred a $1.4 million prepayment expense on the early repayment of FHLB fixed rate advances in the first quarter of 2011 as part of an asset restructuring transaction. REO expenses incurred to maintain foreclosed properties increased $0.7 million to $0.8 million in the first quarter of 2011, compared to $0.1 million in the first quarter of 2010. Included in this increase of REO expenses is $240,000 for marketing related expenses on the sale of a land development property that took place in the second quarter of 2011. Also included in REO expenses in the first quarter of 2011 is $180,000 in legal costs and $97,000 of real estate property taxes.

Income Tax Expense. The Bank had no income tax benefit in the 2011 first quarter on a $8.9 million pre-tax loss, compared with a $0.5 million benefit in the first quarter of 2010 on a $0.7 million pre-tax loss. During the first quarter of 2011, the Bank recorded a valuation allowance against deferred taxes for the full amount of the income tax benefit. The effective tax rate was 66.2% for the 2010 first quarter.

Comparison of Operating Results for the Fiscal Years Ended December 31, 2010 and 2009.

General. Net loss increased $6.5 million, or 83.1%, to $14.3 million for the year ended December 31, 2010 compared to a $7.8 million net loss for the year ended December 31, 2009. The increased loss in 2010 was primarily due to a $3.7 million income tax expense during the year, compared to a $6.1 million income tax benefit in the year ended December 31, 2009. In 2010 we recorded a $8.5 million deferred tax valuation allowance based on cumulative net losses over the past three years and management’s assessment of future earnings. The Bank’s loan loss provision declined $3.0 million, or 13.4%, in 2010 to $18.9 million from $21.9 million in 2009. Losses on REO, which includes property valuation write-downs and losses on sales, declined $3.6 million, or 41.0%, in 2010 to $5.1 million from $8.7 million in 2009. Additionally, net interest income declined $3.0 million and noninterest income declined $1.6 million over the same period.

Net Interest Income. Net interest income is the difference between interest income earned on interest-earning assets less interest expense on interest-bearing liabilities. Net interest income decreased by $3.0 million, or 10.1%, to $26.9 million for the year ended December 31, 2010, from $29.9 million for the year ended December 31, 2009. Our tax equivalent net interest rate spread and net interest margin were 2.61% and 2.77%, respectively, for the year ended December 31, 2010, compared to 2.70% and 2.95%, respectively, for the year ended December 31, 2009. The decline in net interest income resulted from a shift in the mix of interest-earning assets as the volume of higher earning loans and their corresponding yields declined during 2010. Investment securities, primarily U.S. Government and agency obligations, were the primary earning asset replacement for the loss of higher earning loans during the year ended December 31, 2010. The yields on these replacement securities were lower than the yields on the mortgage loans they replaced and the yields obtained in 2009 on our taxable investment securities portfolio.

The following tables set forth average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average tax-equivalent yields and costs for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the twelve months ended December 31,
	2010			2009			2008
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale	$747,332	$40,653	5.44%	$794,338	$46,744	5.88%	$815,158	$55,110	6.76%
Investment and mortgage-backed securities - taxable	175,679	5,046	2.87	169,818	7,570	4.46	130,616	6,866	5.26
Investment securities - tax exempt (1)	37,213	2,352	6.32	39,222	2,479	6.32	33,597	2,138	6.36
FHLB stock, at cost (2)	11,865	41	0.35	12,312	37	0.30	13,654	516	3.78
Interest earning deposits	25,412	34	0.13	28,689	48	0.17	32,842	807	2.46

Total interest-earning assets	997,501	48,126	4.82	1,044,379	56,878	5.45	1,025,867	65,437	6.38

Noninterest-earning assets	82,117			72,453			58,952

Total assets	$1,079,618			$1,116,832			$1,084,819

Interest-bearing liabilities:
Savings accounts	$19,134	$64	0.33%	$18,062	$63	0.35%	$18,418	$95	0.52%
Certificates of deposit	510,726	11,282	2.21	523,174	14,591	2.79	492,692	19,771	4.01
Money market accounts	162,642	2,367	1.46	103,708	1,926	1.86	67,611	1,748	2.59
Interest bearing transaction accounts	63,958	152	0.24	58,383	104	0.18	56,982	187	0.33

Total interest bearing deposits	756,460	13,865	1.83	703,327	16,684	2.37	635,703	21,801	3.43
FHLB advances	151,251	6,130	4.05	219,976	8,837	4.02	261,915	10,483	4.00
Short term borrowings	12	—	—	12,713	64	0.50	7,576	106	1.40
Junior subordinated debentures	14,433	456	3.16	14,433	530	3.67	14,433	906	6.28

Total interest-bearing liabilities	922,156	20,451	2.22	950,449	26,115	2.75	919,627	33,296	3.62

Noninterest-bearing deposits	53,435			52,646			56,602

Other non interest bearing liabilities	24,736			25,433			24,445

Total liabilities	1,000,327			1,028,528			1,000,674
Net worth	79,291			88,304			84,145

Total liabilities and net worth	$1,079,618			$1,116,832			$1,084,819

Tax equivalent net interest income		$27,675			$30,763			$32,141

Tax equivalent net interest rate spread (3)			2.61%			2.70%			2.76%
Net interest-earning assets (4)	$75,345			$93,930			$106,240

Tax equivalent net interest margin (5)			2.77%			2.95%			3.13%
Average interest-earning assets to interest-bearing liabilities	1.08			1.10			1.12

(1)	Municipal securities are calculated giving effect to a 34% federal tax rate.
(2)	FHLB stock dividends have been increased by $15 thousand in 2009 and decreased by $15 thousand in 2008 to give effect for a 2008 over-accrual of dividends which was adjusted in 2009.
(3)	Tax equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the years ended December 31,			For the years ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase (decrease) due to		Total increase (Decrease)	Increase (decrease) due to		Total increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$(2,674)	$(3,417)	$(6,091)	$(1,374)	$(6,992)	$(8,366)
Investment securities—taxable	253	(2,777)	(2,524)	1,851	(1,147)	704
Investment securities—tax exempt (2)	(127)	—	(127)	356	(15)	341
FHLB stock dividends	(1)	5	4	(46)	(433)	(479)
Interest-earning deposits	(5)	(9)	(14)	(90)	(669)	(759)

Total interest-earning assets	(2,554)	(6,198)	(8,752)	697	(9,256)	(8,559)

Interest-bearing liabilities:
Savings accounts	4	(3)	1	(2)	(30)	(32)
Certificates of deposit	(340)	(2,969)	(3,309)	1,158	(6,338)	(5,180)
Money market accounts	923	(482)	441	760	(582)	178
Demand and NOW accounts	11	37	48	4	(87)	(83)

Total deposits	598	(3,417)	(2,819)	1,920	(7,037)	(5,117)
FHLB advances	(2,785)	78	(2,707)	(1,685)	39	(1,646)
Securities sold under agreements to repurchase	(32)	(32)	(64)	48	(90)	(42)
Junior subordinated debentures	—	(74)	(74)	—	(376)	(376)

Total interest-bearing liabilities	(2,219)	(3,445)	(5,664)	283	(7,464)	(7,181)

Change in net interest income	$(335)	$(2,753)	$(3,088)	$414	$(1,792)	$(1,378)

(1)	Non-accrual loans are included in the above analysis.
(2)	Interest income on tax exempt securities is adjusted for a 34% federal tax rate

Our tax equivalent net interest income declined $3.1 million in 2010, as a result of lower average earning assets and a lower average yield. Average earning assets declined $46.9 million, or 4.5%, to $997.5 million in 2010 compared to $1,044.4 million in 2009. The average yield on earning assets also declined to 4.82% in 2010 from 5.45% in 2009, a 12% decrease. Lower tax equivalent yield was the largest contributing factor to lower interest income, accounting for $6.2 million of the decline.

Interest and fees on loans decreased $6.0 million, or 13.1%, to $40.7 million for the year ended December 31, 2010, from $46.7 million for year ended December 31, 2009. The average yield on loans receivable decreased to 5.44% for the year ended December 31, 2010, from 5.88% for the year ended December 31, 2009. The decrease in yield was attributable to a continued low interest rate environment and a higher level of non-accruing loans, which totaled $60.5 million at December 31, 2010, compared to $21.4 million at December 31, 2009. Total loan interest income was also lower in 2010 as a result of lower average loan balances outstanding during the year, which were $747.3 million, compared to $794.3 million in 2009. This decrease was primarily attributable to continued weak loan demand throughout our market areas.

Interest income on taxable investment securities decreased by $2.6 million, or 33.3%, to $5.0 million for the year ended December 31, 2010, from $7.6 million for the year ended December 31, 2009. This decrease was due primarily to a decrease in the average yield earned which declined to 2.87% in 2010 from 4.46% in 2009. The average yield declined as balances in higher yielding mortgage-backed securities declined during the year as a result of borrower repayments and issuer calls being exercised. Of the $103.3 million of securities sold or called during 2010, $51.4 million were sold, as we continued to restructure our portfolio to meet our asset/liability objectives. The remaining $51.9 million were called which reduced our overall investment yield. In the total taxable portfolio, loss of income from the decline in yield was partially offset by an increase in average outstanding investments which averaged $175.7 million in 2010, compared to $169.8 million in 2009. Management increased the Bank’s taxable securities portfolio during the year to replace earning assets as loans declined.

FHLB stock dividends increased to $41,000 during 2010 from $22,000 in 2009, as the FHLB of Atlanta resumed payment of dividends.

Total interest expense decreased by $5.7 million, or 21.7%, to $20.4 million for the year ended December 31, 2010, from $26.1 million for the year ended December 31, 2009. This decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities, declining to 2.22% from 2.75%, and also from a $28.2 million decrease in the average balance of interest-bearing liabilities to $922.2 million in 2010 from $950.4 million in 2009, as funding needs for earning assets declined.

Our interest expense on deposits decreased by $2.8 million, or 16.9%, to $13.9 million for the year ended December 31, 2010, from $16.7 million for the year ended December 31, 2009. This reduced interest expense on deposits was primarily the result of a decrease in interest expense on certificates of deposit of $3.3 million or 22.7% as some higher cost certificates were allowed to mature in 2010 without aggressive repricing, which resulted in a lower overall interest rate paid on certificates of deposit. Partially offsetting this decrease in certificates of deposit interest expense was an increase in money market account interest expense of $0.4 million in 2010 compared to 2009, as average balances increased by $58.9 million during 2010 to $162.6 million while the average rate paid decreased by 0.40%. During 2010, customers increasingly preferred short-term deposits compared to longer term certificates.

FHLB advance interest expense declined by $2.7 million, or 30.6%, to $6.1 million in 2010 compared to $8.8 million in 2009 as a result of $68.7 million in lower average balances outstanding. Interest rates on advances remained relatively unchanged during the two years, averaging 4.05% in 2010 and 4.02% in 2009, as many of the rates of individual borrowings were fixed.

Provision for Loan Losses. The provision for loan losses is the amount charged against earnings for the purpose of establishing an adequate allowance for loan losses. Our provision for loan losses decreased by $3.0 million, or 13.4%, to $18.9 million for the year ended December 31, 2010, from $21.9 million for the year ended December 31, 2009. The provision for loan losses as a percentage of net charge-offs totaled 97.0% and 126.7% at December 31, 2010 and 2009, respectively. Total net charge-offs were $19.5 million and $17.2 million in 2010 and 2009, respectively. The provision for loan losses in 2010 remained elevated as a result of continuing weaknesses in local real estate markets which has resulted in substantially higher levels of non-performing loans and downgrades to credit ratings within our loan portfolio.

Noninterest Income. Noninterest income decreased $1.6 million, or 19.3%, to $6.7 million for the year ended December 31, 2010, from $8.3 million for the year ended December 31, 2009. Gains on sales of mortgage loans declined $1.7 million, or 59.1%, to $1.1 million in 2010 from $2.8 million in 2009. This resulted from lower mortgage loan activity caused by reduced loan demand and more stringent Fannie Mae underwriting standards reducing the pool of qualified borrowers. Total loans sold declined by $64.7 million, or 63.3%, to $37.5 million during 2010 from $102.2 million in 2009. Customer service fees were also lower by $249,000 as a result of lower deposit fees on customer accounts and lower miscellaneous loan fee income. These declines were offset by a $249,000 increase in gains on securities sold, and a $342,000 increase in loan servicing income.

Noninterest Expense. Noninterest expense declined by $5.0 million, or 16.6%, to $25.2 million for the year ended December 31, 2010, from $30.2 million for the year ended December 31, 2009. Losses incurred on REO represented the largest change, declining by $3.6 million, or 41.0%, to $5.1 million for the year ended December 31, 2010, from $8.7 million for the year ended December 31, 2009. Losses on REO result from ongoing valuation write-downs on properties while held as REO, and from losses, incurred on sales of REO for less than the then book value of the individual properties.

Expenses are also incurred in maintaining properties held in REO. REO expenses increased by $132,000, or 17.9%, rising to $870,000 in 2010 compared to $738,000 in 2009.

Compensation and employee benefits expense declined by $600,000, or 5.1%, to $10.4 million in the year ended December 31, 2010, compared to $11.0 million in the year ended December 31, 2009. This decrease resulted primarily from a $303,000 decline in incentive commissions and referrals expense related to our mortgage originations business and a $135,000 decline in retirement benefits expense. Our number of full-time equivalent employees also declined during 2010 and 2009. We had 189 full-time equivalent employees at the beginning of 2009, and 179 and 175 full-time equivalent employees at the end of 2009 and 2010, respectively.

FDIC deposit insurance expense declined by $0.4 million, or 23.6%, during 2010, to $1.4 million from $1.8 million in 2009. In 2009 we paid a special assessment to the FDIC in the sum of $510,000. However, we also experienced higher assessment rates in 2010.

Other expense declined by $0.7 million, or 17.4%, to $3.1 million in the year ended December 31, 2010, from $3.8 million in the year ended December 31, 2009. Advertising and marketing expense reflected the largest decline in other expense declining $346,000 during 2010, while legal fees declined $146,000 primarily as a result of lower expense in 2010 on a lawsuit in which the Bank is a plaintiff. Loan expense also declined $50,000 as a result of reduced mortgage loan production during 2010. The year ended December 31, 2009 also included a non-recurring $50,000 write-off of an investment in the stock of a correspondent bank, which became insolvent.

Income Tax Expense. We recorded a $3.7 million income tax expense in our income tax provision for the year ended December 31, 2010. The primary reason for this expense was a $7.8 million deferred tax expense which resulted mainly from an $8.5 million valuation allowance against our deferred tax assets. The decision to record a valuation allowance was based on recent performance and management’s assessment of future earnings. See “– Deferred Tax Assets” on page     . As of December 31, 2010, we had a net cumulative loss position for three consecutive years. For the year ended December 31, 2009, we recorded a $6.1 million tax benefit. We had a 2009 net pre-tax operating loss of $13.9 million.

Management of Market Risk

General. One of the most significant forms of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. The Board of Directors of the Bank has established an Asset/Liability Management Committee (“ALCO Committee”), which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistently with the guidelines approved by the Board.

Historically, we have operated as a traditional savings institution with the majority of our assets consisting of mortgage loans and investment securities. Of our investment securities, mortgage-backed securities are the largest portion, which represented 59.1% of all securities at March 31, 2011. We sell our long-term fixed rate mortgages in secondary markets obtaining commitments to sell at locked-in rates prior to issuing a loan commitment. We have used wholesale funding, particularly FHLB advances and brokered certificates of deposits, to fund loan portfolio growth when retail core deposits did not meet all of our funding and maturity matching needs. Management reduced these wholesale funding balances in 2009 and 2010 as funding needs declined. We expect to fund future funding requirements primarily with retail deposits, including checking and savings accounts, money market accounts and certificates of deposit generated within our markets. Deposits, exclusive of brokered and internet deposits, increased to $613.2 million at March 31, 2011, from $596.7 million at December 31, 2010. Brokered deposits declined $32.7 million, or 21.4%, to $120.2 million at March 31, 2011, from $152.9 million at December 31, 2010.

In addition to the above strategies with respect to our lending activities, we have taken the following steps to reduce our interest rate risk:

•

increased our personal and business checking accounts and our money market accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	utilized our securities portfolio for positioning based on projected rate environments;

•	utilized Internet Rate Board positioning to attract certificates of deposits funding at our desired terms and rates; and

•	repaid higher-cost short-term borrowings.

We have not conducted hedging activities, such as engaging in futures, options or swap transactions. In addition, changes in interest rates can affect the fair values of our financial instruments. During the year ended December 31, 2010, the fair value of our loan portfolio more closely approximated book value compared to a wider positive spread between fair value and book value at December 31, 2009. This resulted from a larger percentage of fixed rate loans in the portfolio at December 31, 2010, when compared to the prior year end. For additional information, see Note 18 of the Notes to the Consolidated Financial Statements.

Net Portfolio Value. The table below sets forth, as of March 31, 2011, the estimated changes in our net portfolio value (“NPV”) that would result from the designated instantaneous changes in the interest rate yield curve. The NPV is the difference between the present value of an institution’s assets and liabilities (the institution’s NPV) that would change in the event of a range of assumed changes in market interest rates. The simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of NPV. The model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.

				NPV as a percentage of present Value of assets (3)
Change in interest Rates (basis points) (1)	Estimated NPV (2)	Estimated increase (decrease) in NPV		NPV ratio (4)	Increase (decrease) Percent
		Amount	Percent
(Dollars in thousands)
+300	$51,795	$(24,129)	(28.53)%	96.93%	(3.07)%
+200	60,458	(19,057)	(22.53)	94.09	(5.91)
+100	71,853	(12,734)	(15.05)	91.72	(8.28)
0	84,587	—	—	—	—
-100	91,252	6,665	7.88	102.64	2.64

(1)	Assumes interest rate changes (up and down) in increments of 100 basis points.
(2)	NPV is the discounted present value of expected cash flows from assets and liabilities.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at March 31, 2011, in the event of a 200 basis point increase in interest rates, we would experience a 22.53% decrease in NPV. In the event of a 100 basis point decrease in interest rates, we would experience a 7.88% increase in NPV.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in NPV. Modeling changes in NPV require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the NPV tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Net Interest Margin. In addition to an NPV analysis we analyze the impact of changing rates on our net interest margin. Using our balance sheet as of a given date, we analyze the repricing components of individual assets, and adjusting for changes in interest rates at 100 basis point increments, we analyze the impact on our net interest margin. Changes to our margin are shown in the following table based on immediate changes to interest rates in 100 basis point increments.

Impact of interest rate changes on net interest margin
At March 31, 2011
(Dollars in thousands)
Change in Basis points	Net interest income (Annualized)	$ Change	% Change
+300	$29,480	707	2.46%
+200	28,843	70	0.24
+100	28,597	(176)	(0.61)
0	28,773	—	—
-100	27,773	(1,000)	(3.48)

The above table indicates that an immediate increase in interest rates would result in a slight decline in net interest margin, and an improved net interest margin as rates increase above 200 basis points.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the FHLB of Atlanta, repurchase agreements and maturities, proceeds from the sale of loans originated for sale, principal repayments and the sale of available-for-sale securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee, under the direction of our Chief Financial Officer, is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2011. We anticipate that we will maintain higher liquidity levels following the completion of the offering.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows and borrowing maturities, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.

Excess liquid assets are invested generally in FHLB interest-earning deposits and investment securities and are also used to pay off short-term borrowings and, in 2010 and the first quarter of 2011, brokered deposits.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2011, cash and cash equivalents totaled $20.3 million. Included in this total is $14.5 million held at the FHLB of Atlanta in interest-earning assets. The Bank from time to time invests deposits in FDIC insured banks, however, at March 31, 2011, and December 31, 2010 and 2009, the Bank had no deposits in excess of insured limits. At March 31, 2011, the Bank had one $400,000 deposit with a National Credit Union Administration-insured credit union, which also has an insured limit of $250,000.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At March 31, 2011, we had $0.3 million in outstanding commitments to originate mortgage loans. In addition to commitments to originate mortgage loans, we had $72.7 million in unused lines of credit for home equity loans and $2.7 million for consumer and other lines. Certificates of deposit due within one year of March 31, 2011, totaled $199.7 million, or 25.5% of deposits. Management does not plan to increase its levels of brokered deposits from March 31, 2011 totals and will reduce those balances as they mature through the use of current liquidity sources which include cash on hand, loan repayments, and investment securities maturities.

Depending on market conditions, we may be required to pay higher rates on our deposits or other borrowings than we currently pay on certificates of deposit due on or before March 31, 2012. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our retail certificates of deposit with maturities of one year or less as of March 31, 2011.

Our primary investing activity is originating loans. During the quarter ended March 31, 2011, and the years ended December 31, 2010, 2009, and 2008, we had a net increase (decrease) in loans of ($16.4) million, ($25.4) million, $13.2 million, and ($28.1) million, respectively. During these periods, the Bank acquired REO in satisfaction of loans of $6.1 million, $16.5 million, $46.6 million and $7.2 million, respectively. The Bank received sales proceeds, net of funds used to improve REO, of $1.5 million, $7.2 million, $13.9 million, and $1.9 million on subsequent REO sales, during these respective periods.

In addition to loans, we invest in securities that provide a source of liquidity, both through repayments and as collateral for borrowings. Since the portfolio is comprised of both callable securities which allow for issuer call options, and mortgage-backed securities which allow for customer prepayments, declines in interest rates would likely produce higher early cash flows. Higher customer repayments, maturities, and calls in the quarter ended March 31, 2011, and the years ended 2010 and 2009 of $28.8 million, $43.2 million and $54.3 million, respectively, reflected the decline in interest rates compared to $17.0 million in 2008, when interest rates were higher. For the quarter ended March 31, 2011, and the three years ended December 31, 2010, 2009 and 2008, we had net increases (decreases) in securities of ($61.8) million, $26.0 million, ($14.8) million and $66.3 million, respectively as we generally replaced declining loan balances with securities. During the quarter ended March 31, 2011, the Bank sold $59.2 million in investment securities and with those funds paid off $42.5 million in FHLB advances prior to their scheduled maturity, primarily to reduce total assets and improve the Bank’s capital ratios.

Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase (decrease) in deposits of ($16.3) million, $8.1 million, $74.5 million, and $40.3 million during the quarter ended March 31, 2011, and the years ended December 31, 2010, 2009 and 2008, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our competitors, and by our need to fund earning assets.

Liquidity management is both a daily and long-term function of management. If we require more funds than we are able to generate locally, we have borrowing agreements with the FHLB of Atlanta, which provide an additional source of funds. We have also utilized securities sold under agreements to repurchase as another borrowing source. FHLB advances decreased by $62.5 million, $50.0 million, $60.0 million and $21.6 million during the quarter ended March 31, 2011, and the years ended December 31, 2010, 2009 and 2008, respectively, as overall demand for loans declined. At March 31, 2011, we had $121.9 million of collateral in place at the FHLB, consisting of eligible loans and securities. This provided excess available credit of $30.9 million. At March 31, 2011, the Bank had $127.6 million in unpledged securities.

We have not used the FRB discount window since November, 2009. We had $40.0 million in FRB discount window borrowings outstanding at December 31, 2008 which were repaid in 2009. At December 31, 2010, we had an available line of credit with the FRB discount window of approximately $41.0 million.

The Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based guidelines and framework under prompt corrective action provisions include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2011 the Bank’s Tier I Capital Leverage ratio was 7.07% and its Total Risk-Based Capital ratio was 11.55%, compared to 5% and 10%, respectively, as required under the prompt corrective action provisions. Under the Bank MOU, the Bank is required to maintain a Tier I Leverage Capital ratio of not less than 8% and a Total Risk-Based Capital ratio of not less than 12%. See “            ” on page      and Note 14 of the Notes to the Consolidated Financial Statements regarding regulatory capital levels.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 15. Commitments and Contingencies of the Notes to the Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2010. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments due by period At December 31, 2010
Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
	(Dollars in thousands)
Borrowings	$40,000	$63,400	$10,000	$15,000	$128,400
Junior subordinated debentures	—	—	—	14,433	14,433
Operating leases	55	56	9	—	120
Non qualified compensation programs	1,407	2,306	1,490	5,967	11,170

Total	$41,462	$65,762	$11,499	$35,400	$154,123

All borrowings referenced in the above table are FHLB advances. Operating lease amounts represent leases on two branch offices, Saluda and Henderson Eastside. Non-qualified compensation programs are for existing plans for the benefit of our employees and directors.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-04, Accounting for Various Topics – Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements — subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. ASU 2010-04 is effective January 15, 2010. The adoption of this guidance did not have a material impact on our financial conditions, results of operations or liquidity.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance does not have a significant impact on our financial conditions, results of operations or liquidity.

In December 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in Accounting Standards Codification (“ASC”) Topic 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance did not have a significant impact on our financial conditions, results of operations or liquidity.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosure guidance significantly expands the existing requirements and will lead to greater transparency into a company’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period will become effective for both interim and annual reporting periods ending on or after December 15, 2010. Specific disclosures regarding activity that occurred before the issuance of the ASU, such as the allowance roll-forward and modification disclosures will be required for periods beginning on or after December 15, 2010. We have included the required disclosures in our Consolidated Financial Statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Disclosures about Credit Quality of Financing Receivables and the Allowances for Credit Losses, which deferred the effective date of disclosures by public companies about TDRs as issued in its ASU 2010-20 disclosure guidance. The delay is intended to allow FASB time to complete its deliberations on what constitutes a TDR. The guidance is anticipated to be effective for interim and annual reporting periods after June 15, 2011.

In April, 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In an effort to increase comparability, ASU 2011-02 seeks to clarify when a creditor has granted a concession in a modification and whether a borrower is experiencing financial difficulty. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The provisions of ASU 2011-02 are not expected to have a material impact on our financial condition, results of operations or liquidity.

Impact of Inflation and Changing Prices

Our Consolidated Financial Statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

OUR BUSINESS

The Companies

Macon Financial. This offering is being made by Macon Financial, a newly formed North Carolina corporation, that will own all of the outstanding shares of common stock of Macon Bank upon completion of this offering and the mutual-to-stock conversion of Macon Bancorp. Other than matters of an organizational nature, Macon Financial has not engaged in any business to date. Following the conversion and the offering, Macon Financial will be renamed “Macon Bancorp”.

Macon Bancorp. Macon Bancorp is a North Carolina chartered mutual holding company headquartered in Franklin, North Carolina. It was organized in 1997, when the Bank converted from a mutual savings bank to a stock savings bank, and owns 100% of the outstanding shares of common stock of the Bank. Bancorp also has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. On a consolidated basis, as of March 31, 2011, Bancorp had total assets of $932.8 million, total loans of $667.7 million, total deposits of $782.1 million and total equity of $56.3 million. As a mutual holding company, Bancorp has no shareholders and is controlled by the depositors and borrowers of the Bank.

Pursuant to the terms of our plan of conversion, Macon Bancorp will merge with and into Macon Financial and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Macon Financial which will be renamed “Macon Bancorp”.

Macon Bank. Macon Bank is a North Carolina chartered stock savings bank headquartered in Franklin, North Carolina. It was organized in 1922, as a North Carolina chartered mutual savings and loan association. In 1992, it converted to a North Carolina chartered mutual savings bank. In 1997, upon the formation of Bancorp, it converted to a North Carolina chartered stock savings bank.

Our Executive Offices. Our executive offices are located at 220 One Center Court, Franklin, North Carolina 28734 and the telephone number at this address is (828) 524-7000. Our website address is www.maconbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

General

Overview. The Bank was organized as a mutual savings and loan association. As a mutual savings and loan association or “thrift,” the Bank’s primary purpose was to promote home ownership through mortgage lending, financed by locally gathered deposits. Surviving the Great Depression of the 1930’s, we remained a single-office bank until we opened our second office in downtown Murphy, North Carolina in 1981. Between 1993 and 2002, we added eight more branches in North Carolina, including a second office in Franklin, one in each of Highlands, Brevard, Sylva, Cashiers and Arden, and two in Hendersonville. In 2007, we opened two more branches in Columbus and Saluda, North Carolina.

Today, in addition to our corporate headquarters, we have 11 branches located throughout the Western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania, which we consider our primary market area. Our business consists primarily of accepting deposits from individuals and small businesses and investing those deposits, together with funds generated from operations and borrowings, primarily in loans secured by real estate, including commercial real estate loans, one- to four-family residential loans, construction loans, home equity loans and lines of credit. We also originate commercial business loans and invest in investment securities. Through our mortgage loan production operations, we originate loans for sale in the secondary markets to Fannie Mae and others, generally retaining the servicing rights in order to generate cash flow, supplement our core deposits with escrow deposits and maintain relationships with local borrowers. We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and individual retirement accounts.

In addition to making loans within our primary market area, we also regularly extend loans to customers located in neighboring counties, including Buncombe, Clay, Haywood and Rutherford in North Carolina; Rabun, Towns and Union in Georgia; and Cherokee, Greenville, Oconee, Pickens and Spartanburg in South Carolina, which we consider our secondary market area.

The primary economic drivers of our primary market area are tourism and a burgeoning retirement industry, which has provided a significant stimulus to residential and resort development. Although this area has relatively few large manufacturing facilities, it has numerous small- to mid-sized businesses, which are our primary business customers. These businesses include agricultural producers, artisans and specialty craft manufacturers, small industrial manufacturers, and a variety of service oriented industries.

The table below provides 2000 and 2010 population and household data for each of the counties within our primary market area. During this period, Henderson County experienced significant growth, making it one of the leading counties in North Carolina, in terms of population growth. Every county within our primary market area, except Henderson County, has a relatively low cost of living and, consequently, lower than state and national average per capita personal income levels. Our primary market area, which relies heavily on tourism and has a significant amount of holiday homes owned by out-of-state residents, has suffered during the current economic recession. Recently, there have been some signs that the economic decline may be near the bottom and starting to improve. As of March 31, 2011, unemployment rates in our primary market area were as follows: Macon (11.9%), Jackson (9.3%), Polk (7.8%), Cherokee (13.0%), Henderson (7.9%), and Transylvania (9.1%). By contrast, as of March 31, 2011, North Carolina’s reported unemployment rate was 9.7% and the national unemployment rate was 9.2%.

Population and Personal Income Data

	County
	Macon	Jackson	Polk	Cherokee	Henderson	Transylvania	North Carolina	United States
Population 2000	29,811	33,121	18,324	24,298	89,173	29,334	8,049,313	281,421,906
Population 2010	34,465	38,012	19,435	27,557	106,932	31,327	9,552,054	311,212,863

Population increase	4,654	4,891	1,111	3,259	17,759	1,993	1,502,741	29,790,957
% increase	15.6%	14.8%	6.1%	13.4%	19.9%	6.8%	18.7%	10.6%

Per Capital Personal Income 2000	$18,642	$17,582	$19,804	$15,814	$21,110	$20,767	$20,307	$21,587
Per Capital Personal Income 2010	21,684	21,988	24,552	18,979	25,455	25,015	25,349	26,739

Income increase 2000-2010	$3,042	$4,406	$4,748	$3,165	$4,345	$4,248	$5,042	$5,152
% increase	16.3%	25.1%	24.0%	20.0%	20.6%	20.5%	24.8%	23.9%

Source:Carson Medlin and SNL Financial

We encounter significant competition in our primary and secondary market areas. We compete with commercial banks, savings institutions, finance companies, credit unions and other financial services companies. Many of our larger commercial bank competitors have greater name recognition and offer certain services that we do not. However, we believe that our long-time presence in our primary market area and focus on superior service are instrumental to our success and leading deposit market share. Between 2000 and 2010, we increased our share of the combined deposits of all banks and thrifts operating in our primary market area from 9.4% in 2000 to 17.4% in 2010, and now lead our competitors in total deposits within our primary market area, as shown below.

Competing Banks and Thrifts

Total Deposit Rank 2010	Institution	Institution City	Institution Headquarters State	Total Active Branches 2000	Total Active Branches 2010	Total deposits (1) 2000 (thousands)	Total Deposit Market Share 2000 (%)	Total deposits (1) 2010 (thousands)	Total Deposit Market Share 2010 (%)
1	Macon Bank	Franklin	NC	9	11	250,605	9.4%	820,204	17.4%
2	First-Citizens Bank & Trust Co.	Raleigh	NC	22	17	490,284	18.4%	736,358	15.6%
3	Wells Fargo Bank NA	Sioux Falls	SD	14	9	461,851	17.3%	489,042	10.4%
4	United Community Bank	Blairsville	GA	10	11	296,203	11.1%	465,146	9.9%
5	Mountain 1st Bank & Trust Co.	Hendersonville	NC	0	6	—	0.0%	435,959	9.2%
6	TD Bank NA	Wilmington	DE	4	8	157,604	5.9%	344,581	7.3%
7	Home Trust Bank	Clyde	NC	4	3	211,025	7.9%	321,634	6.8%
8	RBC Bank (USA)	Raleigh	NC	10	7	313,509	11.8%	245,719	5.2%
9	Bank of America NA	Charlotte	NC	4	4	144,960	5.4%	154,829	3.3%
10	SunTrust Bank	Atlanta	GA	5	4	176,660	6.6%	149,169	3.2%

(1)	Total deposits represent the six counties in which Macon Bank has branches.

Source: FDIC

In addition to successfully building our branch network and growing our core deposits, we have sought to create an infrastructure that will accommodate future growth. One of our core strengths has been our successful mortgage loan operation through which we originate and sell mortgage loans in the secondary markets to Fannie Mae and others. In 1999, we opened a call center to better and more efficiently serve our customers. In 2001, we consolidated our corporate headquarters, loan processing and training facilities into a single 36,000 square foot building in Franklin, North Carolina.

We have sought to improve our level of service and overall efficiencies through the use of technology, offering online banking for retail customers, which we market as Macon eCom; online banking for businesses, which we market as Macon eCorp; and remote deposit capture. We also provide investment services through our affiliation with Morgan Stanley/Smith Barney, merchant credit card services for business customers, and ATM services.

Recently, in anticipation of our mutual-to-stock conversion, we added two experienced bankers to supplement our executive management team, W. David Sweatt, Executive Chairman of the Bank, and Gary L. Brown, our First Vice President and Chief Credit Officer. We hired Mr. Sweatt and Mr. Brown because of their experience with commercial lending, resolving problem assets, working with regulatory agreements, and running public companies. Mr. Sweatt has 30 years of banking experience, having held a number of senior executive and operational positions, including chairman, president and chief executive officer, within a variety of financial institutions throughout the Southeast. Mr. Brown has 34 years of banking experience, including president and chief executive officer of a community bank, and most recently, post closing asset manager in the Division of Resolutions and Receiverships of the FDIC, Jacksonville, Florida.

We remain committed to supporting our local communities and offering personal, one-on-one service to our customers. Our employees, officers and directors personally know many of our customers, live within the communities we serve, and play key roles in community organizations. In addition, we sponsor numerous local community events and strive to be a good corporate citizen in all of the communities that we serve. We believe we have a loyal base of employees. Our employees have an average of nine years service with the Bank. More than one in six of our employees have served the Bank for over 20 years. We believe that the longevity of employee-service is critical to maintaining personal relationships with our customers. Such longevity of service is exemplified by our President and Chief Executive Officer, Roger D. Plemens, who has served the Bank since 1978, in various capacities, including as a mortgage officer, a manager of mortgage lending, and the chief lending officer. Our guiding principle is simple. We are committed to maintaining our culture of community banking and focused upon bringing value to our customers through innovations, technology, products and services of the 21st century.

Lending Activities

Our primary lending activities are the origination of one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans and home equity loans and lines of credit. Our largest category of loans is one- to four-family residential mortgage loans followed by commercial real estate and other construction and land loans. At March 31, 2011, our top 25 relationships represented a lending exposure of $132.6 million with the largest single relationship totaling $14.3 million. These loans are primarily for commercial business purposes and collateralized by real estate, primarily commercial, and construction and land development loans.

One- to Four-Family Residential Mortgage Loans. At March 31, 2011, $241.2 million, or 34.9%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities generally up to 30 years. We generally sell 15- and 30-year fixed loans in the secondary market.

Our one- to four-family residential mortgage loans originated for sale are underwritten according to Fannie Mae underwriting guidelines. When these loans are sold into the secondary market, we generally retain the servicing rights. We refer to loans that conform to such guidelines as “conforming loans.” We originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is generally $417,000 for single-family homes. Loans in excess of $417,000 (referred to as “jumbo loans”) may be originated for retention in our loan portfolio. Our maximum loan amount for these loans is generally $1,500,000. We generally underwrite jumbo loans in the same manner as conforming loans.

We will originate loans with loan-to-value ratios in excess of 80% for sale into the secondary market. We require private mortgage insurance for loans with loan-to-value ratios in excess of 80%. Subject to satisfactory underwriting, we will occasionally make loans with a loan-to-value ratio as high as 90% for retention in our loan portfolio, in which case we may not require private mortgage insurance.

We retain the servicing rights on loans sold in the secondary market in order to generate cash flow, supplement our core deposits with escrow deposits, and maintain relationships with local borrowers.

We offer special programs for first-time home purchasers and low- and moderate-income home purchasers. The property must be located in a low-moderate census tract within our lending area. Household income may not exceed 100% of median income of the metropolitan statistical area.

Other than our loans for the construction of one- to four-family residential mortgage loans (described under “—Construction Loans”) and home equity loans and lines of credit (described under “—Home Equity Loans and Lines of Credit”), presently we do not offer “interest only” mortgage loans (where the borrower pays only interest for an initial period, after which the loan converts to a fully amortizing loan) on one- to four-family residential properties.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower may pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We originated a small number “no documentation” and “Alt-A” loans between 2003 and 2005. To date, we have only repurchased one no-documentation loan, at a cost to the Bank of $50,000; and one construction-permanent loan, which currently is performing. As of March 31, 2011, we have been notified of one loan repurchase, for which we have an expected loss of $192,000 in the second quarter of 2011.

Commercial Real Estate Loans. At March 31, 2011, $202.1 million, or 29.3%, of our loan portfolio, consisted of commercial real estate loans. Properties securing our commercial real estate loans primarily comprise business owner-occupied properties, small office buildings and office suites, and income-producing real estate. Substantially all of our commercial real estate loans are secured by properties located in our market areas. At March 31, 2011, our largest commercial single real estate loan had a principal balance of $10.6 million and was secured by a first mortgage on multi-use commercial and multi-family residential real estate. This loan was performing in accordance with its terms at March 31, 2011.

In the underwriting of commercial real estate loans, we generally lend up to the lesser of 80% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a preferred ratio of 1.25x), computed after deduction for an appropriate vacancy factor and reasonable expenses. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Almost all of our commercial real estate loans are generated internally by our loan officers.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions not within the control of the borrower or lender could affect the value of the collateral for the loan or the future cashflow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Home Equity Loans and Lines of Credit. At March 31, 2011, $73.6 million or 10.7% of our loan portfolio consisted of home equity loans and lines of credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. Our home equity loans and lines of credit are currently originated with fixed or adjustable rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. For a borrower’s primary residence, home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan, while the maximum loan-to-value ratio on secondary residences is 70% when combined with the principal balance of the existing mortgage loan. We require appraisals on home equity loans and lines of credit. At the time we close a home equity line of credit, we record a deed of trust to perfect our security interest in the underlying collateral. At March 31, 2011, our in-house maximum limit for a home equity line of credit was $250,000.

Home equity loans and lines of credit entail greater credit risks compared to one- to four-family residential mortgage loans. Between 2005 and 2008, we offered home equity loans and lines of credit at loan-to-value ratios of up to 100%. In 2009 and 2010, we experienced net losses in our home equity loans and lines of credit portfolio of $2.5 million and $3.2 million, respectively. Declines in real estate values experienced in the current economic downturn contributed to these losses. At March 31, 2011, we had $2.5 million in home equity loans and lines of credit past due greater than 30 days or in non-accrual status.

Commercial Business Loans. At March 31, 2011, $15.1 million, or 2.2%, of our loan portfolio consisted of commercial business loans. We make various types of secured and unsecured commercial business loans to customers in our market area for the purpose of working capital and other general business purposes. The terms of these loans generally range from less than one year to a maximum of 10 years. These loans bear either a fixed interest rate or an interest rate linked to a variable market index. We seek to originate loans to small- and medium-size businesses with principal balances between $150,000 and $750,000.

Commercial credit decisions are based upon our credit assessment of each applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Personal guarantees of the principals are typically obtained. In addition to evaluating the applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s personal credit history supplement our analysis of the applicant’s creditworthiness. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.

At March 31, 2011, our largest commercial non real estate business loan had a principal balance of $2.2 million and was secured primarily by a first ranking deed of trust. At March 31, 2011, this loan was performing in accordance with its terms. Also at this date, we had no other commercial business loans with balances in excess of $1.0 million.

Residential Construction Loans, Land Loans and Other Loans. At March 31, 2011, our portfolio included $15.2 million of one- to four-family residential construction loans or 2.2% of our loan portfolio. Land loans and other construction loans comprised $139.6 million or 20.2% of our loan portfolio. Other loans totaled $3.9 million or 0.6% and included automobile and other consumer loans. We make construction loans to owner-occupiers of residential properties, and to businesses for commercial properties. In the past, we made loans to developers for speculative residential construction. However, the present economic downturn and over-supply of existing construction in our market areas has virtually eliminated viable speculative construction lending. At March 31, 2011, $6.9 million, or     %, of our loan portfolio consisted of loans to developers for speculative residential construction. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to an 80% loan-to-value ratio based on the appraised value upon completion. Repayment of construction loans on non-residential properties is normally expected from the rental income, income from the borrower’s operating entity or upon the sale of the property. Repayment of loans on income-producing property is expected upon completion of construction, when permanent financing is obtained. We typically provide permanent mortgage financing on our construction loans for income-producing property. Construction loans are “interest-only” loans during the construction period, which typically does not exceed 12 months, and converts to permanent, amortizing financing following the completion of construction.

Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to complete the construction and protect the value of our investment in the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as originally anticipated.

Loan Originations, Purchases, Sales, Participations and Servicing. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard Fannie Mae underwriting guidelines, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our loan officers.

Historically, we have sold most of our 15 years and longer residential loans to Fannie Mae or non-government purchasers, with loan servicing rights retained. During the 12 months ended December 31, 2010, and 2009, we sold $36.3 million and $99.5 million, respectively, of loans, primarily with terms of 15 years and longer. During the three months ended March 31, 2011, we sold $6.3 million of loans, primarily with terms of 15 years and longer.

We sell our loans with the servicing rights retained on residential mortgage loans, and we have no immediate plans to change this practice. At March 31, 2011, we were servicing loans owned by others with a principal balance of $301.6 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities.

From time to time, we have participated in loans originated by other financial institutions that service and remit payments to us. At March 31, 2011, the unpaid balance of these loans was $16.7 million.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the Bank Board. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the collateral that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Our policies and loan approval limits are established by the Bank Board. Loans in amounts up to individual loan authority limits set annually by management and the Bank Board can be approved by designated individual officers or officers acting together pursuant to our loan policy. Relationships in excess of these amounts require the approval of the Officers Loan Committee, Executive Loan Committee, or Directors Loan Committee within the authority limits of the Bank Board. The Bank Board may approve loans up to the internal loans-to-one-borrower policy limit of $12.5 million, which is below the Bank’s regulatory loans-to-one-borrower limit. We have one loan relationship which exceeds this limit which includes three loans totaling $14.3 million. These three loans were made prior to the Bank establishing this internal limit.

We require appraisals of all real property securing one- to four-family residential and commercial real estate loans and home equity loans and lines of credit. All appraisers are state-licensed or state-certified appraisers, and our practice is to have local appraisers approved on an annual basis by the Bank Board.

Investments

The Bank’s ALCO Committee consists of our President and Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, Chief Credit Officer, Director of Commercial Lending, Chief Operations Officer, Chief Retail Officer, Director of Mortgage/Consumer Lending, and such other members as are from time to time designated. The ALCO Committee is primarily responsible, subject to the ultimate approval of the Bank’s Board, for implementing our investment policy. The general investment strategies are developed and authorized by the ALCO Committee in consultation with the Board of the Bank. The ALCO Committee is responsible for the execution of specific investment actions by our Chief Financial Officer, Treasurer or President and Chief Executive Officer, for all sales, purchases, or trades executed in the investment portfolio. The Chief Financial Officer and Treasurer may approve transactions of up to $10 million. The President and Chief Financial Officer may jointly approve transactions above $10 million within the scope of the investment policy.

All our investment transactions are periodically reported to the ALCO Committee and the Bank’s Board. The investment policy is reviewed annually by the ALCO Committee, and any changes to the policy are subject to approval by the full Board of the Bank. The overall objectives of our investment policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, and, when appropriate, to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and interest rate risk management.

Our current investment policy permits investments that meet certain quality guidelines in direct U.S. Government obligations and securities, U.S. Government agencies, municipal securities, mortgage-backed securities and collateralized mortgage obligations, corporate issues, certain commercial paper, agency structured notes, and bank owned life insurance. We do not presently hold securities in either “held-to-maturity” or “trading” categories. In accordance with ASC Topic 802-10-35-01 title, investment securities “available-for-sale” are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available, and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

At March 31, 2011, all of our securities were classified as “available-for-sale.” Our securities portfolio at March 31, 2011, consisted primarily of securities with the following carrying value: $35.2 million of municipal obligations, $14.5 million of U.S. Government and agency obligations, $12.0 million in structured U.S. Government agency obligations, $1.0 million of corporate bonds, $81.1 million of mortgage-backed securities issued by U.S. Government agencies; $3.6 million in Small Business Administration securities, $6.9 million of collateralized mortgage obligations and $0.5 million in a Community Reinvestment Act investment fund. We also held $18.5 million in bank owned life insurance.

See “– Investment Securities Portfolio” on page      for a discussion of the recent performance of our securities portfolio.

We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or the Government National Mortgage Association. We invest in quality securities to obtain yields higher than we can receive from holding in overnight cash or other short term cash accounts, and to meet our Asset/Liability objectives which focus on liquidity and interest rate risk in our portfolio as a whole.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors. The interest rate on the security is lower than the interest rates on the underlying loans to allow for payment of servicing and guaranty fees. Government National Mortgage Association, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for these securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Many of our securities have call provisions that allow for issuers of the securities, or the underlying borrowers to either redeem or prepay the obligations. This call/prepayment risk can effectively shorten the life of our portfolio should rates decline, and represents a risk of a decline in the overall yield of our portfolio should such an instance occur.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. Our primary outside borrowing source is the FHLB of Atlanta. We have in the past used both brokered deposits and internet generated deposits to fund loan growth. Our current practice is to repay brokered deposits as they mature, and not seek to roll them over for additional terms. Our additional sources of funds are scheduled loan payments, maturing investments, loan repayments, security repurchase agreements, retained earnings, income on other earning assets and the proceeds of loan sales.

Deposits. We accept deposits primarily from within our primary market area. As noted, we have also used brokered and internet deposits as a source of funds. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. Our branch network is well established in our primary market area. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, regular checking accounts, money market accounts and individual retirement accounts.

Interest rates paid, maturity terms, service fees and withdrawal penalties are revised on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

Borrowings. Our borrowings consist of advances from the FHLB of Atlanta. At March 31, 2011, FHLB advances totaled $65.9 million, or 7.5%, of total liabilities. At March 31, 2011, we had access to additional FHLB advances of up to $96.8 million. Advances from the FHLB of Atlanta are secured by our investment in the common stock of the FHLB of Atlanta, securities in our investment portfolio, and approved loans in our one- to four-family residential and commercial loan portfolios. We have the capacity to pledge additional securities to the FHLB of Atlanta should our borrowing needs increase. See “– Liquidity and Capital Resources” on page     .

Properties

We operate from our corporate headquarters and 11 branches located in our primary market area within Western North Carolina. The net book value of our premises, land and equipment was $14.2 million at March 31, 2011. The following table sets forth information with respect to our full-service banking offices.

Branch Location Information

March 31, 2011

(Dollars in thousands)

Branch Name	Address	City	Year Established	Deposits at March 31, 2011
Franklin Main	50 West Main Street	Franklin	1922	$186,588
Murphy	12 Peachtree Street	Murphy	1981	48,801
Franklin Holly Springs Plaza	30 Hyatt Road	Franklin	1993	50,696
Highlands	473 Carolina Way	Highlands	1995	43,034
Sylva	498 East Main Street	Sylva	1999	40,933
Hendersonville - Laurel Park	640 North Main Street	Hendersonville	1996	57,733
Brevard Branch	2260 Asheville Highway	Brevard	1997	59,364
Hendersonville- Eastside (1)	1617 Spartanburg Highway	Hendersonville	1997	30,606
Cashiers Branch	500 U.S. Highway 64	Cashiers	2002	39,727
Columbus Branch	160 W. Mill Street	Columbus	2007	36,762
Saluda (1)	108 East Main Street	Saluda	2007	18,947
Internet and brokered deposits				168,944
Total Deposits				$782,135

(1)	Leased offices.

Legal Proceedings

At March 31, 2011, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Tax Allocation

Bancorp and the Bank are parties to a tax allocation agreement which establishes a method for allocating and reimbursing the payment of Bancorp’s consolidated tax liability.

Personnel

As of March 31, 2011, the Bank had 175 full-time equivalent employees, including 169 full-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiaries

In addition to the Bank, Bancorp has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. Macon Capital Trust I is not consolidated in Bancorp’s financial statements. The Bank has one inactive subsidiary, Macon Services, Inc.

SUPERVISION AND REGULATION

Bank holding companies and state savings banks are extensively regulated under both federal and state law. Set forth below is a brief description of certain regulatory requirements that are or will be applicable to us. The description below is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on us. Supervision, regulation and examination by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of banks and bank holding companies. Statutes and regulations which contain wide-ranging proposals for altering the structures, regulations and competitive relationship of financial institutions are introduced regularly. We cannot predict whether, or in what form, any proposed statute or regulation will be adopted or the extent to which our business or the business of the Bank may be affected by such statute or regulation.

Memoranda of Understanding

In September 2009, during a regularly scheduled, periodic examination of the Bank, the FDIC and the Commissioner identified certain items of concern. In April 2010, the Bank entered into a memorandum of understanding, or MOU, with the FDIC and the Commissioner. The Bank MOU generally requires that the Bank:

•

establish specific procedures designed to fully inform the Bank’s Board of Directors regarding the management, operation, and financial condition of the Bank at regular intervals and in a consistent format;

•	develop specific plans and proposals for the reduction and improvement of lines of credit which are subject to adverse classification;

•	correct identified violations of laws, rules and regulations, and adopt appropriate procedures to ensure the Bank’s future compliance with all applicable laws, rules and regulations;

•	prepare and submit to the Bank Supervisory Authorities comprehensive annual budget and earnings forecasts;

•	review its overall liquidity objectives and develop plans and procedures aimed at reducing reliance on volatile liabilities to fund longer term assets;

•

maintain a Tier I Leverage Capital ratio of not less than 8.0% and a Total Risk-Based Capital ratio of not less than 12.0%. In the event that the Tier I Leverage Capital ratio falls below 8.0% or the Total Risk-Based Capital ratio falls below 12.0%, the Bank must notify the Bank Supervisory Authorities and increase the Bank’s capital in an amount sufficient to meet the ratios required by the Bank Supervisory Authorities;

•	enhance its loan loss reserve policy to incorporate recommendations of the Bank Supervisory Authorities;

•	establish and continue to maintain an adequate reserve for loan losses;

•	not pay any cash dividends without the prior written consent of the Bank Supervisory Authorities;

•

annually review, formulate and submit to the Bank Supervisory Authorities, the Bank’s objectives relative to asset growth, which objectives shall include consideration of the Bank’s credit concentrations, capital levels, and liquidity positions;

•

not extend any additional credit to borrowers who have loans that have been charged off by the Bank or classified as Loss or Doubtful, so long as such loans remain uncollected, except with the prior approval of the Bank Supervisory Authorities;

•	make no additional advances to any borrower whose loan or line of credit has been adversely classified Substandard, without the prior approval of a majority of the Board;

•	revise the loan review policy to incorporate recommendations of the Bank Supervisory Authorities;

•	correct the Bank’s internal audit program; and

•	amend policies for interest rate risk management to incorporate earnings parameters as recommended by the Bank Supervisory Authorities.

In addition, in June 2010, Bancorp entered into an MOU with the FRB. The Bancorp MOU generally requires that Bancorp:

•	not declare or pay any dividends, including payments for trust preferred securities, without the prior written approval of the FRB;

•	not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the FRB;

•	not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the FRB;

•	preserve its cash assets and not dissipate those assets except for the benefit of the Bank; and

•	take appropriate steps to ensure that the Bank complies with any order, or other supervisory action entered into with the Bank Supervisory Authorities.

We have taken and continue to take prompt and aggressive action to respond to the issues raised in the Memoranda, including submitting quarterly reports to our banking regulators. Except for the elevated capital requirements, which we anticipate we will satisfy once the conversion is completed, we believe that we are generally in compliance with the Memoranda. However, the Memoranda will each remain in effect until modified, terminated, lifted, suspended or set aside by the applicable banking regulators, and no assurance can be given as to the time that either of the Memoranda will be terminated. We will seek to demonstrate as soon as possible to our banking regulators that we have fully complied with the requirements of the Memoranda and that they should be terminated. However, we expect that the Memoranda will remain in effect for the immediate future.

Holding Company Regulation

General. As a bank holding company following the conversion, Macon Financial will be subject to the Bank Holding Company Act of 1956 (the “BHCA”), and subject to certain regulations of the Federal Reserve. Under the BHCA, a bank holding company such as Macon Financial, which does not qualify as a financial holding company, is prohibited from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The BHCA will also prohibit Macon Financial from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank, or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, the BHCA will prohibit Macon Financial from engaging in, or acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in, a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA does not place territorial restrictions on the activities of such non-banking related activities.

State and federal law restricts the amount of voting stock of a savings bank or bank holding company that a person may acquire without prior regulatory approval. Pursuant to North Carolina law, no person may directly or indirectly purchase or acquire voting stock of any savings bank or bank holding company which would result in the change in control of that savings bank or bank holding company unless the Commissioner approves the proposed acquisition. Under North Carolina law, a person will be deemed to have acquired “control” of a savings bank or bank holding company if the person directly or indirectly (1) owns, controls or has power to vote 10% or more of the voting stock of the savings bank or bank holding company, or (2) otherwise possesses the power to direct or cause the direction of the management and policy of the savings bank or bank holding company.

Federal law imposes additional restrictions on acquisitions of stock of banks and bank holding companies. Under the BHCA, and the Change in Bank Control Act of 1978 (the “CBCA”), as amended, and regulations adopted thereunder and under the BHCA, a person or group acting in concert must give advance notice to the applicable banking regulator before directly or indirectly acquiring “control” of a federally-insured bank or bank holding company. Under applicable federal law, control is conclusively deemed to have been acquired upon the acquisition of 25% or more of any class of voting securities of any federally-insured bank or bank holding company. Both the BHCA and CBCA generally create a rebuttable presumption of a change in control if a person or group acquires ownership or control of or the power to vote 10% or more of any class of a bank or bank holding company’s voting securities, and either (1) the bank or bank holding company has a class of outstanding securities that are subject to registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) no other person will own, control, or have the power to vote a greater percentage of that class of voting securities immediately after the transaction. This presumption can, in certain cases, be rebutted by entering into “passivity commitments” with the Federal Reserve or FDIC, as applicable. Upon receipt of a notice of a change in control, the FDIC or the Federal Reserve, as applicable, may approve or disapprove the acquisition.

Prior approval of the Federal Reserve and the Commissioner would be required for any acquisition of control of either Macon Financial or the Bank by any bank holding company under the BHCA and the North Carolina Bank Holding Company Act (“NCBHCA”), respectively. Control for purposes of the BHCA and the NCBHCA would be based on whether the holding company (1) owns, controls or has power to vote 25% or more of our voting stock or the voting stock of the Bank, (2) controls the election of a majority of our Board of Directors or the Bank Board, or (3) the Federal Reserve or the Commissioner, as applicable, determines that the holding company directly or indirectly exercises a controlling influence over our management or policies or the management or policies of the Bank. As part of such acquisition, the holding company (unless already so registered) would be required to register as a bank holding company under the BHCA and the NCBHCA.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC’s deposit insurance fund in the event the depository institution becomes in danger of default or is in default. For example, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that has become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (1) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (2) the amount which is necessary to bring the institution into compliance with all acceptable capital standards as of the time the institution initially fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

In addition, the “cross-guarantee” provisions of the Federal Deposit Insurance Act, as amended, require insured depository institutions under common control to reimburse the FDIC for any loss suffered as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the FDIC’s deposit insurance fund. The FDIC’s claim for damages is superior to claims of shareholders of the insured depository institution or any affiliate but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

As a result of Macon Financial’s ownership of the Bank following the conversion, Macon Financial will register under the bank holding company laws of North Carolina. Accordingly, Macon Financial will also become subject to regulation and supervision by the Commissioner.

Capital Adequacy Guidelines for Holding Companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve System and have consolidated assets of $500 million or more. Bank holding companies subject to the Federal Reserve’s capital adequacy guidelines are required to comply with the Federal Reserve’s risk-based capital guidelines. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be “Tier I Capital,” principally consisting of common shareholders’ equity, non-

cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. The remainder (“Tier II Capital”) may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I Capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I Capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier I Capital (leverage) ratio of at least 4%.

Bancorp exceeded all applicable minimum capital adequacy guidelines as of December 31, 2010 and March 31, 2011.

Dividend and Repurchase Limitations. Following the conversion, Macon Financial must obtain Federal Reserve approval in order to use more than 10% of its net worth to make stock repurchases during any 12-month period unless it (1) both before and after the redemption satisfies capital requirements for “well capitalized” state member banks; (2) received a one or two rating in its last examination; and (3) is not the subject of any unresolved supervisory issues. Macon Financial’s ability to pay dividends or repurchase shares may also be dependent upon its receipt of dividends from the Bank. Macon Financial’s payment of dividends and repurchase of stock will also be subject to the requirements and limitations of North Carolina corporate law and the terms of the Bancorp MOU, which is discussed in the section entitled “– Memoranda of Understanding” on page     .

Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In July, 2010, President Obama signed into law the Dodd-Frank Act, which was intended primarily to overhaul the financial regulatory framework following the global financial crisis and will impact all financial institutions including Macon Financial and the Bank. The Dodd-Frank Act contains provisions that will, among other things, expand regulatory oversight and supervision of mortgage and other consumer lending, establish a Bureau of Consumer Financial Protection and increase the possible liabilities of financial institutions violating consumer financial laws, modify the methodology for calculating the deposit insurance assessments of banks, impose increased corporate governance and executive compensation requirements on banks and bank holding companies and significantly increase the data collection and reporting obligations of financial institutions generally. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations. Many of these required regulations have been released for comment only, with adoption not yet scheduled, or have not yet been made publicly available for comment. Consequently, many of the details and much of the impact of the Dodd-Frank Act are not yet known.

Gramm-Leach-Bliley Act. The federal Gramm-Leach-Bliley Act, enacted in 1999 (the “GLB Act”), dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them. In doing so, it increased competition in the financial services industry, presenting greater opportunities for our larger competitors who were more able to expand their service and products than smaller, community-oriented financial institutions.

USA Patriot Act of 2001. The USA Patriot Act of 2001 was enacted in response to the terrorist attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001. The Act was intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The impact of the Act on financial institutions of all kinds has been significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the SEC under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of our Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. Macon Financial will be subject to further reporting and audit requirements under the requirements of the Sarbanes-Oxley Act. Macon Financial will prepare policies, procedures and systems designed to ensure compliance with these regulations.

Federal Securities Laws. Macon Financial has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, the common stock will be registered with the SEC under the Exchange Act. Macon Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The registration under the Securities Act of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not Macon Financial’s affiliates may be resold without registration. Shares purchased by Macon Financial’s affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. If Macon Financial meets the current public information requirements of Rule 144 under the Securities Act, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Macon Financial may permit affiliates to have their shares registered for sale under the Securities Act.

Bank Regulation

General. The Bank is an insured North Carolina chartered savings bank that is a member of the FHLB System. Its deposits are insured through the FDIC’s deposit insurance fund, and it is subject to supervision and examination by and the regulations and reporting requirements of the FDIC and the Commissioner, which are, respectively, its primary federal and state banking regulators.

Subject to limitations established by the Commissioner, North Carolina chartered savings banks may make any loan or investment or engage in any activity that is permitted to federally-chartered institutions. In addition to such lending authority, North Carolina chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (1) obligations of the U.S. Government, or those guaranteed by it; (2) obligations of the State of North Carolina; (3) bank demand or time deposits; (4) stock or obligations of the FDIC’s deposit insurance fund or a FHLB; (5) savings accounts of any savings institution as approved by the Bank Board; and (6) stock or obligations of any agency of the State of North Carolina or of the U.S. Government or of any corporation doing business in North Carolina whose principal business is to make education loans. However, a North Carolina chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans, and cannot directly or indirectly acquire or retain any corporate debt security that is not of investment grade (generally referred to as “junk bonds”).

As a federally insured depository institution, the Bank is prohibited from engaging as principal in any activity, or acquiring or retaining any equity investment of a type or in an amount, that is not permitted for national banks unless (1) the FDIC determines that the activity or investment would pose no significant risk to the deposit insurance fund, and (2) the Bank is, and continues to be, in compliance with all applicable capital standards.

In addition, the Bank is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation W (Transactions Between Member Banks and Affiliates), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings).

The FDIC and the Commissioner have broad powers to enforce laws and regulations applicable to the Bank. Among others, these powers include the ability to assess civil money penalties, to issue cease and desist or removal orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and the conduct of unsafe and unsound practices.

Transactions with Affiliates. Under current federal law, depository institutions are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal shareholders. Under Section 22(h), loans to directors, executive officers and shareholders who own more than 10% of a depository institution (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution’s loans-to-one-borrower limit (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any “interested” director may not participate in the voting. The FDIC has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of directors of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal shareholders be made on terms substantially the same as offered in comparable transactions with non-executive employees of the Bank. The FDIC has imposed additional limits on the amount a bank can loan to an executive officer.

Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC’s deposit insurance fund. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008. The Dodd-Frank Act also provides unlimited deposit insurance for noninterest bearing transaction accounts through December 31, 2013.

The FDIC issues regulations and conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for noncompliance. Civil and criminal proceedings may be instituted against any insured bank or any director, officer or employee of such bank for the violation of applicable laws and regulations, breaches of fiduciary duties or engaging in any unsafe or unsound practice. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

The Bank is subject to insurance assessments imposed by the FDIC. The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005. Under this system, as amended, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In addition, in the case of those institutions in the lowest risk category, the FDIC further determines its assessment rate based on certain specified financial ratios or, if applicable, its long-term debt ratings.

In 2009, the FDIC actively sought to replenish the deposit insurance fund. The FDIC increased risk-based assessment rates uniformly by seven basis points, on an annual basis, beginning in the first quarter of 2009. On May 22, 2009, the FDIC adopted a final rule imposing a five basis point special assessment on each insured depository institution’s qualifying assets less Tier I Capital as of June 30, 2009. The FDIC collected this special assessment on September 30, 2009. On November 12, 2009, the FDIC adopted a final rule that required insured financial institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for the following three years. Such prepaid assessments were collected on December 30, 2009 at a rate based on the insured institution’s modified third quarter 2009 assessment rate. The Bank’s prepaid assessment was $4.5 million.

Under the Dodd-Frank Act, the FDIC is required to increase the minimum designated reserve ratio of the deposit insurance fund from 1.15% to 1.35% of estimated insured deposits by 2020, with financial institutions of more than $10 billion in assets being assessed a greater portion of the necessary funds required to achieve the 1.35% reserve ratio than smaller institutions.

Community Reinvestment. Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured institutions, to assess the institutions’ records of meeting the credit needs of their communities, using the ratings “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their CRA performance ratings. The Bank received a “satisfactory” rating in its last CRA examination, which was completed during October, 2010.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Net Worth and Capital Adequacy Requirements Applicable to the Bank. The Bank is required to comply with the capital adequacy standards established by state and federal laws and regulations. The Commissioner requires that savings banks maintain net worth not less than 5% of its total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement. The Bank complied with the net worth requirements as of March 31, 2011. As discussed below, as of March 31, 2011, the Bank did not comply with the elevated capital requirements established by the Bank MOU.

In addition, the FDIC has promulgated risk-based capital and leverage capital guidelines for determining the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for the Bank to be considered in compliance with the FDIC’s requirements. Under the FDIC’s risk-based capital measure, the minimum ratio (Total Risk-Based Capital ratio) of a bank’s total capital to its risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets (Tier I Capital). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, a limited amount of loan loss reserves, and net unrealized holding gains on equity securities (Tier II Capital). At March 31, 2011, the Bank’s Total Risk-Based Capital ratio and Tier I Risk-Based Capital ratio were 11.55% and 10.28%, respectively, which were well above the FDIC’s minimum risk-based capital guidelines.

Under the FDIC’s leverage capital measure, the minimum ratio (the Tier I Leverage Capital ratio) of Tier I Capital to total assets is 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and the FDIC has indicated that it will consider a bank’s “Tangible Leverage Ratio” (deducting all intangible assets) and other indicia of capital strength in evaluating proposals for expansion or new activities. At March 31, 2011, the Bank’s Tier I Leverage Capital ratio was 7.07%, which was well above the FDIC’s minimum leverage capital guidelines.

Failure to meet the FDIC’s capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “– Prompt Corrective Action” on page     . The FDIC also considers interest rate risk (arising when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy.

Pursuant to the Bank MOU, the Bank is required to maintain heightened capital levels. Specifically, the Bank MOU requires that the Bank maintain a Tier I Leverage Capital ratio of not less than 8.0%, and a Total Risk-Based Capital ratio of not less than 12%. As of March 31, 2011, the Bank did not satisfy these elevated capital requirements.

Loans-To-One-Borrower. The Bank is subject to the Commissioner’s loans-to-one-borrower limits on savings banks. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may not exceed 10% of the net worth of the savings bank. This second limitation is separate from, and in addition to, the first limitation. These limits also authorize savings banks to make loans-to-one-borrower, for any purpose, in an amount not to exceed $500,000. A savings bank also is authorized to make loans-to-one-borrower to develop domestic residential housing units, not to exceed the lesser of $30 million or 30% of the savings bank’s net worth, provided that the purchase price of each single-family dwelling in the development does not exceed $500,000 and the aggregate amount of loans made pursuant to this authority does not exceed 150% of the savings bank’s net worth. These limits also authorize a savings bank to make loans-to-one-borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of the savings bank’s net worth.

As of March 31, 2011, our legal loans-to-one borrower limit was $13.7 million. The largest aggregate amount of loans that the Bank had to any one borrower was $14.3 million. At the time these loans were made, the aggregate amount outstanding was below the legal lending limit.

Limits on Rates Paid on Deposits and Brokered Deposits. Regulations enacted by the FDIC place limitations on the ability of insured depository institutions to accept, renew or roll-over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions in the depository institution’s normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew or roll-over such deposits without restriction, “adequately capitalized” depository institutions may accept, renew or roll-over such deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates) and “undercapitalized” depository institutions may not accept, renew, or roll-over such deposits. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” will be the same as the definitions adopted by the FDIC to implement the corrective action provisions discussed below. See “– Prompt Corrective Action” on page     . As of March 31, 2011, the Bank was considered “well capitalized,” and, thus, was not subject to the limitations on rates payable on its deposits.

FHLB System. The FHLB System provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, the Bank is required to own capital stock in the FHLB of Atlanta in an amount at least equal to 0.20% of the Bank’s total assets at the end of each calendar year, plus 4.5% of its outstanding advances (borrowings) from the FHLB of Atlanta. At March 31, 2011, the Bank was in compliance with these requirements.

Reserve Requirements. Pursuant to regulations of the Federal Reserve, all insured depository institutions must maintain average daily reserves against their transaction accounts equal to specified percentages of the balances of such accounts. These percentages are subject to adjustment by the Federal Reserve. Because the Bank’s reserves are required to be maintained in the form of vault cash or in a noninterest-bearing account at a Federal Reserve bank, one effect of the reserve requirement is to reduce the amount of the Bank’s interest-earning assets. At March 31, 2011, the Bank met these reserve requirements.

Liquidity. The Bank is subject to the liquidity requirements established by the Commissioner. North Carolina law requires savings banks to maintain cash and readily marketable investments of not less that 10% of the savings bank’s total assets. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments that, in the judgment of the Commissioner, have a readily marketable value, including investments with maturities in excess of five years. On March 31, 2011, the Bank’s liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 18.01%.

Prompt Corrective Action. Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”). The FDIC is required to take certain mandatory supervisory actions and is authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of any action taken will depend upon the capital category in which an institution is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the FDIC’s rules implementing the prompt corrective action provisions, an insured, state-chartered savings bank that (1) has a Total Risk-Based Capital ratio of 10.0% or greater, a Tier I Risk-Based Capital ratio of 6.0% or greater, and a Leverage Capital ratio of 5.0% or greater, and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is deemed to be “well capitalized.” A savings bank with a Total Risk-Based Capital ratio of 8.0% or greater, a Tier I Risk-Based Capital ratio of 4.0% or greater, and a Leverage Capital ratio of 4.0% or greater (or 3.0% or greater in the case of an institution with the highest examination rating), is considered to be “adequately capitalized.” A savings bank that has a Total Risk-Based Capital ratio of less than 8.0%, a Tier I Risk-Based Capital ratio of less than 4.0%, or a Leverage Capital ratio of less than 4.0% (or 3.0% in the case of an institution with the highest examination rating), is considered to be “undercapitalized.” A savings bank that has a Total Risk-Based Capital ratio of less than 6.0%, a Tier I Risk-Based Capital ratio of less than 3.0%, or a Leverage Capital ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and a savings bank that has a ratio of tangible equity capital to assets equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of these rules, the term “tangible equity”

includes core capital elements counted as Tier I Capital for purposes of the risk-based capital standards (see “– Net Worth and Capital Adequacy Requirements Applicable to the Bank” on page     ), plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with certain exceptions). A savings bank may be deemed to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating.

A savings bank that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” savings bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC is given authority with respect to any “undercapitalized” savings bank to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” savings bank if it determines that those actions are necessary to carry out the purpose of the law.

Notwithstanding the Bank MOU, at March 31, 2011, the Bank had the requisite capital levels to qualify as “well capitalized.”

Restrictions on Dividends and Other Capital Distributions. A North Carolina chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if after making such distribution, the institution would become, or if it already is, “undercapitalized” (as such term is defined in the applicable law and regulations) or such transaction would reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations.

In addition, the Bank is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for its liquidation account.

Under the terms of the Bank MOU, the Bank is currently restricted from paying dividends to Bancorp unless it receives advance approval from the FDIC and the Commissioner. Additionally, the Bancorp MOU provides that Bancorp must receive prior approval of the FRB before receiving dividends from the Bank.

Other Federal and North Carolina Regulations. The federal banking agencies, including the FDIC, have developed joint regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. Additional joint regulations require annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state-chartered institutions examined by state regulators, and establish operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions, as well as compensation standards when such compensation would endanger the insured depository institution or would constitute an unsafe practice.

The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution’s financial condition include: (1) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (5) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment of capital without federal assistance.

North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Commissioner. The approval is conditioned upon findings by the Commissioner that, among other things, such merger or consolidation will promote the best interests of the members or shareholders of the merging institutions.

TAXATION

Federal Taxation

General. We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to us.

Method of Accounting. For federal income tax purposes, Bancorp files a consolidated tax return with the Bank, and reports its income and expenses on the accrual method of accounting and uses a calendar year ending December 31 for filing its consolidated federal income tax returns.

Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2011, Bancorp had no alternative minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and carryforward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At March 31, 2011, Bancorp had a $1.8 million net operating loss carryforward for federal income tax purposes. See “– Deferred Tax Assets” on page     .

Corporate Dividends. Bancorp, and following the conversion, Macon Financial, are able to exclude from their income 100% of the dividends received from the Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Bancorp’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

The State of North Carolina imposes an income tax of approximately 6.9% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. Our state income tax returns have not been audited in the most recent five-year period. Under North Carolina law, we are also subject to an annual franchise tax at a rate of 0.15% of equity.

OUR MANAGEMENT

Management Structure

The Board of Directors of Macon Financial consists of the same individuals who currently serve as directors of Bancorp and the Bank. The composition of our Board of Directors and the Bank’s Board will remain unchanged following the conversion. In addition, following the conversion each of the executive officers of Bancorp and the Bank will continue to serve as our executive officers.

Our Directors

We have nine directors. The directors of Macon Financial are the same persons who currently serve as directors of Bancorp and the Bank. Each director will serve until the first annual meeting of shareholders of Macon Financial, at which time each director will stand for election. Following the conversion, the directors of Macon Financial will be divided into classes of directors serving one, two and three year terms and elected by the shareholders to serve such terms. See “Restrictions on Acquisition of Macon Financial” on page     . Currently, the directors of the Bank are elected annually by the directors of Bancorp. Following the conversion, Macon Financial will elect the directors of the Bank, as its sole shareholder.

The table below sets forth certain information, as of March 31, 2011, regarding the members of our Board of Directors and the Board of the Bank.

Name	Age	Positions Held	Director Since	Term Expires
Ronald D. Beale	55	Director	2002	2012
Adam W. Burrell, MD	41	Director	2010	2012
Jim M. Garner	58	Director	2006	2012
Stan M. Jeffress	65	Director	2008	2012
Fred H. Jones	45	Chairman	2005	2012
Beverly W. Mason	58	Director	2007	2012
Roger D. Plemens	55	Director, President and Chief Executive Officer	2004	2012
Edward R. Shatley	70	Director	1992	2012
W. David Sweatt	63	Director and Executive Chairman of the Bank	2011	2012

The Business Background of Our Directors

The business experience of each director for at least the past five years is set forth below as well as a brief description of the qualifications and areas of expertise of each director that makes the director uniquely qualified to serve on our Board of Directors and the Bank Board. Each director brings special skills and attributes to our Board of Directors and the Bank Board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement.

Ronald D. Beale is President of Beale Construction, Inc., a construction firm based in Franklin, North Carolina, which has been in business since 1980. He is also President of LeRon, LLC, which owns and operates a variety of storage units and a convenience store in Franklin, North Carolina. Mr. Beale was elected as a County Commissioner for Macon County in 2005, and was re-elected in 2010. He is a member and past President of The Franklin Daybreak Rotary Club. He also serves as Chairman of the North Carolina Health and Human Services Committee, a committee of the North Carolina Association of County Commissioners.

Adam W. Burrell, MD is a Board Certified Family Physician currently practicing in Franklin, North Carolina. After completing his residency in Family Medicine, Dr. Burrell completed a Fellowship in Obstetrics. He is a member of the American Academy of Family Physicians. Dr. Burrell founded and currently manages a successful multi-physician medical practice focusing on family medicine. He has served as Chief of Staff for Angel Medical Center and is involved in numerous community activities including coaching youth basketball.

Jim M. Garner is an owner and a manager of The Wayah Agency, Inc., an independent insurance agency based in Franklin, North Carolina. Mr. Garner has been an independent insurance agent for 27 years, managing a variety of commercial and personal accounts as well as serving as a partner in various real estate investments.

Stan M. Jeffress is our former Chief Financial Officer and a retired Certified Public Accountant who was licensed in Tennessee, Mississippi, and Kentucky. He has experience in both national and regional public accounting firms as well as in industry and banking. His most recent experience before retirement in 2009 was 16 years of service as Chief Financial Officer of the Bank. Mr. Jeffress serves on the board of directors of Macon Citizens Habilities, which provides opportunities for developmentally challenged individuals, and Orchard View, a low-income housing nonprofit organization, based in Macon County.

Fred H. Jones is President of Jones, Key, Melvin & Patton, P.A., a Franklin, North Carolina. based law firm founded by his great-grandfather in 1878. Jones was a Morehead Scholar at the University of North Carolina-Chapel Hill (‘87). He has served as Chairman of the Board of Trustees of Angel Medical Center, and on the Boards of Directors of the Rabun Gap Nacoochee School, the Franklin Area Chamber of Commerce, Macon County Habitat for Humanity, and the Little Tennessee Watershed Association. Mr. Jones’ great-uncle was a founder of the Bank.

Beverly W. Mason is an owner and a broker of Lamplighter Realty, Inc. of Franklin, North Carolina. From August 1997 through January 2007, Ms. Mason was a co-owner and manager of Microtel-Franklin Hosp. LLC, a motel business, and from April 2011 through June 2010, she was a co-owner and manager of WNC Investments, LLC, a rental real estate business. Ms. Mason has served as president of the Board of Realtors and has served as a member of a number of community boards including the County Board, the County Economic Development and the Board of Adjustments.

Roger D. Plemens is our President and Chief Executive Officer. Mr. Plemens, who became President and Chief Executive Officer of Bancorp and the Bank in 2004, has served the Bank in various capacities, including mortgage officer, manager of mortgage lending, and Chief Lending Officer since joining the Bank in 1978. Mr. Plemens has 33 years of banking experience. Mr. Plemens previously served on the Board of Trustees of Angel Medical Center and currently serves on various boards within the banking industry and the local community, including, The North Carolina Bankers Association, Western Carolina University Foundation, and Macon County Economic Development Commission.

Edward R. Shatley is a retired Insurance Executive. He was the President and Chief Executive Officer of Wayah Insurance Group from 1967 until 2002. He serves as the Chairman of the Macon County Economic Development Commission, and also serves on the Board of Trustees of Angel Medical Center.

W. David Sweatt is Executive Chairman of the Bank. Since 2005, and prior to his appointment in January 2011, he served as manager of SigNet Real Estate, LLC, a family owned real estate company. During this time he also served as manager of Dockpoint LLC, an internet services company. Previously, Mr. Sweatt held a number of senior executive and operational positions within a variety of financial institutions situated throughout the Southeast. He was Executive Chairman of Chattahoochee National Bank, a de novo community bank, based in Alpharetta, Georgia, also serving as Chairman of its holding company, CNB Holdings of Georgia, Inc. He served as President and Chief Executive Officer of Royal Bankshares of Acadiana, Inc., a bank holding company, and its subsidiaries, Bank of Lafayette, an established community bank, and Trust Bank of the U.S., a non-depository trust company, all based in Lafayette, Louisiana. Previously, he served as President and Chief Executive Officer of First National Bank of Lafayette. Earlier in his career, Mr. Sweatt was employed in various operational capacities at First National Bank of South Carolina and First Tennessee Banks of Memphis and Knoxville. Mr. Sweatt has 30 years of banking experience.

Director Independence

We have reviewed transactions, relationships and other arrangements involving our directors to determine which directors we consider to be “independent.” In making those determinations, we have applied the independence criteria contained in the listing requirements of The NASDAQ Stock Market. We will continue to assess each outside director’s independence and monitor the status of each director on an ongoing basis for changes in factors or circumstances that may affect a director’s ability to exercise independent judgment.

In addition to the specific NASDAQ criteria, in assessing the independence of our directors, we will consider whether transactions required to be disclosed in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment, including the Bank’s lending relationships with directors and the transactions described under the caption “Certain Relationships and Related Parties” on page __.

Based on our review, each of our directors, except for Messrs. Jeffress, Plemens and Sweatt are considered independent under the rules and listing standards of The NASDAQ Stock Market.

Directors’ Compensation

The following table shows, for the year ended December 31, 2010, the cash compensation paid by us, as well as certain other compensation paid or accrued for the year, to directors who are not named executive officers.

DIRECTOR COMPENSATION TABLE

Name (4)	Fees Earned or Paid in Cash ($)(5)	Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Ronald D. Beale	19,950	2,913	5,015	27,878

Adam W. Burrell, MD	6,750	—	—	6,750

Jim M. Garner	21,100	303	5,080	26,483

D. Edward Henson(1)	19,550	53,710	9,122	82,382

Stan M. Jeffress	19,600	—	4,900	24,500

Fred H. Jones	19,350	179	2,796	22,325

Beverly W. Mason	21,600	339	4,264	26,203

Daniel L. Rogers(2)	10,650	79,166	6,876	96,692

Edward R. Shatley	22,100	5,132	9,036	36,268

W. David Sweatt(3)	—	—	—	—

(1)	Mr. Henson resigned as a director of Bancorp and the Bank effective September 18, 2010.
(2)	Mr. Rogers resigned as a director of Bancorp and the Bank effective March 24, 2010.
(3)	Mr. Sweatt became a director of Bancorp and the Bank effective January 19, 2011. As such, no compensation was paid to him in the year ended December 31, 2010.
(4)	For information on the fees paid to Roger D. Plemens for his service as a director, see the Summary Compensation Table on page .
(5)	Directors have the option to receive the Board retainer and/or Board fees in cash or to defer such retainer or fees pursuant to the CAP Plan (defined below).
(6)

Except for Mr. Jeffress, Mr. Rogers and Mr. Henson, the amounts reported represent the interest credited on deferred earnings under the CAP Plan. For Mr. Jeffress, the amounts do not include the following: $417,313 paid under the CAP Plan (including compensation that Mr. Jeffress deferred during his employment with the Bank) and $65,982 paid under Mr. Jeffress’ Supplemental Executive Retirement Plan. These amounts represent payments to Mr. Jeffress for his service as an executive officer of the Bank and not as a director. The amounts reported for Mr. Rogers are comprised of $79,074 paid under the CAP Plan and $92 in interest on Mr. Rogers’ deferred earnings. The amounts reported for Mr. Henson represent $48,228 paid under the CAP Plan and $5,482 in interest on Mr. Henson’s deferred earnings.

(7)	Amounts included in “All Other Compensation” are as follows:

Name	Premiums Paid on Long Term Care Insurance ($)	Split Dollar Imputed Income ($)	Director Consultation Plan Payout ($) (b)
Ronald D. Beale	5,015	—	—

Adam W. Burrell, MD	—	—	—

Jim M. Garner	5,080	—	—

D. Edward Henson	5,732	1,890	1,500

Stan M. Jeffress (a)	4,900	—	—

Fred H. Jones	2,796	—	—

Beverly W. Mason	4,264	—	—

Daniel L. Rogers	4,395	405	2,076

Edward R. Shatley	8,025	1,011	—

W. David Sweatt	—	—	—

(a)	Does not include $1,135 in Split Dollar Imputed Income for Mr. Jeffress, which was attributable to Mr. Jeffress’ service as an executive officer of the Bank.
(b)	Represents amount paid to Mr. Henson under the Director Consultation Plan, and amounts accrued for Mr. Rogers.

Directors’ Fees and Practices

During the year ended December 31, 2010, each director (other than Mr. Henson, Mr. Sweatt and Mr. Shatley) received an annual board retainer fee of $7,500. Mr. Henson, as Chairman of our Board of Directors during the year ended December 31, 2010, and Mr. Shatley, as the Chairman of the Bank Board during the year ended December 31, 2010, each received an annual board retainer fee of $10,500. The annual board retainer fee is paid in January of each fiscal year. In addition, during the year ended December 31, 2010, each director, including our Chairman, received $400 for each meeting of the Board of Directors attended, paid monthly. During the year ended December 31, 2010, each director, including the Chair of a board committee, received $250 for each attended meeting of a board committee of which he or she was a member, including meetings of committees of the Bank Board.

Director Split Dollar Agreements

The Bank owns insurance policies on the lives of one current director, Edward R. Shatley, and former directors, D. Edward Henson and Daniel L. Rogers. The Bank has entered into endorsement split dollar agreements with Mr. Shatley, Mr. Henson, and Mr. Rogers under which the Bank (1) pays the premiums associated with such policies and (2) agrees to share a portion of the death benefits payable under the life insurance policies with the beneficiaries designated by the directors. When the director dies, the Bank will be entitled to an amount equal to the greater of (i) the cash value of the policy, (ii) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the insurer, or (iii) the total death proceeds less the sum of as set forth in the agreement to be paid to the director’s beneficiary (the “Beneficiary Amount”). The director’s beneficiary will be entitled to the remainder of the death proceeds, if any. The Bank expects to always receive the full cash value of the policy. The Beneficiary Amount for each director is $300,000. Mr. Henson retired in 2010 after attaining age 65 and retains the ability to name a beneficiary for the Beneficiary Amount. Mr. Rogers retired prior to age 65 and forfeited his right to name a beneficiary with respect to any portion of the policy on his life; the Bank continues to own that policy and is the sole beneficiary of the policy.

If a director is terminated from our Board of Directors for cause, he will forfeit his right to name a beneficiary of the Beneficiary Amount. If a director is terminated from our Board of Directors after becoming disabled or upon retirement on or after age 65, the insurance policy will be continued until the director’s death and his right to name a beneficiary of the Beneficiary Amount will continue until his death. If the director terminates from our Board of Directors for any reason other than those previously discussed, the Bank has no obligation to continue to pay premiums on the director’s policy and the director will have 30 days within which to purchase the policy from the Bank for its cash value at that time if he so chooses. If he does not so choose, the Bank may choose whether or not to continue the policy in its sole discretion.

Director Survivor Income Agreements

The Bank has purchased insurance policies on the lives of Ronald D. Beale, Jim M. Garner, Fred H. Jones and Beverly W. Mason. The entire death benefit is paid to the Bank, which then pays the director’s beneficiary a $100,000 death benefit within 60 days of receipt of the death certificate. If a director is terminated from our Board of Directors, the death benefit is forfeited.

Long Term Capital Appreciation Plan

As discussed below under “– Deferred Compensation, Retirement and Other Benefits” on page     , the CAP Plan (as defined below) provides benefits to directors as well as executives. The following active directors are participants in the CAP Plan: Ronald D. Beale, Jim M. Garner, Stan M. Jeffress, Fred H. Jones, Beverly W. Mason, Roger D. Plemens, and Edward R. Shatley.

Long Term Care Insurance

The Bank pays for the premiums for each director (other than Mr. Sweatt and R. Burrell) and such director’s spouse to obtain long-term care insurance.

Director Consultation Plan

In addition to the above, D. Edward Henson, Daniel L. Rogers and Edward R. Shatley are entitled to participate in the Director Consultation Plan. The Director Consultation Plan was discontinued and no other current directors are eligible to participate. Under the Director Consultation Plan, when a director reaches the age of 65 and retires from the Board of Directors, he or she is entitled to receive $500 per month for 20 years. D. Edward Henson currently receives payments under the Director Consultation Plan. Daniel L. Rogers, a director who retired on March 24, 2010, will receive payments upon reaching the age of 65. Edward R. Shatley is over 65, and will receive payments under the Director Consultation Plan upon his retirement as a director of the Board of Directors. During the year ended December 31, 2010, we paid a total of $7,500 to directors participating in the Director Consultation Plan. The Bank accrues for the liabilities associated with the payments under the Director Consultation Plan.

Meetings and Committees of the Board of Directors

In connection with the completion of the conversion, Macon Financial will establish a nominating and corporate governance committee, a compensation committee and an audit committee. All of the members of these committees will be independent directors as defined in the listing standards of The NASDAQ Stock Market. We plan to have written charters for each committee available on our website at www.maconbank.com.

During the year ended December 31, 2010, the Board held 24 regular meetings and no special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during this period. While we will establish new committees following the conversion, the Bank currently has standing Executive, Audit, Loan, Compensation and Nominating Committees.

The Executive Committee consists of Directors Shatley, Garner, Jones and Jeffress. The Executive Committee meets on an as needed basis to discuss items of concern to the Bank. The flexible meeting schedule allows for advance discussion of items appearing on the board agenda and review of issues of concern that arise in between scheduled board meetings. The Executive Committee did not meet during the year ended December 31, 2010.

The Audit Committee consists of Directors Burrell, Jeffress, Jones and Shatley. The Audit Committee meets quarterly and on an as needed basis. The Audit Committee oversees the design and operation of the Bank’s internal controls for safeguarding its assets and ensuring the quality and integrity of financial reporting. The Audit Committee hires the independent auditor and reviews the audit report prepared by the independent auditor. At this time, we have not designated a member of the Audit Committee as the “Audit Committee Financial Expert” in accordance with the rules and regulations of the SEC. The Audit Committee met three times during the year ended December 31, 2010. Upon completion of the conversion, Director Jeffress will not serve on the Audit Committee.

The Loan Committee consists of Directors Garner, Mason, Plemens and Sweatt. The Loan Committee meets on a bi-monthly basis to approve or decline those loans that exceed the authority vested in the Bank’s officers and makes recommendations to the Board regarding those loans that exceed its approval authority. The Loan Committee also has the authority to set interest rates, terms and conditions for the Bank’s loan programs and may extend, modify, defer, purchase, participate or sell the Bank’s existing or potential investment in any loan or extension of credit subject to limitations. The Loan Committee met 12 times during the year ended December 31, 2010.

The Compensation Committee consists of Directors Jeffress, Jones and Shatley. The Compensation Committee meets on an as needed basis, and provides general oversight regarding the personnel, compensation and benefits matters of the Bank. The Compensation Committee did not meet during the year ended December 31, 2010. Upon completion of the conversion, Director Jeffress will not serve on the Compensation Committee.

The Nominating Committee consists of Directors Beale and Mason. The Nominating Committee is responsible for the annual selection of nominees for election as directors. The Nominating Committee met once during the year ended December 31, 2010.

Corporate Governance Policies and Procedures

The Bank has adopted a Code of Business Conduct and Ethics and a Conflict of Interest Policy that are applicable to directors, officers and employees. Following the conversion, Macon Financial will adopt a corporate governance policy and a code of business conduct and ethics. The corporate governance policy is expected to cover such matters as the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the Chief Executive Officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct in every respect.

We currently do not have any outside shareholders. Following the conversion, Bancorp will establish a process for shareholders to communicate with our Board of Directors. A policy regarding director attendance at annual meetings of shareholders will also be established.

Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors are separate. We continue to believe that this structure provides appropriate division and oversight. Industry events of the last 24 to 36 months demonstrate that this structure is most likely to prevent a strong Chief Executive Officer from leading the organization in inappropriate directions. We believe it is one more method to create appropriate “checks and balances” in corporate governance.

Board Involvement in Risk Management Process

Risk management is the responsibility of management and risk oversight is the responsibility of the Board of Directors. The Board of Directors administers its risk oversight function and also utilizes its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board of Directors. Some significant risk oversight matters are reported directly to the Board of Directors, including matters not falling within the area of responsibility of any committee. Types of risk with the potential to adversely affect us include credit, interest rate, liquidity and compliance risks, as well as risks relating to our operations and reputation.

Directors keep themselves informed of the activities and condition of the Bank and of the risk environment in which it operates by regularly attending Board of Directors and assigned board committee meetings, and by review of meeting materials, auditors’ findings and recommendations, and supervisory communications. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors or other consultants, and by more formal director education, including attendance at regulator sponsored “Director’s College” conventions, and other similar programs. Directors are provided access to all training and given specific in-person training on items such as Regulation “O”, Bank Secrecy Act, and other banking guidance and regulations.

The Board of Directors oversees the conduct of our business and administers the risk management function by:

•	selecting, evaluating, and retaining competent executive management;

•	establishing, with executive management, our long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing our business performance; and

•	ensuring that we help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to our operations.

The Board will ensure, following the conversion, that all significant risk-taking activities are covered by written policies that are communicated to appropriate employees. Specific policies will cover material credit, market, liquidity, operational, legal and reputation risks. The policies will be formulated to further our business plan in a manner consistent with safe and sound practices. The Board of Directors will ensure that all such policies are monitored by executive management to make certain that they conform with changes in laws and regulations, economic conditions, and our circumstances. The policies will be implemented by executive management who will develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect us against external crimes and internal fraud and abuse. Policies will be reviewed on a regular basis typically annually or bi-annually and revisions approved by our Board.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting us. This includes executive management reports to the Board. These reports present information in a form meaningful to members of the Board of Directors, who recognize that the level of detail and frequency of individual executive management reports will vary with the nature of risk under consideration and our unique circumstances. Matters presented to the Board of Directors and board committees generally include information with respect to risk. The Board of Directors and board committees consider the risk aspects of such information and often request additional information with respect to issues that may involve risk to the Bank. The Board of Directors and board committees also raise risk issues on their own initiative.

Executive Officers Who Are Not Directors

The current executive officers of Macon Financial consist of the same individuals who are executive officers of Bancorp and the Bank. Each executive officer of the Bank and Bancorp will retain his or her office following the conversion. The business experience for at least the past five years for the executive officers who do not serve as directors of Macon Financial, Bancorp or the Bank is set forth below, with ages given as of March 31, 2011.

Gary L. Brown (age 64) is a First Vice President and our Chief Credit Officer. Prior to his appointment in February 2011, he was the Post Closing Asset Manager in the Division of Resolutions and Receiverships of the FDIC, Jacksonville, Florida, from November 2009 until February 2011. Between May 2008 and November 2009, he was Principal of Brown Group, LLC, based in Southport, North Carolina, where he provided consulting services to community banks. Between October 2005 and May 2008, he was President and Chief Executive Officer of Traders Bank, a community bank based in Spencer, West Virginia. He has also served Fifth Third Bank as Commercial Lending Division Head, and BB&T as City Executive/Senior Lender. Mr. Brown has 34 years of banking experience.

Anthony Cataldi (age 39) is a First Vice President and our Chief Operations Officer. Mr. Cataldi is responsible for all loan and deposit operations areas of the Bank, as well as the call center and collection departments. Prior to his appointment in April of 2007, he was Director of Operations at The Lyons National Bank, a community bank based in Lyons, New York, where he was responsible for branch operations, information technology, deposit operations, compliance, and the facilities departments, from October, 2002, until April, 2007. Mr. Cataldi has 15 years of banking experience.

Carolyn H. Huscusson (age 58) is a Senior Vice President and our Chief Retail Officer. Ms. Huscusson is responsible for overseeing the operation of our branch office network, as well as the marketing department. Prior to joining the Bank in 1997, she was City Executive and Vice President at First Citizens Bank. Ms. Huscusson has 36 years of banking experience.

Marcia Ringle (age 55) is a Vice President and our Corporate Secretary. Ms. Ringle is a member of our Executive Committee and serves on the Bank’s Information Technology and Management Council Committees. She has 27 years of experience in banking, primarily in retail and administration, and has been with the Bank since 1988.

Ryan M. Scaggs (age 36) is a First Vice President and our Chief Financial Officer. Mr. Scaggs is responsible for the accounting and treasury departments, as well as internal loan review and facilities. Prior to assuming the role of Chief Financial Officer in December of 2008, he served as the Bank’s Controller since February of 2006. Prior to joining the Bank, he was employed in various finance and accounting roles at Wachovia Bank and Bank of America. Mr. Scaggs has 13 years of banking experience.

Compensation Discussion

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions. Following this discussion, in the section entitled “Executive Compensation,” we provide a table containing specific information about the compensation earned in the year ended December 31, 2010 by the following officers, who are known as our named executive officers:

Roger D. Plemens, President and Chief Executive Officer

Ryan M. Scaggs, First Vice President and Chief Financial Officer

Carolyn H. Huscusson, Senior Vice President and Chief Retail Officer

Objectives and Overview of the Compensation Program. Our executive compensation policies are designed to establish an appropriate relationship between executive pay and our annual and long-term performance to reflect the attainment of short- and long-term financial performance goals and to enhance our ability to attract and retain qualified executive officers. The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered to community banks in the Southeast and consistent with our level of performance;

•	to motivate executives to enhance our long-term financial performance, and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

We consider a variety of subjective and objective factors in determining the compensation package for individual executives, including: (1) the performance of the Bank as a whole, with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by our progress during the year.

Compensation Program Elements. Our compensation program focuses primarily on the following three components in forming the total compensation package for our named executive officers:

•	base salary;

•	incentive compensation; and

•	deferred compensation, retirement and other benefits.

Base Salary. The purpose of base salary is to create a secure base of cash compensation for our employees, reflecting each employee’s level of responsibilities. Salary levels are designed to be competitive within the banking and financial services industries in the Southeast. In setting salary levels, we regularly evaluate current salary levels by surveying similar institutions in North Carolina, South Carolina, Georgia and the Southeast. The survey analysis focuses primarily on asset size, nature of ownership, type of operation and other common factors.

Incentive Compensation Program. We believe it is appropriate to provide employees with a portion of their compensation contingent upon meeting pre-defined performance requirement objectives. Our incentive compensation plan, known as the Macon Bank Stakeholders Plan (the “Stakeholders Plan”), is designed to provide incentive cash compensation based on a number of key performance measures based on a number of factors, including but not limited to, net interest margin, noninterest income, expense controls, customer service and deposit and loan growth. All employees are eligible to participate in the Stakeholders Plan. The Stakeholders Plan has been suspended since 2008.

Deferred Compensation, Retirement and Other Benefits

401(k) Plan. The Macon Bank 401(k) Retirement Plan (the “401(k) Plan”) is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. After 30 days of employment, each Bank employee is eligible to participate in the 401(k) Plan after attaining the age of 21. Once eligible, each employee may participate on the first day of the calendar quarter following the employee’s first 30 days of employment. All of the named executive officers participated in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank can elect to contribute on a pre-tax basis to the 401(k) Plan a minimum of 1% of his or her compensation, up to the maximum allowed by law. The Bank matches an employee’s contribution at 100% of each eligible employee’s pre-tax contributions on the first 3% of contributions and 50% on the next 3% of contributions, with a maximum match of 4.5%. The matching contributions for the named executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related the Bancorp’s, the Bank’s or the individual officer’s performance for the year.

Salary Continuation Agreements. On June 23, 2003, the Bank entered into a salary continuation agreement with Roger D. Plemens. On November 6, 2007, the Bank entered into a salary continuation agreement with Carolyn H. Huscusson. The salary continuation agreements promise a fixed benefit for each executive beginning at age 65 and continuing for a period of 18 years. Under the salary continuation agreements, the annual benefit for Mr. Plemens is $110,901, and $60,900 for Ms. Huscusson. The salary continuation agreements promise a lesser benefit in the case of early termination before the normal retirement age or in the case of termination because of disability, but in both cases benefits do not become payable until the executive attains age 65. The early termination benefits are subject to a vesting schedule becoming vested in 20% increments annually until 100% vesting. The executives’ contractual entitlements under the salary continuation agreements are contractual liabilities of the Bank and are not funded. The Bank has accrued the present value of the liabilities associated with the salary continuation agreements.

If a change in control of the Bank occurs, benefits are determined as if the executives had reached age 65 at the time of the change in control. The payments do not begin, however, until the executives actually attain age 65. Benefits are not payable to an executive if his or her employment is terminated for cause.

Executive Split Dollar Life Insurance Agreements. The Bank owns an insurance policy on the life of Mr. Plemens and Mr. Jeffress. On April 14, 1999, the Bank entered into endorsement split dollar agreements with each of Mr. Plemens and Mr. Jeffress, under which the Bank (1) pays the premiums associated with such policies and (2) agrees to share a portion of the death benefits payable under the life insurance policies with the beneficiaries designated by Mr. Plemens and Mr. Jeffress. When Mr. Plemens or Mr. Jeffress dies, the Bank will be entitled to an amount equal to the greater of (i) the cash value of the policy, (ii) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the insurer, or (iii) the total death proceeds less the sum as set forth in the agreement to be paid to the designated beneficiary (the “Beneficiary Amount”). The designated beneficiary will be entitled to the remainder of the death proceeds, if any. The Bank expects to always receive the full cash value of the policies. The Beneficiary Amount is $1,450,000 for Mr. Plemens and $375,000 for Mr. Jeffress. As of March 31, 2011, the death benefit of the policies was $5,079,364 for Mr. Plemens and $3,203,408 for Mr. Jeffress.

If Mr. Plemens is terminated for cause, he will forfeit his right to name a beneficiary of the Beneficiary Amount. If Mr. Plemens terminates employment after becoming disabled or upon retirement on or after age 65, the insurance policy will be continued until Mr. Plemens’ death and his right to name a beneficiary of the Beneficiary Amount will continue until his death. If Mr. Plemens terminates employment for any reason other than those previously discussed, the Company has no obligation to continue to pay premiums on the policy and Mr. Plemens will have 30 days within which to purchase the policy from the Company for its cash value at that time if he so chooses. If he does not so choose, the Company may choose whether or not to continue the policy in its sole discretion.

Mr. Jeffress became a director of Bancorp and the Bank in January 2008, and retired as our Chief Financial Officer in January 2009. The Board of Directors determined to continue Mr. Jeffress’ policy and his right to name a beneficiary of the Beneficiary Amount until his death.

Executive Survivor Income Agreements. The Bank has purchased insurance policies on the lives of Ryan M. Scaggs and Carolyn H. Huscusson. The entire death benefit is paid to the Bank, which then pays the executive’s beneficiary a $100,000 death benefit.

Long Term Capital Appreciation Plan. The Bank adopted a long term capital appreciation plan in 1998 to provide benefits to directors and executive officers (the “CAP Plan”). The CAP Plan was put in place as a substitute for stock options which, as a mutual organization, were not available to directors or executive officers. The CAP Plan was restated on December 15, 2004. An initial contribution of $4,500 was made by the Bank on behalf of all initial director participants in the CAP Plan in 1998. The CAP Plan permits participants to defer directors’ fees and any other cash compensation into the plan on a pre-tax basis. The initial Bank contribution and any participant deferrals are always 100% vested and accrue earnings based upon the Bank’s return on equity. The Board of Directors can also award Capital Appreciation Rights to participants in the CAP Plan. Capital Appreciation Rights provide a benefit determined by determining the appreciation in the book value of the Bank from the date of an award of a Capital Appreciation Right and the book value of the Bank at the time of the participant’s termination from the Bank. Capital Appreciation Rights vest incrementally at 10% per year on an after July 1, 1988. Capital Appreciation Rights are forfeited if a participant is terminated for just cause. Capital Appreciation Rights vest 100% upon the participant’s death, disability or upon a change in control of the Bank.

Benefits are paid upon termination from the Bank. A participant’s account balance is determined at that time, and payments begin the first day of the month following termination. Once an account is in pay status, it accrues interest at a rate of 8% until paid in full. Benefits are paid on a monthly basis for a period of five years unless otherwise elected by the participants. Participants may elect to have their payments made in monthly installments over any period between five and 10 years. Participants can also elect a lump sum form of payment to be paid in any year from the second to the tenth year following termination. If a change in control of the Bank occurs, benefits are paid in a lump sum upon the change in control or, if the executive elects, over a period of five to 10 years. If a participant dies during the payment of his benefits under the CAP Plan, the remainder of his account balance is paid to his beneficiary within 60 days of the participant’s death.

The CAP Plan was frozen effective as of February 28, 2011. The effect of this action is that participation, vesting, and benefit accruals are frozen as of February 28, 2011.

The following named executives are participants in the CAP Plan: Roger D. Plemens, Carolyn H. Huscusson and Ryan M. Scaggs. Only Mr. Plemens and Ms. Huscusson have positive account balances. The executives’ contractual entitlements under the CAP Plan are contractual liabilities of the Bank and are not funded. However, in anticipation of the payouts due under the CAP Plan, the Bank purchased life insurance to help pay for the costs associated thereunder. The Bank has accrued the present value of the liabilities associated with the CAP Plan.

Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to all employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans.

Executive Compensation

Summary Compensation Table. The following table shows information paid to our named executive officers for the year ended December 31, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Salary($)	Bonus($)(1)	All Other Compensation($)(2)	Total($)
Roger D. Plemens Chief Executive Officer and President	270,000	350	47,423	317,773

Ryan M. Scaggs First Vice President and Chief Financial Officer	142,000	350	16,017	158,367

Carolyn H. Huscusson Senior Vice President and Chief Retail Officer	152,000	350	17,859	170,209

(1)	Represents a discretionary bonus paid to each named executive officer.
(2)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Director Fees	Employer 401(k) Match($)	Paid Time Off($)(a)	Premiums Paid on Long Term Care Insurance($)	Premiums Paid on Supplemental Income Protection($)	Premiums Paid on Long Term Disability Insurance($)	Premiums Paid on Group Life Insurance($)	Premiums Paid on Group Health Insurance($)(b)
Roger D. Plemens Chief Executive Officer and President	20,700	8,569	5,192	3,761	1,624	1,053	356	6,168

Ryan M. Scaggs First Vice President and Chief Financial Officer	—	6,337	2,731	—	—	554	227	6,168

Carolyn H. Huscusson Senior Vice President and Chief Retail Officer	—	6,813	2,923	—	1,119	593	243	6,168

(a)	Represents amount of unused accrued “paid time off” paid to the named executive officer.
(b)	Includes $89 paid to Mr. Scaggs’ Health Savings Account, and $366 paid to Ms. Huscusson’s Health Savings Account.

Employment Agreements

We have not entered into an employment agreement with any named executive officer. However, upon completion of the conversion, we intend to enter into employment agreements with certain executive officers. See “– Benefits to be Considered Following Completion of the Conversion” beginning on page     .

Outstanding Equity Awards at Fiscal Year-End

Since Bancorp is currently a mutual holding company, there are no outstanding equity awards.

Benefits to be Considered Following Completion of the Conversion

Employment Agreements. Upon completion of the conversion, we will enter into Employment and Change of Control Agreements with our President and Chief Executive Officer, Roger D. Plemens, Executive Chairman of the Bank, W. David Sweatt, and our First Vice President and Chief Credit Officer, Gary L. Brown (each an “Employment Agreement” and collectively, the “Employment Agreements”). A brief description of the terms and conditions of the Employment Agreements follows. Unless defined herein, capitalized terms shall have the meaning given them in the Employment Agreements.

Mr. Plemens’ Employment Agreement provides for an initial annual base salary of $270,000 and for an initial term of employment of 3 years. Upon the third anniversary of Mr. Plemens’ Employment Agreement and each subsequent anniversary thereof, it shall be automatically extended, if not earlier terminated, for a period of one year unless written notice from us or Mr. Plemens is provided at least 90 days prior to the expiration of the then existing term stating that the term of employment under the Employment Agreement shall not be further extended. The Employment Agreements for Messrs. Sweatt and Brown provide for an initial base salary of $225,000 and $165,000, respectively, and an initial term of employment of two years. Each Employment Agreement provides that the base salary shall be reviewed by the Board of Directors not less often than annually.

Messrs. Plemens, Sweatt and Brown will be entitled to participate in our (1) executive management incentive plans, (2) long-term incentive plans; and (3) stock option, stock grant and similar plans, and in each of the foregoing cases any successor or substitute plans, and on at least as favorable a basis as any participant who is a member of our senior executive management. In addition, Messrs. Plemens, Sweatt and Brown will be entitled to participate in all savings, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to our senior executive employees, on at least as favorable a basis as any other participant who is a member of our senior executive management.

Messrs. Plemens, Sweatt and Brown and their families, as the case may be, shall be eligible for participation in and shall receive all benefits under all of our welfare benefit plans, practices, policies and programs (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to our senior executive employees. Each of Messrs. Plemens, Sweatt and Brown shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with our policies, practices and procedures, to the extent applicable generally to our senior executive employees. In addition, each of Messrs. Plemens, Sweatt and Brown shall be entitled to fringe benefits in accordance with our plans, practices, programs and policies in effect for our senior executive employees, including, but not limited to, paid vacation, disability, sick and other leave specified in our employment policies.

Messrs. Plemens’, Sweatt’s and Brown’s employment with us shall terminate automatically upon his death. Otherwise, we may terminate their employment for Cause, Without Cause (subject to certain payments and vested rights) and/or if we determine in good faith that a Disability has occurred, after notice of such determination. Also, each of Messrs. Plemens, Sweatt and Brown may terminate his employment voluntarily or for Good Reason (subject to certain payments and vested rights).

In the event Mr. Plemens is terminated in connection with a “Change in Control” (defined below), either 90 days prior to, or within 12 months following, Mr. Plemens is entitled to receive a severance payment in an amount equal to two hundred and ninety-nine percent (299%) times his “base amount” as defined in Section 280G(b)(3) of the Code. In addition, Mr. Plemens is entitled to receive, for a period of three years following the termination, certain medical benefits for him and/or his family at least equal to those which would have been provided to him and/or his family if Mr. Plemens’ employment had not been terminated. The Employment Agreements for Messrs. Sweatt and Brown provide that in the event he is terminated in connection with a “Change of Control” (as defined below) either 90 days prior to, or within 12 months following, he is entitled to receive a severance payment in an amount equal to the amount that he would have been entitled to receive during the remainder of his employment period but for the termination. In addition, for the remainder of the employment period, each of Messrs. Sweatt and Brown shall be entitled to receive certain medical benefits for him and/or his family at least equal to those which would have been provided to him and/or his family if Messrs. Sweat’s or Brown’s employment had not been terminated.

For purposes of the Employment Agreements a “Change in Control” means (i) the date either (A) a person acquires (or has acquired during the preceding 12 months) ownership of our stock possessing 30% or more of the total voting power of our common stock, or (B) a majority of our Board of Directors is replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of our Board of Directors prior to such election; (ii) the date a person acquires (or has acquired during the preceding 12 months) our assets that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all our assets immediately prior to such acquisition; or (iii) the date a person acquires ownership of our common stock that, together with common stock previously held, constitutes more than 50% of the total fair market value or total voting power of our common stock, provided that such person did not previously own 50% or more of the value or voting power of our common stock. The Employment Agreements could have the effect of making it less likely that we will be acquired by another entity.

Each Employment Agreement also restricts Messrs. Plemens, Sweatt and Brown from competing against us, or soliciting our customers or employees, for a certain amount of time following a termination of employment.

Severance and Non-Competition Agreement. Upon completion of the conversion, we will enter into severance and non-competition agreements with Carolyn H. Huscusson, our Chief Retail Officer, Ryan M. Scaggs, our Chief Financial Officer, Marcia Ringle, our Corporate Secretary, and Anthony Cataldi, our Chief Operations Officer (each a “Severance Agreement” and collectively, the “Severance Agreements”). The Severance Agreements are agreements of severance benefits in certain circumstances and not agreements of employment for any period of time. Each Severance Agreement will provide for the payment of severance payments to the executive if we terminate the executive without Cause (as defined in the Severance Agreement). In exchange, each Severance Agreement will restrict the executive from competing against us, or soliciting our customers or employees, for a certain amount of time following a termination of employment.

Other Benefits. At this time, we do not intend to adopt or implement any stock-based incentive plans for our executive officers and directors. In the future, we may consider the adoption of an employee stock ownership plan, a stock option plan and a restricted stock plan for the benefit of directors, officers and employees. Any such stock-based benefit plan will not be established sooner than 12 months after the conversion. Any stock option plan will require the approval of our shareholders.

Employee Stock Ownership Plan. In the future, and following the completion of the conversion, we may consider the adoption of an Employee Stock Ownership Plan for our employees, subject to approval by our shareholders.

Stock Option Plan. In the future, and following the completion of the conversion, we may consider the adoption of a stock option plan for our directors, officers and employees, subject to the approval by our shareholders. Any stock option plan adopted will authorize a committee of non-employee directors or the full Board. The committee or the Board will decide which directors, officers and employees will receive options and the terms of those options. No stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than ten years. We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

Restricted Stock Plan. In the future, and following the completion of the conversion, we may consider the adoption of a restricted stock plan for our directors, officers and employees, subject to the approval by our shareholders. Any restricted stock option plan adopted will establish a committee of non-employee directors or the full Board of Directors. The committee or the Board of Directors will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards would not be vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. Executive officers and directors would be required to forfeit the unvested portion of their restricted stock if the Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

Certain Relationships and Related Transactions

Certain directors and executive officers of Bancorp and the Bank, companies with which directors, and executive officers are associated, and/or the immediate family members of directors and executive officers of Bancorp and the Bank are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations. Any such loans and commitments are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Bancorp or the Bank, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features.

Jim M. Garner, a director of Bancorp and the Bank, owns 46% of Wayah Agency, Inc. (“Wayah”). Wayah provides insurance brokerage related services to the Bank. During the year ended December 31, 2010, Wayah served as an insurance broker for the Bank’s property and casualty insurance and bond products as well as the Bank’s employee benefit products. The Bank paid Wayah $9,794 in commissions from the transactions. It is anticipated that Mr. Garner, through Wayah, will provide insurance brokerage services to the Bank from time to time during the year ended December 31, 2011.

Fred H. Jones, a director of Bancorp and the Bank, is the President and one-third owner of Jones, Key, Melvin & Patton, P.A. (“Jones, Key”). Jones, Key provides legal services from time to time to the Bank. During the year ended December 31, 2010, the Bank paid Jones, Key $11,974 in exchange for legal services. Of this amount, Mr. Jones received $3,991 by virtue of his ownership in Jones, Key. It is anticipated that Jones, Key will provide legal services to the Bank from time to time during the year ending December 31, 2011.

Indebtedness of and Transactions with Related Persons

The Bank provides loans and other credit facilities in the ordinary course of its business to members of our Board of Directors, members of the Bank Board, and employees, including executive officers, and businesses in which the foregoing have direct or indirect interests, as well as the immediate family of the foregoing (together, “Related Persons”). In accordance with Federal Reserve Regulation O, the Bank has adopted a policy which sets forth the requirements applicable to such loans and other credit facilities. These loans and other credit facilities are made using the same credit and underwriting standards as are applicable to the general public, and such loans and other credit facilities do not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to this policy, outstanding loans and other credit facilities to Related Persons are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features.

Our Board of Directors is charged with reviewing and approving all transactions that either we or the Bank may have from time to time with Related Persons other than transactions subject to Federal Reserve Regulation O, discussed above. All material facts of each transaction and the Related Person’s interest are discussed by all disinterested directors and a decision is made about whether the transaction is fair to Bancorp and the Bank. A majority vote of all disinterested directors is required to approve any transaction involving a Related Person.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers, and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering, except that certain additional restrictions on the resale or subsequent disposition of the shares shall apply. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $1.5 million of shares of common stock, equal to 3.5% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
David Sweatt	50,000	$500,000	1.18%
Roger Plemens	15,000	$150,000	0.35%
Ronnie Beale	5,000	$50,000	0.12%
Gary Brown	7,500	$75,000	0.18%
Stan Jeffress	11,500	$115,000	0.27%
Marcia Ringle	3,000	$30,000	0.07%
Beverly Mason	10,000	$100,000	0.24%
Carolyn Huscusson	7,500	$75,000	0.18%
Adam Burrell	2,000	$20,000	0.05%
Ryan Scaggs	7,500	$75,000	0.18%
Jim Garner	5,000	$50,000	0.12%
Ed Shatley	15,000	$150,000	0.35%
Fred Jones	9,500	$95,000	0.22%

Total	148,500	$1,485,000	3.49%

THE CONVERSION

Our Board of Directors has approved the plan of conversion. The plan of conversion must also be approved by the voting members of Bancorp. A special meeting of the voting members of Bancorp has been called for this purpose. The plan of conversion has been submitted to the Commissioner and the Federal Reserve as part of our application for approval of the change in control of Bancorp and the Bank, and the merger of Bancorp into Macon Financial that will occur in connection with the plan of conversion. Any such approvals do not constitute recommendations or endorsements of the plan of conversion by such agencies. The plan of conversion has also been submitted to the FDIC.

General

Pursuant to the plan of conversion, our organization will convert from a mutual form of organization to a stock form of organization. Bancorp, the mutual holding company parent of the Bank, will be merged into Macon Financial, with Macon Financial as the surviving entity, and the Bank will become a wholly-owned subsidiary of Macon Financial. As part of the conversion, Macon Financial is offering for sale shares of its common stock. When the conversion and offering are completed, all of the outstanding common stock of the Bank will be owned by Macon Financial, and all of the outstanding common stock of Macon Financial will be owned by public shareholders.

We intend to retain at least 10% of the net proceeds at the holding company, and contribute the balance to Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on December 31, 2009.

•

Second, to the Bank’s tax-qualified employee benefit plans (if any), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We do not have any plans to establish an employee stock ownership plan to purchase any shares in the offering.

•	Third, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on [supplemental eligibility date].

•	Fourth, to other eligible depositors and borrowers of the Bank as of the close of business on [Voting Record Date for Special Meeting].

Shares of common stock not purchased in the subscription offering may be offered for sale in a “community offering” to members of the general public, with a preference given to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia. See “– Community Offering” on page     .

The shares of common stock not purchased in the subscription offering or community offering may be offered to the general public on a best efforts basis in a “syndicated offering” to be managed by Raymond James & Associates, Inc. In such capacity, Raymond James & Associates, Inc. may form a syndicate of other broker-dealers. See “– Syndicated Offering” on page     .

We have the right to accept or reject orders received in a community offering or syndicated offering at our sole discretion. The community offering and/or syndicated offering may begin simultaneously with, or later than the commencement of the subscription offering. The issuance of shares of common stock in the subscription offering, and any community offering and syndicated offering will occur simultaneously.

We determined the number of shares of common stock to be offered for sale based upon an independent valuation of the estimated pro forma market value of Macon Financial upon completion of the conversion and the offering. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “– Share Pricing and Number of Shares to be Issued” on page      for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each banking office of the Bank. The plan of conversion is part of the applications for approval of change in control and the merger of Bancorp into Macon Financial filed with the Federal Reserve and the Commissioner, and is included as an exhibit to our Registration Statement on Form S-1, which is accessible on the SEC’s website, www.sec.gov. See “Where You Can Find Additional Information” on page     .

Reasons for the Conversion

We have developed an operating strategy to:

•	address our current challenges,

•	restore the Bank to profitability,

•	increase the Bank’s focus on small business and private banking customers, and

•	explore growth opportunities.

We need a significant amount of capital to execute these strategies, and we cannot raise this level of capital as a mutual financial institution. We believe that the conversion and the additional capital raised in the offering will enable us to pursue this strategy, and take advantage of business opportunities that may not otherwise be available to us. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. We currently have no ability to issue common stock and potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements with respect to any such acquisitions.

Approvals Required

The affirmative vote of a majority of the total eligible votes of Bancorp’s voting members at the special meeting of voting members is required to approve the plan of conversion. A special meeting of voting members to consider and vote upon the plan of conversion has been scheduled for [meeting date].

The Commissioner and the Federal Reserve must each also approve the change in control of Bancorp and the Bank and the merger of Bancorp into Macon Financial that will occur in connection with the plan of conversion. Such approvals do not constitute recommendations or endorsements of the plan of conversion by such agencies. The plan of conversion has also been submitted to the FDIC.

Effects of Conversion on Customers of the Bank

Continuity. Our normal business of accepting deposits and making loans will continue without interruption during the offering. The Bank will continue to be a North Carolina chartered savings bank and will continue to be regulated by the Commissioner and the FDIC. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. Our directors at the time of the conversion will continue to be the directors of Macon Financial and the Bank after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of the Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from the Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, the Bank’s depositors and borrowers have voting rights in Bancorp. Upon completion of the conversion, Macon Financial’s shareholders will possess exclusive voting rights with respect to Macon Financial.

Tax Effects. We will receive an opinion of counsel with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Macon Financial, Bancorp, the Bank or the depositors of the Bank. See “– Material Income Tax Consequences” on page     .

Effect on Liquidation Rights. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of Bancorp based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Bancorp and the Bank, or a liquidation solely of the Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Bancorp without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account, but nothing for his or her ownership interest in our net worth, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Bancorp and the Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Bancorp after other claims, including claims of depositors to the amounts of their deposits are paid, and the claims of holders of our subordinated debt.

Under the plan of conversion, however, Eligible Account Holders and Supplemental Eligible Account Holders (hereafter defined) will receive rights in liquidation accounts maintained by Macon Financial and the Bank representing the total equity of Bancorp as reflected in its latest statement of Consolidated Financial Condition contained in this prospectus and used in the offering. Macon Financial and the Bank shall continue to hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in the Bank. The liquidation accounts are also designed to provide payments to depositors of their liquidation interests in the event of Macon Financial’s liquidation and the liquidation of the Bank, or a liquidation solely of the Bank. The liquidation account in the Bank would be used only in the event that Macon Financial does not have sufficient capital to fund its obligation under its liquidation account. The total obligation of Macon Financial and the Bank under their respective liquidation accounts will never exceed the dollar amount of Macon Financial’s liquidation account. A post-conversion merger, consolidation, or similar combination with another depository institution, in which either Macon Financial and/or the Bank are not the surviving entity would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving holding company or institution. See “– Liquidation Rights” on page     .

Share Pricing and Number of Shares to be Issued

The plan of conversion requires that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $60,000 and will be reimbursed for its expenses. RP Financial will receive an additional fee of $10,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. Based on RP Financial’s belief that asset size is not a strong determinant of market value, RP Financial did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Since Bancorp’s price-to-earning multiples were not meaningful due to its negative pro forma earnings, RP Financial placed the greatest emphasis on the price-to-book approaches in estimating pro forma market value. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between us and the peer group. Downward adjustments were applied in the valuation for financial condition and profitability, growth and viability of earnings, our primary market area, capacity to pay dividends, marketing of the common stock and the effect of government regulations and regulatory reform. No adjustment was applied in the valuation for liquidity of the common stock. The downward valuation adjustments considered, among other factors, less favorable asset quality, weaker earnings, the Bank MOU, the Bancorp MOU and our primary market area (lower per capita income and higher unemployment) versus the peer group and the valuation considerations applied by potential investors in purchasing a newly issued stock that has no prior trading history in a volatile market for thrift and savings bank common stock.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our Consolidated Financial Statements. RP Financial also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market areas;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return of 1.36% on the net offering proceeds. See “Pro Forma Data” on page      for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of May 13, 2011, our estimated pro forma market value ranged from $42.5 million to $57.5 million, with a midpoint of $50.0 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 4,250,000 shares, the midpoint of the offering range will be 5,000,000 shares and the maximum of the offering range will be 5,750,000 shares, or 6,612,500 shares if the maximum amount is adjusted to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock.

The appraisal peer group consists of the following companies, with the asset sizes as of March 31, 2011, unless otherwise stated.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
CFS Bancorp, Inc. (CITZ)	NASDAQ	Munster, IN	$1,122	(1)
Community Financial Corp. (CFFC)	NASDAQ	Staunton, VA	$528	(1)
First Clover Leaf Financial Corp. (FCLF)	NASDAQ	Edwardsville, IL	$575	(1)
First Defiance Financial Corp. (FDEF)	NASDAQ	Defiance, OH	$2,062
First Savings Financial Group, Inc. (FSFG)	NASDAQ	Clarksville, IN	$513
HF Financial Corp. (HFFC)	NASDAQ	Sioux Falls, SD	$1,207
Home Bancorp, Inc (HBCP)	NASDAQ	Lafayette, LA	$700
HopFed Bancorp, Inc. (HFBC)	NASDAQ	Hopkinsville, KY	$1,083	(1)
MutualFirst Financial Inc. (MFSF)	NASDAQ	Muncie, IN	$1,407	(1)
Pulaski Financial Corp. (PULB)	NASDAQ	St. Louis, MO	$1,338
Teche Holding Company (TSH)	NASDAQ	New Iberia, LA	$754	(1)

(1)	Figures as of December 31, 2010.

The following table presents a summary of selected pricing ratios for the peer group companies and Bancorp (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the three months ended March 31, 2011, stock price information as of May 13, 2011, as reflected in RP Financial’s appraisal report, dated May 13, 2011, and the number of shares outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 29.7% on a price-to-book value basis and a discount of 31.7% on a price-to-tangible book value basis. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 38.0% on a price-to-book value basis, a discount of 24.5% on a price-to-tangible book value basis.

	Price-to-Earnings Multiple		Price to Book Value	Price to Tangible Book Value
Macon Financial (pro forma):
Maximum, as adjusted, of offering range	NM	*	55.62%	55.62%
Maximum of offering range	NM	*	52.00	52.00
Midpoint of offering range	NM	*	48.33	48.33
Minimum of offering range	NM	*	44.21	44.21

Peer group companies:
Average	14.29	x	70.01	76.14
Median	12.07	x	68.85	83.84

*	Not meaningful

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market or financial conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended if required as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $42.5 million or more than $66.1 million, the appraisal will be filed with the SEC by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our Consolidated Financial Statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers us as a going concern and should not be considered as an indication of the liquidation value of us or the Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $66.1 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 6,612,500 shares, to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. We will not decrease the minimum of the valuation range below $42.5 million or increase the range above $66.1 million without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “– Limitations on Common Stock Purchases” on page      as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $66.1 million or a decrease in the minimum of the valuation range to less than $42.5 million, then we may terminate the offering and promptly return, with interest calculated at the Bank’s statement savings rate, all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted or not prohibited by the Federal Reserve and the Commissioner in order to complete the offering.

In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at the Bank’s statement savings rate, and deposit account withdrawal authorizations will be canceled.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma shareholders’ equity on a per share basis while increasing pro forma shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma shareholders’ equity on a per share basis, while decreasing pro forma shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data” on page     .

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our executive office and as specified under “Where You Can Find Additional Information” beginning on page     .

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “– Limitations on Common Stock Purchases” beginning on page     . Natural persons not 12 years of age, or older, as of             , may not participate in the subscription offering.

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $100.00 or more (a “Qualifying Deposit”) on December 31, 2009 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 75,000 shares of common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases” on page     . If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding             .

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit on [supplemental eligibility date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 75,000 shares of common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases” on page     . If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he, she or it subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his, her or its Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he, she or it has an ownership interest at [supplemental eligibility date]. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: Other Depositors and Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, each depositor and/or borrower as of [meeting record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors and Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 75,000 shares of common stock, or 0.10% of the total number of shares of common stock sold in the offering, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases” on page     . If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Depositor and Other Member to purchase a number of shares sufficient to make his, her or its total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he, she or it subscribed. Thereafter, unallocated shares will be allocated to Other Depositors and Other Members whose subscriptions remain unfilled in the proportion that the amount of the subscription of each Other Depositor and Other Member bears to the total amount of subscriptions of all Other Depositors and Other Members whose subscriptions remain unfilled. To ensure proper allocation of common stock, each Other Depositor and Other Member must list on the stock order form all loans he or she has with the Bank and all deposit accounts in which he or she had an ownership interest at [meeting record date]. In the event of an oversubscription, failure to list an account or loan could result in fewer shares being allocated than if all accounts and loans had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Daylight Time, on [expiration date], unless extended by us. Subscription rights will expire whether or not each eligible depositor and eligible borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least             shares prior to [expiration date] and we have not otherwise extended the offering, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest calculated at our statement savings rate, and all deposit account withdrawal authorizations will be canceled. We may decide to extend the subscription offering for any reason and are not required to give purchasers notice of any such extension. Extensions may not go beyond [final expiration date], which is two years after the special meeting of voting members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors and Other Members, we may offer shares pursuant to the plan of conversion to certain members of the general public, with a preference given to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia, i.e., a community offering.

Persons who place orders in the community offering may purchase up to 75,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases” on page     . We will use our best efforts consistent with the plan of conversion to distribute the common stock sold in the community offering in such a manner as to promote the widest distribution practicable. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering. Any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Western North Carolina counties of Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania, and Rabun County, Georgia, we will allocate the available shares among those residents in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares ordered by such person. Thereafter, unallocated shares will be allocated among residents whose orders remain unsatisfied on an equal number of shares basis per order. If instead, oversubscription occurs among other members of the general public residing in the aforementioned counties, we will allocate the available shares among those persons in the same manner described above.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the aforementioned counties, has a present intent to remain within the community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall determine residency under this provision. To the extent a person is a personal benefit plan or trustee, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension. Extensions may not go beyond [final expiration date], which is two years after the special meeting of voting members to vote on the conversion.

Syndicated Offering

The plan of conversion provides that, if feasible, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to members of the general public in a syndicated offering through a syndicate of registered broker-dealers managed by Raymond James & Associates, Inc. Provided that the subscription offering has commenced, we may commence the syndicated offering at any time. We, in our sole discretion, have the right to reject orders, in whole or in part, received in the syndicated offering. Neither Raymond James & Associates, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated offering; however, Raymond James & Associates, Inc. has agreed to use its best efforts in the sale of shares in any syndicated offering.

The price at which common stock is sold in the syndicated offering will be the same $10.00 price at which shares are offered and sold in the subscription offering and community offering. Each person may purchase up to 75,000 shares of common stock in the syndicated offering, subject to the maximum purchase limitations. See “– Limitations on Common Stock Purchases” on page     .

If a syndicated offering is held, Raymond James & Associates, Inc. will serve as sole book running manager. In such capacity, Raymond James & Associates, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority (“FINRA”) member firms. Neither Raymond James & Associates, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering. The syndicated offering will be conducted in accordance with certain SEC rules applicable to best efforts offerings. Under these rules, Raymond James & Associates, Inc. or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering through a sweep arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. The sweep arrangements will meet the following conditions: (1) shares will only be sold to customers with accounts at Raymond James & Associates, Inc. or at another participating broker-dealer; and (2) accounts will not be swept until the settlement date, which will only occur after the minimum number of shares are sold. Institutional investors will pay Raymond James & Associates, Inc. in its capacity as sole book running manager, for shares purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated offering is subject to conditions set forth in an agency agreement among us and the Bank on one hand and Raymond James & Associates, Inc., as representative of the several agents, on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated offering, order forms will not be used.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

the maximum number of shares of common stock that may be purchased by a person in any single category of the offering, i.e., the subscription offering, the community offering or the syndicated offering, is 75,000 shares;

•	no person or entity together with any associate or group of persons acting in concert may purchase more than 125,000 shares of common stock in the offering;

•

the maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 25% of the shares issued in the offering; and

•	the minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, and subject to any required regulatory approvals and the requirements of applicable laws and regulations, but without further approval of our members, we may decrease or increase the purchase limitations to a percentage which does not exceed 4.99% of the shares issued in the offering. In the event that the maximum purchase limitation is increased to 4.99% of the shares issued in the offering, this limitation may be further increased to 9.99%, provided that orders for common stock exceeding 4.99% shall not exceed in the aggregate 10% of the shares of common stock issued in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In connection with this type of resolicitation, we may allow payment by wire transfer and disallow payment by personal check.

If a purchase limitation is decreased, subscribers in the subscription offering or any other offering, who ordered more than the new purchase limitation shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

In the event of an increase in the total number of shares offered in the subscription due to an increase in the maximum of the offering range of up to 15%, the additional shares will be allocated in accordance with the priorities set out above.

The term “associate” of a person means:

(1)	any corporation or organization, other than Macon Financial, Bancorp, the Bank, or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial shareholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or executive officer of Macon Financial, Bancorp or the Bank.

The term “acting in concert” means:

(1)	Knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	A combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because they are members of our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Macon Financial, Bancorp or the Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “– Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” on page      and “– Certain Restrictions Having Anti-Takeover Effect” on page     .

Marketing and Distribution; Compensation

To assist in the marketing of our common stock, we have retained Raymond James & Associates, Inc., which is a broker-dealer registered with FINRA. Raymond James & Associates, Inc. will act as conversion advisor with respect to the conversion and marketing agent on a best efforts basis in the offering. The services of Raymond James & Associates, Inc. include, but are not limited to:

•	consulting as to the financial and securities market implications of the plan of conversion and any related corporate documents;

•	reviewing with the Board of Directors the financial impact of the offering on Macon Financial;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials;

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors in the offering; and

•	providing such other general advice and assistance as we may request to promote the successful completion of the offering.

For these services, Raymond James & Associates, Inc. will receive an advisory and administrative fee of $         and     % of the dollar amount of all shares of common stock sold in the subscription and community offerings. No sales fee will be payable to Raymond James & Associates, Inc. with respect to shares purchased by officers, directors and employees or their immediate families. In the event that Raymond James & Associates, Inc. sells common stock through a group of broker-dealers in a syndicated offering, it will be paid a fee equal to     % of the dollar amount of total shares sold in the syndicated offering, which fee along with the fee payable to selected dealers (which will include Raymond James & Associates, Inc.) shall not exceed     % in the aggregate. Raymond James & Associates, Inc. will serve as sole book running manager. Raymond James & Associates, Inc. also will be reimbursed for allocable expenses in an amount not to exceed $         for the subscription offering and community offering and $         for the syndicated offering. In addition, Raymond James & Associates, Inc. will be reimbursed up to $         for attorney’s fees.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Raymond James & Associates, Inc. will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we shall pay Raymond James & Associates, Inc. an additional fee for those services that will not exceed $        . In the event of a material delay in the offering, Raymond James & Associates, Inc. also will be reimbursed for additional allocable expenses in an amount not to exceed $         and additional attorneys’ fees and allocable expenses in an amount not to exceed $         provided that in the aggregate, all reimbursable expenses and legal fees shall not exceed $        .

We will indemnify Raymond James & Associates, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act.

In addition, we have engaged Ellen Philips Associates, Inc. to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Ellen Philips Associates, Inc. will coordinate with our data processing contacts and interface with the Stock Information Center to provide records processing and proxy and stock order services, including but not limited to: consolidation of deposit accounts and vote calculation; preparation of information for order forms and proxy cards; interfacing with our financial printer; and tabulating proxy votes. For these services, Ellen Philips Associates, Inc. will receive a fee of $        , and we will have made an advance payment of $        with respect to this fee. We will also reimburse Ellen Philips Associates, Inc. for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $        .

Description of Sales Activities

Macon Financial will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and any community offering. It is expected that at any particular time one or more Raymond James & Associates, Inc. employees will be working at the stock information center. Employees of Raymond James & Associates, Inc. will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. Investment related questions of prospective purchasers will be directed to executive officers or registered representatives of Raymond James & Associates, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Exchange Act.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Exchange Act, we do not intend to mail a prospectus any later than five (5) days prior to the expiration date or hand deliver any later than two (2) days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

In the syndicated offering, a prospectus in electronic format may be made available on the internet sites or through other online services maintained by Raymond James & Associates, Inc. or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the internet sites referenced in the preceding paragraph and any information contained in any other internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Raymond James & Associates, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Eastern Daylight Time, on [expiration date], unless extended by us. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering, except that certain additional restrictions on the resale or subsequent disposition of the shares shall apply.

We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock, as described above. Extensions may not go beyond [final expiration date], which is two years after the special meeting of voting members to vote on the conversion.

We reserve the right in our sole discretion (subject to any necessary regulatory approvals) to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at the Bank’s current statement savings rate from the date the stock order was processed.

We have the right to reject any order submitted in the offering by a person whom we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. Stock order forms must be received (not postmarked) prior to 2:00 p.m., Eastern Daylight Time, on [expiration date], unless extended by us. We are not required to accept order forms that are not received by that time or that are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. You may submit your stock order form by mail using the order reply envelope provided or by overnight courier to our Stock Information Center, at the address indicated on the order form. We will not accept faxed order forms. Other than our Stock Information Center, we will not accept stock order forms at our banking offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to regulatory authority.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by the Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to “Macon Financial Corp.”; or

(2)	authorization of withdrawal from the types of Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at the Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest calculated at the statement savings rate current at the time. In the case of payments made by personal check, these funds must be available in the account(s). Payments made by check or money order will be immediately cashed and placed in a segregated account at the Bank and will earn interest at our statement savings rate until the offering is completed or terminated.

You may not remit cash, wire transfers, Bank line of credit checks, or third-party checks (including those payable to you and endorsed over to Bancorp). You may not designate on your stock order form a direct withdrawal from a Bank retirement account. See “– Using IRA Funds to Purchase Shares” on page      for information on using such funds. Additionally, you may not designate a direct withdrawal from Bank accounts with check-writing privileges. Please provide a check instead. In the event we resolicit large purchasers, as described above in “– Limitations on Common Stock Purchases” on page     , such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but may pay by wire transfer.

Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date], as described in “– Expiration Date.”

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

The Bank will not loan funds or extend credit to any persons to purchase shares of common stock in the offering.

Using IRA Funds to Purchase Shares. If you are interested in using your individual retirement account (“IRA”) funds, or any other retirement account funds, to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by brokerage firms. By regulation, the Bank’s IRA or other retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Bank retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. Before you place your order, the funds you wish to use for the purchase of common stock will have to be transferred to another bank or a brokerage account offering self-directed accounts. There will be no early withdrawal or interest penalties for these transfers. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer retirement accounts maintained at the Bank can be obtained from the Stock Information Center. Subscribers interested in using funds in an IRA or any other retirement account, whether held at the Bank or elsewhere, to purchase shares of common stock, should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the [expiration date] offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock in the Subscription and Community Offerings. Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering. It is possible that, until this information is delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. In order to reduce non-essential costs, we do not intend to issue paper stock certificates, unless a shareholder specifically requests a paper stock certificate. Instead, except for shareholders who specifically request a paper stock certificate, the holdings of each shareholder will be recorded in “book entry” form on our records and we will issue shareholders a written statement, containing all of the information usually provided in the certificate.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to issue subscription rights or offer shares of common stock to any person who resides in a foreign country or in a state of the U.S. with respect to which any of the following apply: (1) a small number of persons otherwise eligible to subscribe for shares reside in such state; (2) the issuance of subscription rights or the offer or sale of such shares of common stock to such persons would require us under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (3) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

The plan of conversion prohibits any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued thereunder or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment related questions. If you have any questions regarding the offering, please call our Stock Information Center, toll free, at             , Monday through Friday

between 10:00 a.m. and 4:00 p.m., Eastern Daylight Time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event of a complete liquidation of Bancorp and the Bank or a liquidation solely of the Bank prior to the conversion, all claims of creditors of the Bank (including depositors of the Bank to the extent of their deposit balances) would be paid first. Thereafter, any assets of the Bank remaining would be distributed to depositors of the Bank based on the relative size of their deposit balances in the Bank immediately prior to the liquidation.

Liquidation following the conversion. In the unlikely event that the Bank were to liquidate after the conversion, all claims of creditors, including depositors of the Bank to the extent of their deposit balances, would be paid first. However, except with respect to the liquidation accounts to be established in Macon Financial and the Bank as further described below, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors would not have an interest in the value of the assets of Macon Financial or the Bank above that amount.

The plan of conversion provides that, upon the completion of the conversion, we are to establish a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our total equity as reflected in our latest statement of financial condition contained in this prospectus and used in the offering. The plan of conversion also provides for the establishment of a bank liquidation account at the Bank to support our liquidation account in the event we do not have sufficient capital resources to fund our obligation under our liquidation account.

The liquidation account established by us is designed to provide depositors a liquidation interest after the conversion in the event of a complete liquidation of Macon Financial and the Bank, or a liquidation solely of the Bank. Specifically, in the unlikely event that either (1) the Bank or (2) Macon Financial and the Bank were to liquidate after the conversion, all claims of creditors (including depositors of the Bank to the extent of their deposit balances), would be paid first, followed by distribution to depositors as of December 31, 2009 and [supplemental eligibility date] of their interests in the liquidation account maintained by us. Also, in a complete liquidation of both entities, or of the Bank alone, when we have insufficient assets (other than the stock of the Bank), to fund the liquidation account distributions due to Eligible Account Holders and Supplemental Eligible Account Holders, and the Bank has positive net worth, the Bank shall immediately make a distribution to fund Macon Financial’s remaining obligations under the liquidation account. If Macon Financial is completely liquidated or sold apart from a sale or liquidation of the Bank, then Macon Financial’s liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Bank liquidation account, subject to the same rights and terms as the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in Macon Financial’s liquidation account.

Under applicable rules and regulatory policies, a post-conversion merger, consolidation, or similar combination with another depository institution in which Macon Financial or the Bank are not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving holding company or institution.

Each Eligible Account Holder or Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $100.00 or more held in the Bank on December 31, 2009 or [supplemental eligibility date] equal to the proportion that the balance of each Eligible Account Holder and Supplemental Eligible Account Holder’s deposit account on December 31, 2009 or [supplemental eligibility date] respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in the Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2009 or [supplemental eligibility date], or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors.

Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to shareholders.

Material Income Tax Consequences

Completion of the mutual-to-stock conversion is subject to the prior receipt of either a private letter ruling from the Internal Revenue Service or an opinion of counsel with respect to federal tax consequences and a private letter ruling from the state taxing authority, an opinion of counsel, or a letter of advice from a tax advisor with respect to applicable state tax consequences of the conversion to Macon Financial, Macon Bancorp, Macon Bank and Account Holders of Macon Bank. Unlike private letter rulings, the opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Macon Financial or Macon Bank would prevail in a judicial proceeding.

We have received an opinion of counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to the federal and North Carolina state tax consequences of the conversion, including an opinion to the effect that the income tax consequences under North Carolina law of the offering are not materially different than for federal income tax purposes.

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., has issued an opinion to Macon Financial, Macon Bancorp and Macon Bank that for federal and North Carolina income tax purposes:

(1)	The conversion of Macon Bancorp’s charter to a North Carolina chartered stock corporation by merger of Macon Bancorp with and into Macon Financial with Macon Financial as the resulting entity will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore will qualify as a tax-free reorganization within the meaning of the Code. None of Macon Financial, Macon Bancorp, Macon Bank or Account Holders will recognize any gain or loss as a result of the Conversion.

(2)	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Macon Financial common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of Macon Financial common stock. Account Holders will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights.

(3)	It is more likely than not that the basis of Macon Financial common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof, and that the holding period for such shares of common stock will begin on the date of completion of the offering.

(4)	No gain or loss will be recognized by Macon Financial on the receipt of money in exchange for Macon Financial common stock sold in the offering.

(5)	For North Carolina income tax purposes, the conversion will be treated in a manner identical to the way the conversion is treated pursuant to the Code.

The opinion under item 2 above is based on the position that the subscription rights to purchase shares of Macon Financial common stock received by Account Holders have a fair market value of zero. The opinion under item 3 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Macon Financial common stock at the same price to be paid by members of the general public in any community offering or syndicated offering. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. noted that Macon Financial has issued a letter stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering. Based on the foregoing, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. believes it is more likely than not that the nontransferable subscription rights to purchase Macon Financial common stock have no value. However, the issue of whether nontransferable subscription rights have value is based on all the facts and circumstances.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Macon Financial and/or Macon Bank may be subject to tax on the distribution of the subscription rights.

The opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable private letter rulings for transactions similar to the conversion and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

The federal tax opinion has been filed with the SEC as an exhibit to our registration statement.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

All shares of common stock purchased in the offering by our directors or executive officers generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each information statement for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. Our directors and executive officers also will be restricted by the insider trading rules promulgated pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors or executive officers during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with prior written regulatory approval. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

We have filed with the SEC a registration statement under the Securities Act, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on our banking regulators. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from our banking regulators or otherwise. We may terminate the plan of conversion at any time.

RESTRICTIONS ON ACQUISITION OF MACON FINANCIAL

Although our Board of Directors is not aware of any effort that might be made to obtain control of us after the conversion, our Board of Directors believes that it is appropriate to include certain provisions as part of our Articles to protect our interests and the interests of our shareholders from takeovers which our Board of Directors might conclude are not in our best interests or the best interests of our shareholders or subsidiaries.

The following discussion is a general summary of the material provisions of our Articles and Bylaws and of North Carolina corporate law, North Carolina banking law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in our Articles and Bylaws, reference should be made in each case to the document in question, each of which is part of the applications we have filed with the Commissioner and the Federal Reserve, and our registration statement filed with the SEC. See “Where You Can Find Additional Information” on page     .

Macon Financial’s Articles of Incorporation and Bylaws

Our Articles and Bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board of Directors or management more difficult.

Evaluation of Certain Business Combinations. Our Articles establish certain restrictions on our consideration of offers by third parties to effect a Business Combination. “Business Combination” means any transfer in connection with (i) a combination or merger of Macon Financial, (ii) the acquisition of more than 10% of Macon Financial’s outstanding voting shares, or (iii) a purchase or sale of a substantial portion of the assets of Macon Financial or its subsidiary (a purchase or sale of 20% or more of the total assets of Macon Financial or its subsidiary as of the end of the most recent quarterly period being deemed as “substantial”) in each case, as applicable, which requires the approval of, or notice to and absence of objection by any federal or state banking regulator, the Federal Trade Commission or the Anti-Trust Division of the United States Department of Justice, or our shareholders, but excluding any reorganization, acquisition, merger, purchase or sale of assets, or combination initiated by us upon the vote of at least 51% of the Continuing Directors. “Continuing Directors” generally includes all members of our Board of Directors who are not affiliated with any third party offeror which (together with its affiliates and associates) is the beneficial owner of 10% or more of our voting shares (a “Related Person”).

Our Articles provide that our Board of Directors shall, when evaluating such an offer, in connection with the exercise of its judgment in determining what is in the best interests of Macon Financial and its shareholders, give due consideration to all relevant factors, including, without limitation: (1) the social and economic effects of acceptance of such an offer on our depositors, borrowers, other customers, employees, and creditors, and on the communities in which we operate or are located; (2) our ability and the ability of the Bank to fulfill the objectives of a bank holding company and/or savings bank, as applicable, and of banking entities, as applicable, under applicable federal and state statutes and regulations; (3) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon us, the Bank and the communities in which we are located; (4) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (5) the prospects for successful conclusion of the proposed combination. This provision could tend to make an acquisition of us more difficult to accomplish without the cooperation or a favorable recommendation of our Board of Directors. If our Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Approval of Business Combinations. Our Articles require the affirmative vote of 66.7% of our outstanding voting shares to approve a Business Combination, provided, however, that the 66.7% voting requirement shall not be applicable if the Business Combination is approved by our Board of Directors by the affirmative vote of (1) at least 75% of the whole Board of Directors, and (2) if such Business Combination is proposed by a Related Person or at least 75% of the Continuing Directors, in either case at a duly called or convened regular or special meeting of our Board of Directors.

Staggered Board. In the first election of directors following the conversion, and in all elections thereafter, that the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify. Thereafter the successors in each class of directors shall be elected for terms of three years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. Thus, it would take at least two annual elections to replace a majority of our directors. Our Bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to our Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. Such notice and information requirements are applicable to all shareholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Election of Directors. Our Articles provide that in the case of election of directors, those nominees who receive a majority of the votes cast shall be elected; provided however in the event that two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast shall be elected.

Director Vacancies. Our Bylaws provide that any vacancy occurring in our Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of shareholders at which directors are elected. This provision is designed to afford anti-takeover protection by preventing shareholders from filling board vacancies with their own nominees.

Cumulative Voting. Our Articles do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by preventing a shareholder from casting a number of votes equal to the number of shares owned multiplied by the number of board seats up for election all for or against a single nominee for election as director. As a result, the absence of cumulative voting may make it more difficult for shareholders to elect nominees opposed by our Board of Directors.

Limitation on Voting Rights. Our Articles provide that until May 31, 2014, except with the prior approval of our Board of Directors by the affirmative vote of at least 75% of the whole Board of Directors, in no event shall any record owner of shares of our common stock that are beneficially owned, directly or indirectly, by a person owning in excess of 10% of the then-outstanding shares of our common stock, be entitled to vote any of the shares of common stock held in excess of the 10% limit.

This provision is designed to afford anti-takeover protection by discouraging shareholders from acquiring more than 10% of our outstanding common stock and, for those shareholders who do acquire more than the 10% limit, by restricting their ability to influence the outcome of a shareholder vote. Absent this provision, under North Carolina law a shareholder would generally be permitted to vote all of the shares of common stock he or she owns, regardless of whether such holdings exceed 10% of the outstanding common stock. This limitation on voting rights may have the effect of preventing greater than 10% shareholders from voting all of their shares in favor of a proposed transaction or a nominee for director that our Board of Directors may oppose.

Restrictions on Call of Special Meetings. The Bylaws provide special meetings of our shareholders may only be called by our Chief Executive Officer or the Board of Directors.

Authorized but Unissued Shares. After the conversion, Macon Financial will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock” on page __. Our Articles authorize 10,000,000 shares of preferred stock. Our Articles authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to our Articles and Bylaws. Except as provided under “– Authorized but Unissued Shares,” above, regarding the amendment of our Articles by our Board of Directors to provide for the issuance of shares of preferred stock, in one or more series, or as otherwise allowed by law, any amendment to our Articles must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that except with the prior approval of our Board of Directors by the affirmative vote of at least 75% of the whole Board of Directors, and, if at any time there is a Related Person, at least 75% of the Continuing Directors, approval by at least 75% of the outstanding voting stock, voting separately as a class, is required to amend the following provisions:

(1)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock, as described in “– Limitation on Voting Rights,” above;

(2)	The restrictions on our consideration of offers by third parties to effect a Business Combination, as described in “– Evaluation of Certain Business Combinations,” above;

(3)	The provision of our Articles requiring approval of at least 66.7% of our outstanding voting shares to approve a Business Combination, as described in “– Approval of Business Combinations,” above; and

(4)	The provision of our Articles requiring approval of at least 75% of the outstanding voting stock to amend the provisions of our Articles provided in (i) through (iii) of this list.

Change in Control Regulations

Federal law requires the approval of the Federal Reserve prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of our common stock, and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve to constitute control. In addition, North Carolina law requires the approval of the Commissioner prior to acquiring control of a North Carolina savings bank.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of the capital stock to be sold in the offering. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”), federal law, our Articles, and our Bylaws, copies of which have been filed with the SEC and are also available upon request from us. See “Where You Can Find Additional Information” on page     .

General

Our Articles authorize the issuance of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. We expect that our shares of common stock will be listed for trading on the NASDAQ Global Market under the symbol “        ,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Raymond James & Associates, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt, before completion of the offering, to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

We currently expect to issue up to 5,750,000 shares of common stock in the offering. We will not issue shares of preferred stock in the offering. Each share of our common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable. Our Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Pre-emptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision. Our common stock has no preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors shall be elected by a majority of the votes cast; provided, however, that in the event two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast shall be deemed elected to the directorship.

In the first election of directors following the conversion, and in all elections thereafter, that the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify. Thereafter the successors in each class of directors shall be elected for terms of three years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number. At all times that the number of directors is less than nine, each director shall be elected to a term ending as of the next succeeding annual meeting of shareholders or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify.

Limitation on Voting Rights. Our Articles provide that until May     , 2014, except with the prior approval of our Board of Directors by the affirmative vote of at least 75% of the whole Board, in no event shall any record owner of shares of common stock that are beneficially owned, directly or indirectly, by a person owning in excess of 10% of the then-outstanding shares of common stock, be entitled to vote any of the shares of common stock held in excess of the 10% limit.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Bank, we would be entitled, as the holder of 100% of the Bank’s capital stock, to receive all of the assets of the Bank available for distribution, after the payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after any required distribution from the Bank’s liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of our liquidation, dissolution or winding up, our shareholders would be entitled to receive, after the payment or provision for payment of all of our debts and liabilities, including but not limited to our outstanding subordinated debentures, all of our remaining assets available for distribution. If preferred stock is issued, holders of preferred stock may have a priority over the holders of our common stock in the event of liquidation, dissolution or winding up.

Dividend Rights. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable North Carolina law, banking regulations, the Memoranda and our outstanding subordinated debentures as described in “        ” on page     . Our principal source of income is dividends that are declared and paid by the Bank, on our capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina stock savings banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may not pay dividends if, after making such distribution, it would become, or if it already is, “undercapitalized” (as such term is defined in the applicable law and regulations) or such transaction would reduce the net worth of the Bank to an amount which is less than the minimum amount required by applicable federal and state regulations. The Bank MOU prohibits the Bank from paying any dividends, except with the prior approval of the Bank Supervisory Authorities. See “– Memoranda of Understanding” on page     . In addition, the Bank is not permitted to declare or pay a cash dividend if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the proposed conversion. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our subordinated debentures. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.
Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Preferred Stock

None of the shares of our authorized preferred stock will be issued as part of the offering or the conversion. Our Articles authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

EXPERTS

Our Consolidated Financial Statements as of December 31, 2010, and 2009 included in this prospectus and in the registration statement have been so included in reliance upon the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

RP Financial has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Our counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., has issued us its opinions regarding the legality of the common stock and the federal and North Carolina state income tax consequences of the conversion. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. has consented to the references in this prospectus to its opinions. Certain legal matters will be passed upon for Raymond James & Associates, Inc. by Kilpatrick Townsend & Stockton LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

We have filed with the Commissioner and the Federal Reserve applications for approval of our change in control and the change in control of the Bank that will occur in connection with the plan of conversion. This prospectus omits certain information contained in these applications. These applications may be examined at the offices of the Commissioner and the Federal Reserve, respectively. Our plan of conversion is also available, upon request, at each of our branch offices.

In connection with the offering, we will register our common stock under Section 12(b) of the Exchange Act and, upon such registration, we will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by our directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan of conversion, we have undertaken that we will not terminate such registration for a period of at least three years following the offering.

Report of Independent Registered Public Accounting Firm

BOARD OF DIRECTORS

MACON BANCORP AND SUBSIDIARY

We have audited the accompanying consolidated balance sheets of Macon Bancorp and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income (loss), equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macon Bancorp and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

(successor to Goodman & Company LLP; formerly Dixon Hughes PLLC)

Atlanta, Georgia

March 21, 2011

MACON BANCORP AND SUBSIDIARY

Consolidated Balance Sheets

(in thousands)

	(Unaudited) March 31,	December 31,
	2011	2010	2009
Assets

Cash and due from banks	$5,773	$7,531	$8,727
Interest-earning deposits	14,517	10,517	25,617

Cash and cash equivalents	20,290	18,048	34,344

Certificate of deposit	400	400	400
Securities available for sale	154,803	216,797	193,577
Loans receivable, net	667,714	698,309	753,966
Loans held for sale	510	210	302
Office properties and equipment, net	14,248	14,461	15,339
Real estate owned	23,491	21,511	22,829
Federal Home Loan Bank stock, at cost	10,979	10,979	12,288
Interest receivable	3,605	4,293	4,787
Bank owned life insurance	18,476	18,315	17,701
Other	18,329	18,454	23,004

Total assets	$932,845	$1,021,777	$1,078,537

Liabilities and Equity

Liabilities:
Deposits:
Noninterest-bearing	$52,225	$50,858	$52,502
Interest-bearing	729,910	747,561	737,906

Total deposits	782,135	798,419	790,408

Federal Home Loan Bank advances	65,900	128,400	178,400
Junior Subordinated Debentures	14,433	14,433	14,433
Accrued expenses and other liabilities	14,047	14,557	13,665

Total liabilities	876,515	955,809	996,906

Commitments and contingencies

Equity:
Retained earnings, substantially restricted	56,559	65,456	79,714
Accumulated other comprehensive income (loss)	(229)	512	1,917

Total equity	56,330	65,968	81,631

Total liabilities and equity	$932,845	$1,021,777	$1,078,537

See accompanying notes to consolidated financial statements.

MACON BANCORP AND SUBSIDIARY

Consolidated Statements of Income (loss)

(in thousands)

	(Unaudited) Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008
Interest income:
Interest and fees on loans	$8,890	$10,618	$40,653	$46,744	$55,110
Taxable Securities	1,012	1,491	5,046	7,570	6,866
Tax-exempt securities	383	398	1,552	1,636	1,411
Interest-earning deposits	7	6	34	48	807
FHLB and Other	22	8	41	22	531

Total interest and dividend income	10,314	12,521	47,326	56,020	64,725

Interest expense:
Deposits	3,018	3,722	13,865	16,684	21,801
Interest on FHLB	1,110	1,678	6,130	8,837	10,483
Junior Subordinated Debentures and other borrowings	115	108	456	594	1,012

Total interest expense	4,243	5,508	20,451	26,115	33,296

Net interest income	6,071	7,013	26,875	29,905	31,429

Provision for loan losses	9,765	3,849	18,926	21,851	6,210

Net interest income (loss) after provision for loan losses	(3,694)	3,164	7,949	8,054	25,219

Noninterest income:
Mortgage-banking income:
Service income, net	(41)	(16)	(88)	(430)	(876)
Gain on sale of mortgage loans	172	221	1,131	2,766	1,392
Customer service fees	633	724	3,037	3,286	3,852
Gain on sale of investments	1,633	842	1,665	1,416	847
Bank Owned Life Insurance	174	171	666	675	679
Other	81	64	278	579	518

Total noninterest income	2,682	2,006	6,689	8,292	6,412

Noninterest expenses:
Compensation and employee benefits	2,555	2,734	10,410	10,972	12,663
Loss on real estate owned	845	827	5,127	8,690	837
Net occupancy expense	626	652	2,645	2,692	2,819
Deposit insurance premiums	411	332	1,355	1,774	543
Data processing	318	443	1,685	1,605	1,582
Real estate owned expense	806	112	870	738	237
FHLB advance prepayment fees	1,412	—	—	—	—
Other	912	770	3,099	3,753	3,525

Total noninterest expenses	7,885	5,870	25,191	30,224	22,206

Income (loss) before taxes	(8,897)	(700)	(10,553)	(13,878)	9,425
Income tax expense (benefit)	—	(463)	3,705	(6,091)	2,964

Net income (loss)	$(8,897)	$(237)	$(14,258)	$(7,787)	$6,461

See accompanying notes to consolidated financial statements.

MACON BANCORP AND SUBSIDIARY

Consolidated Statements of Equity and Comprehensive Income (Loss)

(in thousands)

For the Three Months Ended March 31, 2011 (unaudited)

and the Years Ended December 31, 2010, 2009, and 2008

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2007	$80,965	$115	$81,080

Comprehensive income:
Net income	6,461	—	6,461
Adjustment to retained earnings for implementation of EITF06-4	(425)	—	(425)
Adjustment to retained earnings for implementation of FIN 48	500	—	500
Unrealized gains on investments available for sale, net of income taxes	—	1,128	1,128

Comprehensive income			7,664

Balance, December 31, 2008	$87,501	$1,243	$88,744

Comprehensive income:
Net loss	(7,787)	—	(7,787)
Other comprehensive income:
Unrealized gains on investments available for sale, net of income taxes	—	674	674

Comprehensive income (loss)			(7,113)

Balance, December 31, 2009	$79,714	$1,917	$81,631

Comprehensive income:
Net loss	$(14,258)	$—	$(14,258)
Other comprehensive income:
Unrealized losses on investments available for sale, net of income taxes	—	(1,405)	(1,405)

Comprehensive income (loss)			(15,663)

Balance, December 31, 2010	$65,456	$512	$65,968

Comprehensive income:
Net loss	$(8,897)	$—	$(8,897)
Other comprehensive income:
Unrealized losses on investments available for sale, net of income taxes	—	(741)	(741)

Comprehensive income (loss)			(9,638)

Balance, March 31, 2011	$56,559	$(229)	$56,330

See accompanying notes to consolidated financial statements.

MACON BANCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited) Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008
Operating activities:
Net income (loss)	$(8,897)	$(237)	$(14,258)	$(7,787)	$6,461
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	228	242	934	1,248	1,033
Security amortization/accretion, net	631	382	2,178	2,689	290
Provision for loan losses	9,765	3,849	18,926	21,151	6,210
Provision for real estate owned	782	810	4,365	7,520	779
Deferred income tax (benefit) expense	—	2,377	8,452	(4,048)	(3,079)
Net increase in deferred loan fees	134	81	320	284	581
Gain on sales of securities available for sale	(1,633)	(842)	(1,665)	(1,416)	(847)
Capitalization of interest on bank owned life insurance	(161)	(157)	(614)	(627)	(624)
Gains on sale of mortgage loans	(172)	(221)	(1,131)	(2,766)	(1,392)
Net realized loss on real estate owned	63	17	762	1,170	58
Loans originated for sale, net	(6,640)	(8,108)	(36,293)	(98,724)	(72,294)
Proceeds from sale of loans originated for sale	6,512	8,460	37,516	102,272	75,870
Increase in originated servicing rights, net	163	126	(476)	419	539
Net change in operating assets and liabilities:
Interest receivable	688	49	494	895	701
Other assets	932	(2,529)	1,502	(4,122)	(49)
Accrued expenses and other liabilities	(510)	2,119	(4,127)	(532)	114
Current income taxes	(483)	(2,000)	913	(5,322)	(135)

Net cash provided by operating activities	1,402	4,418	17,798	13,004	14,216

Investing activities:
Activity for investments available for sale:
Purchases	(27,892)	(42,051)	(172,405)	(101,514)	(158,857)
Maturities and principal repayments	28,830	13,977	43,185	54,327	16,988
Sales	60,830	22,776	103,260	61,938	75,591
Proceeds of certificates of deposit	—	—	—	5,097	4,903
Net (increase) decrease in loans	16,370	9,708	24,426	(13,169)	28,059
Purchase of loans	—	—	—	—	(24,081)
Purchases of bank owned life insurance	—	—	—	—	(5,820)
Proceeds from sale of equipment	10	8	25	107	46
Proceeds from sale of real estate owned	1,946	1,627	10,511	17,171	2,116
Real estate cost capitalized	(445)	(1,182)	(2,335)	(3,287)	(244)
Purchase of office properties and equipment	(25)	(5)	(81)	(688)	(1,900)
Redemption of FHLB stock	—	—	1,309	328	906

Net cash provided by (used in) investing activities	79,624	4,858	7,895	20,310	(62,293)

Financing activities:
Net increase (decrease) in deposits	(16,563)	18,777	8,127	74,541	40,340
Net decrease in collections and remittances, net on loans serviced for others	279	214	(116)	(138)	(231)
Proceeds from FHLB advances	35,000	—	—	—	233,950
Repayment of FHLB advances	(97,500)	(25,000)	(50,000)	(60,000)	(255,500)
Proceeds from FRB advances	—	—	—	—	40,000
Repayment of FRB advances	—	—	—	(40,000)	—

Net cash provided by (used in) financing activities	(78,784)	(6,009)	(41,989)	(25,597)	58,559

Increase (decrease) in cash and cash equivalents	2,242	3,267	(16,296)	7,717	10,482

Cash and cash equivalents, beginning of period:	18,048	34,344	34,344	26,627	16,145

Cash and cash equivalents, end of period	$20,290	$37,611	$18,048	$34,344	$26,627

See accompanying notes to consolidated financial statements.

MACON BANCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

(in thousands)

	(Unaudited) Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and other borrowings	$4,578	$5,444	$20,965	$28,083	$33,613
Income taxes	—	—	572	576	5,431

Noncash investing and financing activities:
Real estate acquired in satisfaction of mortgage	$6,061	$4,196	$16,581	$46,565	$7,233
Loans originated for disposition of real estate owned	$1,735	$1,553	$4,596	$6,693	$1,192
Adjustments for implementation of FIN 48	$—	$—	$—	$—	$500
Adjustments for implementation of EITF 06-4	$—	$—	$—	$—	$(425)
Other comprehensive income, net of taxes	$(741)	$(406)	$(1,405)	$674	$1,128

See accompanying notes to consolidated financial statements.

MACON BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

(all amounts in thousands)

March 31, 2011 and 2010 (unaudited) and

December 31, 2010 and 2009

1.	Organization

Macon Bancorp (the “Holding Company”) is the parent holding company for Macon Bank, Inc. (the “Bank”), a state-chartered stock savings bank. The Holding Company’s primary operation is its investment in the Bank. Macon Bancorp is organized as a mutual holding company. The consolidated entity (the “Company”) financials are presented in the financial statements.

The Bank’s principal line of business is originating residential and nonresidential first mortgage loans. The Bank has an inactive wholly owned subsidiary, Macon Services, Inc.

2.	Summary of Significant Accounting Policies

The accounting and reporting policies of the Company conform, in all material respects, to accounting principles generally accepted in the United States of America and to general practices within the banking industry. For the unaudited consolidated financial statements for the three-month periods ended March 31, 2011 and 2010, all adjustments necessary for a fair presentation have been made, and such adjustments were normal and recurring in nature. The following summarize the more significant of these policies and practices.

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change, in the near term, relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiary. In consolidation all significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents - Cash and cash equivalents include demand and time deposits at other institutions (with original maturities of 90 days or less), federal funds sold and other short-term investments. Generally, federal funds are purchased and sold for one-day periods. At times, the Company places deposits with high credit quality financial institutions in amounts, which may be in excess of federally insured limits. The Company had no deposits in excess of insured limits at FDIC insured institutions at December 31, 2010. Depository institutions are required to maintain reserve and clearing balances with the Federal Reserve Bank (“FRB”). The Company had a nominal amount restricted for this purpose of $25 thousand included in cash and due from banks on the consolidated balance sheet for March 31, 2011, December 31, 2010 and 2009. The Company had $14.5 million (unaudited) and $10.5 million on deposit at the Federal Home Loan Bank of Atlanta at March 31, 2011 and December 31, 2010, respectively.

Loans Held for Sale - The Bank periodically sells whole and/or participating interests in real estate loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value. Net unrealized losses are recognized in a valuation allowance by charges to income. The loans held for sale primarily represent loans on one-to-four family dwellings.

Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Bank. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights based on relative fair values. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Rate-Lock Commitments - The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, if material, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Loans Receivable - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in western North Carolina and northern Georgia. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, loans in process, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent or impaired unless the credit is well secured and in process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Payments received on these loans are applied as a direct reduction to the principal outstanding until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Bank has no unimpaired restructured loans that are accounted for in accordance with FASB ASC 310-40 Trouble Debt Restructuring by Creditors.

When any loan or portion thereof is classified Doubtful or Loss, the loan will be charged down or charged off against the Allowance for Loan Losses (ALLL). Loans are deemed Doubtful or Loss based on a variety of credit, collateral, documentation and other issues. When collateral is foreclosed or repossessed, any principal charge off related to that transaction based upon the most current appraisal or evaluation along with estimated sales expense is taken at that time.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Loan Fees - Loan fees result from the origination of loans. Such fees and certain direct incremental costs related to origination of such loans are deferred (“net deferred loan fees”) and reflected as a reduction of the carrying value of loans. The net deferred loan fees (or costs) are amortized using the interest method over the contractual lives of the loans. Unamortized net deferred loan fees on loans sold prior to maturity are credited to income at the time of sale.

Securities - The Company has identified their holdings in certain investment securities as available for sale. Book values on securities purchased and sold are recorded as of their trade date. Securities available for sale are reported at fair value with the balance of unrealized gains or losses reported, net of related income tax effects, as accumulated other comprehensive income until realized. Realized gains or losses on sales of securities available for sale are based on the specific identification method. Premiums and discounts on the investment securities are amortized or accreted into income over the contractual terms of the securities using a level yield interest method.

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Real Estate Owned - Real estate properties acquired through loan foreclosure are initially recorded at fair value at the date of foreclosure. Subsequent to foreclosure, real estate is recorded at the lower of carrying amount or fair value less estimated costs to sell (net realizable value). Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated net realizable value.

Real estate property held for investment is carried at the lower of cost, including cost of property improvements incurred subsequent to acquisition less depreciation, or net realizable value. Costs relating to development and improvement of properties are capitalized, whereas costs relating to the holding of property are expensed.

Office Properties and Equipment - Land is stated at cost. Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets ranging from four to 30 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures greater than $500 that materially increase property lives are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

Federal Home Loan Bank Stock - Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value. Because of the redemption provisions of the FHLB, the Bank estimates that fair value equals cost for this investment and that it was not impaired at March 31, 2011 or December 31, 2010.

Mortgage Servicing Rights - Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Bank later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Advertising Expense - Advertising costs are expensed as incurred.

Income Taxes - The Company utilizes the liability method of computing income taxes. Under the liability method, deferred tax liabilities and assets are established for future tax return effects of temporary differences between the stated value of assets and liabilities for financial reporting purposes and their respective tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

Cash Flow Information - As presented in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, due from banks, and interest-earning deposits in other banks.

Subsequent Events - In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 21, 2011, the date the financial statements were available to be issued. The Company evaluated its March 31, 2011 consolidated financial statements for subsequent events through May 24, 2011, the date the financials were available to be issued.

Reclassifications - Certain items in prior year financial statements have been reclassified to conform to the March 31, 2011 presentation. These reclassifications had no effect on net income (loss) or equity as previously reported.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet; such items, along with net income, are components of comprehensive income.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The components of other comprehensive income and related tax effects are as follows:

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)
Unrealized holding gains (losses) on available-for-sale securities	$408	$171	$(657)	$2,530	$2,712
Tax effect	(161)	(68)	259	(1,000)	(1,072)
Reclassification adjustment for (gains) losses realized in net income	(1,633)	(842)	(1,665)	(1,416)	(847)
Tax effect	645	333	658	560	335

Total other comprehensive income (loss)	$(741)	$(406)	$(1,405)	$674	$1,128

3.	Securities

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2011 (Unaudited):
U.S. Government Agency securities	$26,503	$48	$(44)	$26,507
Municipal securities	36,581	361	(1,699)	35,243
Corporate securities	1,023	—	—	1,023
Mortgage-backed securities	90,449	1,285	(234)	91,500
CRA Investment	530	—	—	530

	$155,086	$1,694	$(1,977)	$154,803

December 31, 2010:
U.S. Government Agency securities	$53,363	$129	$(84)	$53,408
Municipal securities	36,874	183	(2,441)	34,616
Corporate securities	1,024	—	(1)	1,023
Mortgage-backed securities	124,069	3,352	(198)	127,223
CRA Investment	526	1	—	527

	$215,856	$3,665	$(2,724)	$216,797

December 31, 2009:
U.S. Government Agency securities	$9,994	$8	$(83)	$9,919
Municipal securities	39,844	477	(1,175)	39,146
Corporate securities	1,028	—	(55)	973
Mortgage-backed securities	139,035	4,085	(85)	143,035
CRA Investment	508	—	(4)	504

	$190,409	$4,570	$(1,402)	$193,577

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Information pertaining to securities with gross unrealized losses at March 31, 2011, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

			(Unaudited)
	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Agency securities	$4,954	$44	$—	$—	$4,954	$44
Municipal securities	11,974	406	6,392	1,293	18,366	1,699
Mortgage-backed securities	34,124	234	—	—	34,124	234

	$51,052	$684	$6,392	$1,293	$57,444	$1,977

Information pertaining to securities with gross unrealized losses at December 31, 2010, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Agency securities	$19,477	$84	$—	$—	$19,477	$84
Corporate securities	1,023	1	—	—	1,023	1
Municipal securities	17,538	912	6,156	1,529	23,694	2,441
Mortgage-backed securities	18,122	198	—	—	18,122	198

	$56,160	$1,195	$6,156	$1,529	$62,316	$2,724

Information pertaining to securities with gross unrealized losses at December 31, 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Agency securities	$7,411	$83	$—	$—	$7,411	$83
Corporate securities	—	—	973	55	973	55
Municipal securities	13,700	764	2,397	411	16,097	1,175
Mortgage-backed securities	13,926	84	52	1	13,978	85
CRA Investment	504	4	—	—	504	4

	$35,541	$935	$3,422	$467	$38,963	$1,402

At March 31, 2011, the Company had 40 (unaudited) securities with unrealized losses for 12 months or less and 12 (unaudited) securities with unrealized losses for twelve months or more. At December 31, 2010, the Company had 58 securities with unrealized losses for 12 months or less and 12 securities with unrealized losses for twelve months or more. At December 31, 2009, the Company had 44 securities with unrealized losses for 12 months or

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

less and 7 securities with unrealized losses for twelve months or more. Management of the Company believes all unrealized losses as of March 31, 2011, December 31, 2010, and December 31, 2009, represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Management does not anticipate selling the securities for losses, and the Company has sufficient cash and available lines of credit to provide the Company sufficient liquidity.

The Company had securities of approximately $27,000 (unaudited) $77,000 and $67,000 pledged against deposits and FHLB advances at March 31, 2011, December 31, 2010 and 2009, respectively.

The Company had proceeds from sales of securities available for sale of approximately $60,830 (unaudited) and $22,776 (unaudited), $103,260, $61,938, and $75,591 for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, 2009, and 2008, respectively. The gross realized gains were approximately $1,652 (unaudited), $880 (unaudited), $1,719, $1,439, and $1,149 for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009, and 2008, respectively. The gross realized losses were approximately $19 (unaudited), $38 (unaudited), $54, $23, and $302 for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, 2009, and 2008, respectively. The tax provision applicable to these net realized gains and losses amounted to approximately $645 (unaudited), $165 (unaudited), $658, $560, and $296 for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, 2009, and 2008, respectively.

The amortized cost and estimated fair value of investment securities at March 31, 2011, by contractual maturity for debt securities are shown below. The CRA Qualified Investment Fund, with no scheduled maturity, and mortgage-backed securities have not been scheduled because expected maturities will differ from contractual maturities when borrowers have the right to prepay the obligations.

	(Unaudited)
	Available for Sale
	Amortized Cost	Fair Value
Less than 1 Year	$340	$345
Over 1 year through 5 years	8,503	8,527
After 5 years through 10 years	17,588	17,611
Over 10 years	37,676	36,290

	64,107	62,773
Mortgage-backed securities	90,449	91,500
CRA Investment	530	530

Total	$155,086	$154,803

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The amortized cost and estimated fair value of investment securities at December 31, 2010, by contractual maturity for debt securities are shown below. The CRA Qualified Investment Fund, with no scheduled maturity, and mortgage-backed securities have not been scheduled because expected maturities will differ from contractual maturities when borrowers have the right to prepay the obligations.

	Available for Sale
	Amortized Cost	Fair Value
Less than 1 Year	$630	$640
Over 1 year through 5 years	26,643	26,729
After 5 years through 10 years	26,050	26,050
Over 10 years	37,938	35,629

	91,261	89,048
Mortgage-backed securities	124,069	127,222
CRA Investment	526	527

Total	$215,856	$216,797

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

4.	Loans Receivable

Loans receivable are summarized as follows:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Real estate mortgage loans:
One- to four-family residential	$241,163	$254,160	$244,830
Commercial	202,122	201,219	197,006
Home equity loans and lines of credit	73,600	75,322	90,219
One- to four-family residential construction	15,207	15,552	28,559
Other construction and land	139,615	151,894	190,983

Total real estate loans	671,707	698,147	751,597

Commercial	15,122	15,395	16,545
Consumer	3,941	4,288	6,242

Total commercial and consumer	19,063	19,683	22,787

Total loans	690,770	717,830	774,384

Less:
Net deferred loan fees	2,192	2,326	2,646
Allowance for loan losses	20,864	17,195	17,772

	23,056	19,521	20,418

Total loans receivable, net	$667,714	$698,309	$753,966

Allowance for Loan Losses

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Company considers the allowance for loan losses of $20,864 (unaudited) and $17,195 adequate to cover loan losses inherent in the loan portfolio at March 31, 2011 and December 31, 2010, respectively.

The following table presents, by portfolio segment, the changes in the allowance for loan losses and the allocation of the allowance for loan losses for the three months ended March 31, 2011 and the year ended December 31, 2010. There were no unallocated balances.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

March 31, 2011	One- to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	Residential One- to Four- Family Construction	Other Construction and Land	Commercial Business	Consumer	Total
(unaudited)
Allowance for loan losses:
Balance beginning of year	$4,097	$4,206	$1,428	$540	$6,638	$236	$50	$17,195
Provision charged to expense	2,484	1,287	453	201	4,890	103	347	9,765
Losses charged off	2,548	145	518	75	3,188	11	379	6,864
Recoveries	75	50	205	2	365	52	19	768

Balance, end of period	$4,108	$5,398	$1,568	$668	$8,705	$380	$37	$20,864

Period-end balance allocated to: Loans individually evaluated for impairment	$883	$2,034	$303	$149	$3,948	$124	$—	$7,441
Loans collectively evaluated for impairment	3,225	3,364	1,265	519	4,757	256	37	13,423
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—

Balance, end of period	$4,108	$5,398	$1,568	$668	$8,705	$380	$37	$20,864

December 31, 2010	One- to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	Residential One- to Four- Family Construction	Other Construction and Land	Commercial Business	Consumer	Total

Allowance for loan losses:
Balance beginning of year	$3,820	$3,146	$2,392	$878	$6,595	$823	$118	$17,772
Provision charged to expense	3,342	2,515	2,258	1,553	9,164	(70)	164	18,926
Losses charged off	3,218	1,503	3,473	2,044	9,646	582	268	20,734
Recoveries	153	48	251	153	525	65	36	1,231

Balance, end of year	$4,097	$4,206	$1,428	$540	$6,638	$236	$50	$17,195

Period-end balance allocated to: Loans individually evaluated for impairment	$1,496	$993	$189	$149	$2,100	$—	$—	$4,927
Loans collectively evaluated for impairment	2,601	3,213	1,239	391	4,538	236	50	12,268
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—

Balance, end of year	$4,097	$4,206	$1,428	$540	$6,638	$236	$50	$17,195

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The changes in the allowance for loan losses from prior years presented are summarized as follows:

	(Unaudited) Three Months Ended March 31,	Years Ended December 31,
	2010	2009	2008

Beginning balance	$17,772	$13,167	$9,520
Provision charged to income	3,849	21,851	6,210
Charge-offs, net of recoveries	(3,364)	(17,246)	(2,563)

Ending balance	$18,257	$17,772	$13,167

The following table presents, by portfolio segment, the Company’s investment in loans.

March 31, 2011	One- to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	Residential One- to Four- Family Construction	Other Construction and Land	Commercial Business	Consumer	Total
(unaudited)
Loans:
Ending balance:
Individually evaluated for impairment	$9,407	$17,688	$584	$2,546	$21,748	$1,150	$—	$53,123
Ending balance:
Collectively evaluated for impairment	231,756	184,434	73,016	12,661	117,867	13,972	3,941	367,647
Ending balance:
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—

Ending balance	$241,163	$202,122	$73,600	$15,207	$139,615	$15,122	$3,941	$690,770

December 31, 2010	One- to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	Residential One- to Four- Family Construction	Other Construction and Land	Commercial Business	Consumer	Total

Loans:
Ending balance:
Individually evaluated for impairment	$15,869	$9,744	$629	$2,982	$22,437	$1,161	$—	$52,822
Ending balance:
Collectively evaluated for impairment	238,291	191,475	74,693	12,570	129,457	14,234	4,288	665,008
Ending balance:
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—

Ending balance	$254,160	$201,219	$75,322	$15,552	$151,894	$15,395	$4,288	$717,830

Portfolio Quality Indicators

The Company’s portfolio grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans. Credit risk grades are refreshed each quarter as they become available, at which time management analyzes the resulting information, as well as other external statistics and factors, to track loan performance.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The Company’s internally assigned grades are as follows:

•	Pass (1-5) – Acceptable loans with any identifiable weaknesses appropriately mitigated.

•

Special Mention (6) – Potential weakness or identifiable weakness present without appropriate mitigating factors; however, loan continues to perform satisfactorily with no material delinquency noted. This may include some deterioration in repayment capacity and/or loan-to-value of securing collateral.

•

Substandard (7) – Significant weakness that remains unmitigated, most likely due to diminished repayment capacity, serious delinquency, and/or marginal performance based upon restructured loan terms. Substandard loans are assessed for impairment and reserves are established where appropriate.

•	Doubtful (8) – Significant weakness that remains unmitigated and collection in full is highly questionable or improbable. No loans in this grade.

•	Loss (9) – Collectability is very poor or out of the question resulting in immediate charge-off. No loans in this grade.

Description of segment and class risks

Each of our portfolio segments and the classes within those segments are subject to risks that could have an adverse impact on the credit quality of our loan and lease portfolio. Management has identified the most significant risks as described below which are generally similar among our segments and classes. While the list in not exhaustive, it provides a description of the risks that management has determined are the most significant.

Commercial business

We centrally underwrite each of our commercial loans and leases based primarily upon the customer’s ability to generate the required cash flow to service the debt in accordance with the contractual terms and conditions of the loan agreement. We endeavor to gain a complete understanding of our borrower’s businesses including the experience and background of the principals. To the extent that the loan is secured by collateral, which is a predominant feature of the majority of our commercial loans and leases, we gain an understanding of the likely value of the collateral and what level of strength the collateral brings to the loan transaction. To the extent that the principals or other parties provide personal guarantees, we analyze the relative financial strength and liquidity of each guarantor. Common risks to each class of commercial loans include risks that are not specific to individual transactions such as general economic conditions within our markets, as well as risks that are specific to each transaction including demand for products and services, personal events such as disability or change in marital status, and reductions in the value of our collateral.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Commercial real estate

Commercial mortgage and commercial and industrial loans are primarily dependent on the ability of our customers to achieve business results consistent with those projected at loan origination resulting in cash flow sufficient to service the debt. To the extent that a customer’s business results are significantly unfavorable versus the original projections, the ability for our loan to be serviced on a basis consistent with the contractual terms may be at risk. While these loans are generally secured by real property, personal property, or business assets such as inventory or accounts receivable, it is possible that the liquidation of the collateral will not fully satisfy the obligation. Other commercial real estate loans consist primarily of loans secured by multifamily housing and agricultural loans. The primary risk associated with multifamily loans is the ability of the income-producing property that collateralizes the loan to produce adequate cash flow to service the debt. High unemployment or generally weak economic conditions may result in our customer having to provide rental rate concessions to achieve adequate occupancy rates. The performance of agricultural loans are highly dependent on favorable weather, reasonable costs for seed and fertilizer, and the ability to successfully market the product at a profitable margin. The demand for these products is also dependent on macroeconomic conditions that are beyond the control of the borrower.

One- to four-family residential

We centrally underwrite each of our non-commercial loans using automated credit scoring and analysis tools. These credit scoring tools take into account factors such as payment history, credit utilization, length of credit history, types of credit currently in use, and recent credit inquiries. To the extent that the loan is secured by collateral we also evaluate the likely value of that collateral. Common risks to each class of non-commercial loans include risks that are not specific to individual transactions such as general economic conditions within our markets, particularly unemployment and potential declines in real estate values. Personal events such as disability or change in marital status also add risk to non-commercial loans.

Home equity loans and lines of credit

Home equity loans are often secured by second liens on residential real estate, thereby making such loans particularly susceptible to declining collateral values. A substantial decline in collateral value could render our second lien position to be effectively unsecured. Additional risks include lien perfection inaccuracies and disputes with first lienholders that may further weaken our collateral position. Further, the open-end structure of these loans creates the risk that customers may draw on the lines in excess of the collateral value if there have been significant declines since origination.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Consumer

The consumer loan portfolio includes loans secured by personal property such as automobiles, marketable securities, other titled recreational vehicles including boats and motorcycles, as well as unsecured consumer debt. The value of underlying collateral within this class is especially volatile due to potential rapid depreciation in values since date of loan origination in excess of principal repayment.

One- to four-family residential construction and other construction and land

Residential mortgage and non-commercial construction and land development loans are to individuals and are typically secured by 1-4 family residential property, undeveloped land, and partially developed land in anticipation of pending construction of a personal residence. Significant and rapid declines in real estate values can result in residential mortgage loan borrowers having debt levels in excess of the current market value of the collateral. Such a decline in values has led to unprecedented levels of foreclosures and losses during 2008-2010 within the banking industry. Non-commercial construction and land development loans often experience delays in completion and cost overruns that exceed the borrower’s financial ability to complete the project. Such cost overruns can routinely result in foreclosure of partially completed and unmarketable collateral. Commercial construction and land development loans are highly dependent on the supply and demand for commercial real estate in the markets we serve as well as the demand for newly constructed residential homes and lots that our customers are developing. Continuing deterioration in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our customers.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Credit Risk Profile by Rating

Category

March 31, 2011 (unaudited)
Loan Grade	One- to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	One-to Four- Family Residential Construction	Other Construction And Land	Commercial business	Consumer	Total

1	$—	$—	$—	$—	$—	$485	$—	$485
2	—	—	—	—	—	140	—	140
3	2,390	12,416	—	186	7,710	1,507	9	24,218
4	23,790	47,289	624	1,255	10,315	1,940	6	85,219
5	19,719	65,022	2,459	1,705	31,620	6,564	117	127,206
6	10,945	42,284	1,755	1,642	13,184	1,900	14	71,724
7	28,749	33,212	3,899	3,884	41,875	2,082	60	113,761

Subtotal	$85,593	$200,223	$8,737	$8,672	$104,704	$14,618	$206	$422,753

Ungraded Loan Exposure

March 31, 2011 (unaudited)
Status	One-to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	One-to Four- Family Residential Construction	Other Construction And Land	Commercial business	Consumer	Total

Performing	$155,527	$1,899	$64,852	$6,535	$34,628	$504	$3,735	$267,680
Nonperforming	43	—	11	—	283	—	—	337

Subtotal	$155,570	$1,899	$64,863	$6,535	$34,911	$504	$3,735	$268,017

Total	$241,163	$202,122	$73,600	$15,207	$139,615	$15,122	$3,941	$690,770

Credit Risk Profile by Rating

Category

December 31, 2010
Loan Grade	One-to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	One-to Four- Family Residential Construction	Other Construction And Land	Commercial business	Consumer	Total

1	$—	$—	$—	$—	$—	$610	$—	$610
2	—	—	—	—	—	120	—	120
3	2,423	20,375	—	187	7,847	1,608	11	32,451
4	24,535	51,690	1,946	1,265	10,052	2,068	25	91,581
5	20,547	66,774	1,397	1,758	35,101	6,019	122	131,718
6	11,961	31,959	2,206	704	14,869	2,639	48	64,386
7	28,726	28,673	2,342	5,079	46,210	2,120	28	113,178

Subtotal	$88,192	$199,471	$7,891	$8,993	$114,079	$15,184	$234	$434,044

Ungraded Loan Exposure

December 31, 2010
Status	One-to Four- Family Residential	Commercial Real Estate	Home Equity Loans And Lines of Credit	One-to Four- Family Residential Construction	Other Construction And Land	Commercial business	Consumer	Total

Performing	$162,129	$1,734	$66,910	$6,559	$36,015	$211	$4,045	$277,603
Nonperforming	3,839	14	521	—	1,800	—	9	6,183

Subtotal	$165,968	$1,748	$67,431	$6,559	$37,815	$211	$4,054	$283,786

Total	$254,160	$201,219	$75,322	$15,552	$151,894	$15,395	$4,288	$717,830

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Age Analysis of Past-Due Financing Receivables by Class

Following is a table which includes an aging analysis of the recorded investment of past-due financing receivables as of March 31, 2011 and December 31, 2010. The number of days past due is determined by the amount of time from when payment was due based on contractual terms. Also included are loans that are 90 days or more past due as to interest and principal and still accruing, because they are (1) well-secured and in the process of collection, or (2) real estate loans or loans exempt under regulatory rules from being classified as nonaccrual (in thousands). There were no loans that met these categories as of March 31, 2011 or December 31, 2010.

March 31, 2011 (unaudited)	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans >90 Days and Accruing

One-to four-family residential	$3,786	$12,838	$16,624	$224,539	$241,163	$—
Commercial real estate	5,241	9,500	14,741	187,381	202,122	—
Home equity loans and lines of credit	1,452	1,079	2,531	71,069	73,600	—
Residential 1-4 construction	—	3,161	3,161	12,046	15,207	—
Other construction and land	6,768	22,414	29,182	110,433	139,615	—
Commercial loans	2,386	883	3,269	11,853	15,122	—
Other loans	22	11	33	3,908	3,941	—

Total	$19,655	$49,886	$69,541	$621,229	$690,770	$—

December 31, 2010	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans >90 Days and Accruing

One-to four-family residential	$5,948	$17,525	$23,473	$230,687	$254,160	$—
Commercial real estate	7,179	4,906	12,085	189,134	201,219	—
Home equity loans and lines of credit	1,674	1,362	3,036	72,286	75,322	—
Residential 1-4 construction	475	1,777	2,252	13,300	15,552	—
Other construction and land	5,600	20,661	26,261	125,633	151,894	—
Commercial loans	185	957	1,142	14,253	15,395	—
Other loans	90	9	99	4,189	4,288	—

Total	$21,151	$47,197	$68,348	$649,482	$717,830	$—

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Impaired Loans

March 31, 2011 (Unaudited)	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One-to four-family residential	$3,361	3,361	$—	$3,365	$29
Commercial real estate	10,191	11,036	—	11,041	(30)
Home equity loans and lines of credit	—	—	—	—	—
Residential 1-4 construction	1,936	2,502	—	2,502	(5)
Other construction and land	5,742	6,170	—	6,174	16
Commercial loans	1,025	1,025	—	1,027	7

	$22,255	24,094	$—	$24,109	$17

Loans with a specific valuation allowance
One-to four-family residential	$6,046	6,109	$883	$6,429	$35
Commercial real estate	7,497	7,497	2,034	7,510	50
Home equity loans and lines of credit	584	687	303	686	3
Residential 1-4 construction	610	610	149	610	5
Other construction and land	16,006	17,709	3,948	17,730	62
Commercial loans	125	151	124	154	2

Total	$30,868	32,763	$7,441	$33,119	$157

One-to four-family residential	$9,407	9,470	$883	$9,794	$64
Commercial real estate	17,688	18,533	2,034	18,551	20
Home equity loans and lines of credit	584	687	303	686	3
Residential 1-4 construction	2,546	3,112	149	3,112	—
Other construction and land	21,748	23,879	3,948	23,904	78
Commercial loans	1,150	1,176	124	1,181	9

	$53,123	$56,857	$7,441	$57,228	$174

December 31, 2010	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One-to-four family residential	$7,072	$7,468	$—	$7,498	$214
Commercial real estate	5,011	5,125	—	5,181	219
Home equity loans and lines of credit	242	345	—	345	12
Residential 1-4 construction	2,372	2,938	—	2,974	53
Other construction and land	9,093	10,824	—	11,161	420
Commercial loans	1,161	1,188	—	1,346	66

	$24,951	$27,888	$—	$27,888	$984

Loans with a specific valuation allowance
One-to four-family residential	$8,797	$8,890	$1,497	$8,802	$255
Commercial real estate	4,733	4,733	993	4,741	232
Home equity loans and lines of credit	387	387	189	386	17
Residential 1-4 construction	610	610	149	610	21
Other construction and land	13,344	14,816	2,099	14,877	277

Total	$27,871	$29,436	$4,927	$29,416	$802

One-to four-family residential	$15,869	$16,358	$1,497	$16,300	$469
Commercial real estate	9,744	9,858	993	9,922	451
Home equity loans and lines of credit	629	732	189	731	29
Residential 1-4 construction	2,982	3,548	149	3,584	74
Other construction and land	22,437	25,640	2,099	26,038	697
Commercial loans	1,161	1,188	—	1,346	66

	$52,822	$57,324	$4,927	$57,921	$1,786

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The Company had investments in non-homogeneous loans that were considered impaired at March 31, 2011 and December 31, 2010 and 2009. The total recorded investment in impaired loans was $53,123 (unaudited), $52,822 and $47,531 at March 31, 2011, December 31, 2010 and 2009, respectively. The total allowance associated with those impaired loans was $7,441 (unaudited), $4,927 and $7,188 at March 31, 2011, December 31, 2010 and 2009, respectively. The amount of impaired loans with an associated allowance was $30,868 (unaudited), $27,871 and $28,580 at March 31, 2011, December 31, 2010 and 2009, respectively. The amount of impaired loans with no associated allowance was $22,255 (unaudited), $24,951 and $18,951 at March 31, 2011, December 31, 2010 and 2009, respectively. The average recorded investment in these past due loans considered impaired during the three months ended March 31, 2011 and the years ended 2010 and 2009 was approximately $57,228 (unaudited), $57,921 and $49,751, respectively. Lost interest income on impaired loans for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008 was approximately $932 (unaudited), $1,986, $1,573, and $86, respectively. Commercial real estate and other real estate loans are included in the non-homogenous group.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Nonaccrual Loans

The total recorded investment in non-accrual loans as of March 31, 2011, December 31, 2010 and 2009 was approximately $59,176 (unaudited), $60,482 and $21,438, respectively. There were no non-accrual loans as of March 31, 2011 (unaudited), December 31, 2010 and 2009 still accruing interest. Interest income on non accrual loans is applied directly to principal reduction until the loan is returned to accrual status.

The following table presents the financing receivables on nonaccrual status as of March 31, 2011, December 31, 2010 and 2009, respectively:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
One-to four-family residential	$13,028	$21,118	$8,450
Commercial real estate	15,371	9,338	4,445
Home equity loans and lines of credit	1,869	1,362	1,960
Residential 1-4 construction	3,161	1,777	1,294
Other construction and land	24,847	25,822	4,922
Commercial loans	889	1,056	345
Other loans	11	9	22

Total	$59,176	$60,482	$21,438

At March 31, 2011, The Company had $13,989 (unaudited) in loans that were accruing interest under the terms of troubled debt restructurings. This amount consists of $5,251 (unaudited) in residential mortgage loans, $627 (unaudited) in revolving credit loans, $7,660 (unaudited) in commercial real estate loans, and $451 (unaudited) in commercial loans.

At December 31, 2010, The Company had $15,095 in loans that were accruing interest under the terms of troubled debt restructurings. This amount consists of $6,780 in residential mortgage loans, $560 in revolving credit loans, $7,297 in commercial real estate loans, and $458 in commercial loans. At December 31, 2009, the company had $22,263 in loans that were accruing interest under the terms of troubled debt restructurings. This amount consists of $11,281 in residential mortgage loans, $491 in revolving credit loans, $10,218 in commercial real estate loans, and $273 in commercial loans. Loan restructurings generally occur when a borrower is experiencing, or is expected to experience, financial difficulties in the near-term. Consequently, a modification that would otherwise not be considered is granted to the borrower. These loans may continue to accrue interest as long as the borrower complies with the revised terms and conditions and has demonstrated repayment performance with the modified terms.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The aggregate amount of extensions of credit to executive officers and directors was approximately $12,796 (unaudited), $12,638 and $12,681 at March 31, 2011, December 31, 2010 and 2009, respectively. There were new loans for 2010 of $4,430 ($1,828 attributable to new directors) and principal payments of $4,473 ($2,423 attributable to retiring directors). There were new loans originated in 2011 of $293 (unaudited) and principal payments of $135 (unaudited).

5.	Concentrations of Credit Risk

The majority of the Bank’s loans, commitments and lines of credit have been granted to customers in the Bank’s market area. The concentrations of credit by loan classification are set forth in footnote 4. The Bank does not extend credit to any individual borrowers in excess of its legal lending limit of $13,689 (unaudited), $14,453 and $16,653 at March 31, 2011, December 31, 2010 and 2009, respectively. As of March 31, 2011, the Bank has one borrower with an aggregate outstanding balance greater than the legal lending limit.

The largest category of loans consisted of one-to-four-family residential loans. These loans approximated $241,163 (unaudited), $254,160 and $244,830 at March 31, 2011, December 31, 2010 and 2009, respectively.

6.	Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $301,636 (unaudited), $304,497, $316,433, and $297,030, at March 31, 2011, December 31, 2010, 2009, and 2008, respectively. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at March 31, 2011, December 31, 2010, 2009, and 2008, was approximately $2,370 (unaudited), $2,533, $3,024, and $3,042, respectively.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The following summarizes mortgage-servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	March 31	Years Ended December 31,
	2011	2010	2009
	(unaudited)
Mortgage servicing rights, beginning of period	$3,108	$3,584	$3,154
Mortgage servicing rights capitalized	73	417	1,203
Mortgage servicing rights amortized	(236)	(893)	(773)

Mortgage servicing rights, end of period	$2,945	$3,108	$3,584

Valuation allowances:
Balances at beginning of period	575	$560	$112
Reductions	—	15	448

Balances at end of period	$575	$575	$560

The anticipated amortization of the gross loan servicing rights as of December 31, 20101, is as follows:

2011	$939
2012	841
2013	695
2014	414
2015	170
Thereafter	49

$3,108

The Bank held custodial escrow deposits of $817 (unaudited), $538 and $654 in escrow deposits for loan servicing accounts at March 31, 2011, December 31, 2010 and 2009, respectively.

[1]	There were no material changes to the anticipated amortization of gross loan servicing rights since December 31, 2010.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

7.	Office Properties and Equipment

Office properties and equipment are summarized as follows:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Land and improvements	$7,037	$6,416	$6,416
Buildings	12,688	12,696	12,725
Furniture, fixtures and equipment	7,037	7,262	7,203
Construction in progress	—	624	621

Total office properties and equipment	26,762	26,998	26,965
Less accumulated depreciation	(12,514)	(12,537)	(11,626)

Office properties and equipment, net	$14,248	$14,461	$15,339

Depreciation and leasehold amortization expense for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009, and 2008 was $232 (unaudited), $243 (unaudited), $934, $1,248, and $1,033, respectively.

During 2009 the Company transferred from Real Estate Owned to its Land account an 11 acre tract of land adjoining its corporate headquarters. The transfer price was $260 thousand, and was based on the property’s real estate owned appraised value.

8.	Interest Receivable

Interest receivable consists of the following:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Loans receivable	$2,681	$3,049	$3,537
Investments	924	1,244	1,250

Total interest receivable	$3,605	$4,293	$4,787

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

9.	Deposits

Contractual maturities of certificate accounts are summarized as follows:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
1 Year	$199,688	$222,873	$332,249
2 Years	196,781	201,027	102,048
3 Years	23,665	20,824	61,313
4 Years	6,317	6,827	11,619
5 Years	21,033	17,504	4,089
Thereafter	7,959	7,345	10,178

Total certificates of deposit	$455,443	$476,400	$521,496

The Company had deposit accounts in amounts of $100 or more of approximately $186,000 (unaudited), $374,000 and $370,000 at March 31, 2011, December 31, 2010 and 2009, respectively.

At March 31, 2011, December 31, 2010 and 2009, the Bank held approximately $120,212 (unaudited), $152,920 and $191,760, respectively, in brokered deposits with various maturity dates. Advance fees paid to obtain these deposits are included in other assets and amortized into interest expense over the term of the brokered deposits.

At March 31, 2011, December 31, 2010 and December 31, 2009, the Company had related party deposits from directors and executive officers of $2,050 (unaudited), $1,806 and $2,297 respectively.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

10.	Borrowings

The Company has total credit availability with the FHLB of up to 30% of assets, subject to the availability of qualified collateral. The Company pledges as collateral for these borrowings certain investment securities, its FHLB stock, and its entire loan portfolio of qualifying mortgages (as defined) under a blanket collateral agreement with the FHLB. At March 31, 2011, December 31, 2010 and 2009, advances under this line amounted to $65,900 (unaudited), $128,400 and $178,400, respectively, and carried weighted average interest rates of 3.66% (unaudited), 3.85% and 3.92%, respectively. Advances at March 31, 2011 were comprised of fixed rate advances of $65,900 (unaudited). The fixed rate advances at March 31, 2011 had interest rates ranging from 2.12% to 5.05% (unaudited) and terms ranging from one to eight years. Advances at December 31, 2010 were composed of fixed rate advances of $128,400. The fixed rate advances at December 31, 2010 had interest rates ranging from 2.12% to 5.05% and terms ranging from one to eight years. The scheduled maturities of FHLB advances, with respective weighted average rates, at March 31, 2011 and December 31, 2010, respectively, are as follows:

Twelve Month Period Ended March 31,	Balance	Weighted Average Rate
2012	$—	—
2013	40,900	3.95
2014	—	—
2015	10,000	2.12
2016 – 2019	15,000	3.90

Total FHLB advance	$65,900	3.66%

Years Ended December 31,	Balance	Weighted Average Rate
2011	$40,000	3.77%
2012	53,400	4.38%
2013	10,000	2.98%
2014	—	—
2015	10,000	2.12%
2016 – 2019	15,000	3.90%

Total FHLB advance	$128,400	3.85%

The Bank also maintains an approximately $41 million federal funds accommodation with the Federal Reserve discount window. The Bank had no Federal Reserve discount window borrowings at March 31, 2011 (unaudited), December 31, 2010 and 2009. The rate charged on these advances is currently the fed fund target rate plus 0.50% (0.75% as of March 31, 2011 (unaudited) and December 31, 2010).

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

11.	Junior Subordinated Debenture

The Holding Company issued $14.4 million of junior subordinated debentures to its wholly owned capital trust, Macon Capital Trust I (the “trust”), to fully and unconditionally guarantee the preferred securities issued by the trust. These long-term obligations, which currently qualify as Tier I capital for the Company, constitute a full and unconditional guarantee by the Company of the trusts’ obligations under the agreement to issue trust preferred securities.

The junior subordinated debentures accrue and pay interest quarterly at a rate per annum, reset quarterly, equal to 90-day LIBOR plus 2.80% (total of 3.10% at March 31, 2011 and 3.10% at December 31, 2010, respectively). The junior subordinated debentures mature on March 30, 2034. The Trust has the right to redeem the debt, in whole or in part, on or after March 30, 2010. If the debt is redeemed on or after March 30, 2010, the redemption price will be 100% of the principal amount plus accrued and unpaid interest. In addition, the Bank may redeem the debt in whole (but not in part) at any time within 90 days following the occurrence of a tax event, an investment company event, or a capital treatment event at a special redemption price (as defined in the indenture). The Company may, at its option, upon one business day notification prior to the interest payment due date; defer the payment of interest for a period up to twenty consecutive quarters. The balance on the junior subordinated debentures at March 31, 2011 (unaudited), December 31, 2010 and 2009 was $14.4 million. As of March 31, 2011, December 31, 2010 and 2009, the Company has deferred future payments of interest in the amount of $226 (unaudited), $113 and $0, respectively.

12.	Employee Benefit Plans

The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees who have attained the age of twenty-one. Employees may contribute a percentage of their annual gross salary as limited by the federal tax laws. The Company matches employee contributions based on the plan guidelines. The amount charged against income was approximately $60 (unaudited), $61 (unaudited), $244, $265, and $292, for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009, and 2008, respectively.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The Company has established several nonqualified compensation programs providing benefits to directors and certain key management employees. The benefits under the plans are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements over the service period. The expense incurred and the amount accrued for the three months ended March 31, 2011 and 2010 and for the years ended December 31, 2010, 2009, and 2008, was approximately $(22) (unaudited), $275 (unaudited), $684, $823, and $1,774, respectively. The cumulative accrued liabilities for the above plans are presented in the accompanying consolidated balance sheets in “Accrued expenses and other liabilities” totaling approximately $10,742 (unaudited), $11,170 and $11,824 at March 31, 2011, December 31, 2010 and 2009, respectively.

The Company has purchased and is the owner and beneficiary of certain life insurance policies to finance the obligations under certain agreements. Proceeds from the insurance policies are payable to the Company upon the death of the participant. The Company has also invested in bank-owned life insurance as a means to fund various split dollar agreements. The cash surrender value of the policies and the bank-owned life insurance was approximately $18,476 (unaudited), $18,315 and $17,701 at March 31, 2011, December 31, 2010 and 2009, respectively.

The Company has purchased some life insurance policies that provide a post retirement benefit under the split dollar arrangement, and are therefore subject to treatment under ASC 715-60 (formerly EITF 06-4, Post Retirement Split Dollar Benefits).

The Company has a compensated expense policy that allows employees to accrue paid time off for vacation, sick or other unexcused absences up to a specified number of days each year. Employees may sell back a limited amount of unused time at the end of each year or convert the time to an accrued sick time account which is forfeited if unused at termination.

The Company suspended its Long Term Capital Appreciation Plan during the quarter ended March 31, 2011. The balances of current participants will remain frozen within that plan. The total balance within the plan was approximately $2,028 (unaudited) at March 31, 2011.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

13.	Income Taxes

Income tax expense (benefit) is summarized as follows:

	For the Three Months Ended March 31, 2011 (unaudited)
	Federal	State	Total

Current	$—	$—	$—
Deferred	(3,111)	(230)	(3,341)
Deferred tax – asset valuation	3,111	230	3,341

Total	$—	$—	$—

	For the Year Ended December 31, 2010
	Federal	State	Total

Current	$(3,435)	$(628)	$(4,063)
Deferred	(562)	(122)	(684)
Deferred tax – asset valuation	8,452	—	8,452

Total	$4,455	$(750)	$3,705

	For the Year Ended December 31, 2009
	Federal	State	Total

Current	$(1,686)	$(357)	$(2,043)
Deferred	(3,341)	(707)	(4,048)

Total	$(5,027)	$(1,064)	$(6,091)

	For the Year Ended December 31, 2008
	Federal	State	Total

Current	$5,017	$1,026	$6,043
Deferred	(2,556)	(523)	(3,079)

Total	$2,461	$503	$2,964

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 35% to income before income taxes are reconciled as follows:

	March 31,		December 31,
	2011 (unaudited)		2010		2009		2008
	$	Rate	$	Rate	$	Rate	$	Rate
Computed income tax expense (benefit)	$(3,114)	(35.0)%	$(3,693)	(35.0)%	$(4,857)	(35.0)%	$3,299	35.0%
Deferred tax – asset valuation	3,341	37.6%	8,452	80.1%	—	—	—	—
State income tax, net of federal benefit	(150)	(1.7)%	(488)	(4.6)%	(692)	(5.0)%	327	3.5%
Nontaxable municipal security income	(126)	(1.4)%	(543)	(5.1)%	(577)	(4.2)%	(440)	(4.7)%
Nontaxable BOLI income	(61)	(0.7)%	(233)	(2.2)%	(247)	(1.9)%	(216)	(2.3)%
Other, primarily nontaxable income	110	1.2%	210	1.9%	282	2.2%	(6)	.01%

Actual income tax expense(benefit)	$—	—	$3,705	35.1%	$(6,091)	(43.9)%	$2,964	31.51%

The components of net deferred taxes are as follows:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Deferred tax assets:
Bad debt reserves	$8,238	$6,789	$7,017
Deferred compensation	4,581	4,735	4,946
Uncollected interest	989	872	338
Valuation reserve for other real estate	2,518	2,409	2,589
North Carolina NOL Carryover	866	1,032	—
Federal NOL Carryover	1,770	—	—
Other	87	—	—

Gross deferred tax assets	19,049	15,837	14,890

Less valuation allowance	(11,793)	(8,452)	—

Total deferred tax assets	7,256	7,385	14,890

Deferred tax liabilities:
Excess tax depreciation	546	574	755
FHLB stock dividends	10	10	136
Loan servicing rights	936	1,000	1,194
Deferred gain on sale of real estate	42	42	44
Prepaid expenses	—	193	122
Unrealized gains on securities available for sale	—	429	1,252
Other	56	68	46

Total deferred tax liabilities	1,697	2,316	3,549

Net deferred tax asset	$5,559	$5,069	$11,341

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Effective January 1, 2008, the Company adopted ASC 740-10 (formerly FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” – an interpretation of FASB statement No. 109). ASC 740-10 provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. As a result of the implementation, the Company recognized an approximately $500 decrease in the liability for unrecognized tax benefits which was accounted for as an increase to the January 1, 2008, balance of retained earnings.

A valuation allowance of $11,793 (unaudited) and $8,452 was provided at March 31, 2011 and December 31, 2010, respectively, related to net deferred tax assets. The valuation allowance was established based upon determination that it was more likely than not the deferred tax assets would not be fully realized primarily as a result of the significant operating losses experienced by the Bank in 2011, 2010 and 2009.

The Company is subject to examination for federal and state purposes for the tax years 2007 through 2010.

14.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Company (“FDIC”). Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank is subject to a North Carolina Savings Institution (State) capital requirement of at least 5% of total assets. The Bank must have prior approval from the FDIC before paying dividends, and may not pay interest on its junior subordinated debentures. The Bank’s federal and North Carolina regulatory authorities are requiring the maintenance of Tier 1 Leverage Capital Ratio of not less than 8% and a Total Risk Based Capital Ratio of not less than 12%. As of March 31, 2011, the Bank’s Tier 1 Leverage ratio and Total Risk Based Capital Ratio was 7.10% (unaudited) and 11.6%, respectively and, as a result, it did not meet the mandated Tier 1 and Total Risk Based Capital well capitalized ratios. As of December 31, 2010, the Bank’s Tier 1 Leverage ratio was 7.70% and, as a result, it did not meet the mandated Tier 1 well capitalized ratio. The Bank continues to meet its well capitalized Total Risk Based Capital Ratio and its well capitalized Tier 1 to total Risk Based Assets ratio of 6%.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).

Following are the required and actual capital amounts and ratios for the Bank:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2011 (Unaudited):
Tier 1 Capital (to average assets)	$70,394	7.1%	39,843	>4%	49,804	>5%
Tier 1 Capital (to risk-weighted assets)	70,394	10.3%	27,396	>4%	41,093	>6%
Total Capital (to risk-weighted assets)	79,109	11.6%	54,797	>8%	68,489	>10%

As of December 31, 2010:
average assets)	$79,159	7.7%	$41,494	>4%	$51,868	>5%
Tier 1 Capital (to risk-weighted assets)	$79,159	10.9%	$29,229	>4%	$43,843	>6%
Total Capital (to risk-weighted assets)	$88,387	12.2%	$58,458	>8%	$73,072	>10%

As of December 31, 2009:
Tier 1 Capital (to average assets)	$93,254	8.6%	$43,623	>4%	$54,529	>5%
Tier 1 Capital (to risk-weighted assets)	$93,254	12.1%	$30,836	>4%	$46,254	>6%
Total Capital (to risk-weighted assets)	$102,991	13.4%	$61,671	>8%	$77,089	>10%

The Holding Company is also subject to similar capital adequacy requirements. At March 31, 2011, the Holding Company’s Tier 1 to average assets, Tier 1 to risk weighted assets and total capital to risk weighted assets capital ratios were 7.1%, 10.3%, 11.5% (unaudited). At December 31, 2010, the Holding Company’s Tier 1 to average assets, Tier 1 to risk weighted assets and total capital to risk weighted assets capital ratios were 7.6%, 10.9%, and 12.2%, and its related required capital adequacy ratios were 4%, 4%, and 8%, respectively. The Holding Company had a similar directive to maintain Tier 1 Leverage and Total Risk Based capital at 8% and 12%, respectively.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

15.	Commitments and Contingencies

To accommodate the financial needs of its customers, the Company makes commitments under various terms to lend funds. These commitments include revolving credit agreements, term loan commitments and short-term borrowing agreements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held includes first and second mortgages on one-to-four family dwellings, accounts receivable, inventory, and commercial real estate. Certain lines of credit are unsecured.

The following summarizes the Company’s approximate commitments to fund lines of credit:

	March 31, 2011	December 31, 2010
	(unaudited)
Home equity and other lines	$74,081	$72,715
Consumer and other lines	2,740	2,745

	$76,821	$75,460

The Company had outstanding commitments to originate mortgage loans of approximately $338 thousand (unaudited) and $1.5 million at March 31, 2011 and December 31, 2010, respectively. The commitments to originate mortgage loans were composed of variable rate loans of $126 thousand (unaudited) and $363 thousand and fixed rate loans of $212 thousand (unaudited) and $1.2 million at March 31, 2011 and December 31, 2010, respectively. The fixed rate loans had interest rates ranging from 4.875% (unaudited) to 5.75% (unaudited) at March 31, 2011 and 3.50% to 4.88% at December 31, 2010 and terms ranging from 15 to 30 years. Commitments to extend credit at fixed rates expose the Company to some degree of interest rate risk.

In the normal course of business, the Company is periodically involved in litigation. In the opinion of the Company’s management, none of this litigation should have a material adverse effect on the accompanying consolidated financial statements.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

16.	Condensed Financial Information of Macon Bancorp, Inc.—Parent Company Only

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Assets
Cash	$12	$16	$10
Equity investment in subsidiary	70,404	79,924	95,473
Equity investment in trust	433	433	433
Other assets	140	141	148

Total assets	$70,989	$80,514	$96,064

Liabilities and Equity

Junior Subordinated Debentures	$14,433	$14,433	$14,433
Other liabilities	226	113	—
Equity	56,330	65,968	81,631

Total liabilities and equity	70,989	$80,514	$96,064

CONDENSED STATEMENTS OF INCOME

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)	(unaudited)
Dividends from subsidiary	$—	$57	$245	$357	$602
Expenses:
Interest	115	108	455	530	905
Other	3	6	35	33	36

	118	114	490	563	941

Loss before income taxes and equity in undistributed income of subsidiary	(118)	(57)	(245)	(206)	(339)

Income tax benefit allocated from consolidated income tax return	—	52	132	198	331

Loss before equity in undistributed income of subsidiary	(118)	(5)	(113)	(8)	(8)

Equity in undistributed income (losses) of subsidiary	(8,779)	(232)	(14,145)	(7,779)	6,469

Net (loss) income	$(8,897)	$(237)	$(14,258)	$(7,787)	$6,461

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

CONDENSED STATEMENTS OF CASH FLOW

	March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(8,897)	$(237)	$(14,258)	$(7,787)	$6,461
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiary	8,779	232	14,145	7,779	(6,469)
Decrease in other assets	114	1	119	6	6

Net increase used by operating activities	(4)	(4)	6	(2)	(2)

Cash and cash equivalents, beginning	16	10	10	12	14

Cash and cash equivalents, ending	$12	$6	$16	$10	$12

17.	Operating Leases

The Bank has entered into operating leases in connection with branch operations. These leases expire at various dates through June 2014. Total rental expense in 2010, 2009 and 2008 for all operating leases was approximately $62, $86 and $137.

Following is a schedule of approximate annual future minimum lease payments under operating leases as of December 31, 20102 that have initial or remaining lease terms in excess of one year

2011	$55
2012	37
2013	19
2014	9

Total minimum lease commitments	$120

[2]	There have been no material changes to the Company’s minimum lease commitments since December 31, 2010

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

18.	Fair Value Disclosures

The Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirements for additional fair value measures. ASC Topic 820 was issued to increase consistency and comparability in reporting fair values.

The Bank uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The Bank did not have any liabilities that were measured at fair value at March 31, 2011 or December 31, 2010. From time to time, the Bank may be required to record at fair value other assets or liabilities on a non-recurring basis. These non-recurring fair value adjustments generally involve the write-down of individual assets due to impairment losses.

In accordance with ASC Topic 802-10-35-01, the Bank groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with generally accepted accounting principles. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with generally accepted accounting principles, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Real Estate Owned

Real estate owned is recorded at fair value. Fair values are determined by obtaining certified appraisals, a Level 2 measurement.

Loan Servicing Rights

Loan servicing rights are subject to impairment testing. A valuation model, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management, is used in the completion of impairment testing. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model. As such, the Company classifies loan servicing rights subjected to nonrecurring fair value adjustments as Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value:

	March 31, 2011 (unaudited)
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Carrying Amount	Estimated Fair Value
Securities available for sale
U.S. government agencies	$—	$26,507	$—	$26,507	$26,507
Corporate securities	—	1,023	—	1,023	1,023
Municipal securities	—	35,243	—	35,243	35,243
Mortgage-backed securities	—	91,500	—	91,500	91,500
CRA Investment	—	530	—	530	530

	December 31, 2010
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Carrying Amount	Estimated Fair Value
Securities available for sale
U.S. government agencies	$—	$53,408	$—	$53,408	$53,408
Corporate securities	—	1,023	—	1,023	1,023
Municipal securities	—	34,616	—	34,616	34,616
Mortgage-backed securities	—	127,223	—	127,223	127,223
CRA Investment	—	527	—	527	527

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

	December 31, 2009
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Carrying Amount	Estimated Fair Value

Securities available for sale	$—	$193,577	$—	$193,577	$193,577

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value:

	March 31, 2011 (unaudited)
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Carrying Amount	Estimated Fair Value

Impaired loans	—	—	45,682	45,682	45,682
Real estate owned	—	—	23,491	23,491	23,491
Mortgage servicing rights	—	—	2,945	2,945	2,945
	December 31, 2010
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Carrying Amount	Estimated Fair Value

Impaired loans	$—	$—	$47,896	$47,896	$47,896
Real estate owned	$—	$—	$21,511	$21,511	$21,511
Mortgage servicing rights	$—	$—	$3,108	$3,108	$3,108

	December 31, 2009
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Carrying Amount	Estimated Fair Value

Impaired loans	$—	$—	$40,342	$40,342	$40,342
Real estate owned	$—	$—	$22,829	$22,829	$22,829
Mortgage servicing rights	$—	$—	$3,584	$3,584	$3,584

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The approximate carrying and estimated fair value of financial instruments are summarized below:

	March 31,		December 31,
	2011 (unaudited)		2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and equivalents	$20,290	$20,290	$18,048	$18,048	$34,344	$34,344
Securities	154,803	154,803	216,797	216,797	193,577	193,577
Loans receivable and held for sale, net	667,714	664,613	698,519	701,562	754,268	791,902
Bank owned life insurance	18,476	18,476	18,315	18,315	17,701	17,701
Federal Home Loan
Bank stock	10,979	10,979	10,979	10,979	12,288	12,288
Other assets	4,005	4,005	4,693	4,693	5,187	5,187

Financial liabilities:
Deposits:
Demand accounts	326,692	326,708	322,019	322,019	268,912	268,912
Certificate accounts	455,443	461,314	476,400	482,948	521,496	527,736
Advances from Federal
Home Loan Bank	65,900	69,119	128,400	133,869	178,400	185,249
Long-term debt	14,433	14,433	14,433	14,433	14,433	14,433
Other liabilities	896	896	1,242	1,242	1,525	1,525

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The estimated fair values were determined using the following assumptions:

Cash and Cash Equivalents - The carrying amount of such instruments is deemed to be a reasonable estimate of fair value. Cash includes cash and due from banks and interest-bearing deposits.

Securities - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Loans - Fair values for loans held for investment and sale are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

Bank Owned Life Insurance - Fair values for BOLI are based on cash surrender values provided by third party administrator.

Federal Home Loan Bank Stock - No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

Deposits - The fair values disclosed for demand deposits are, as required by ASC 825-10, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

Advances from the FHLB - The estimated fair value of advances from the FHLB is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

Advances from the Federal Reserve Bank - Since all FRB Borrowings mature within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

Repurchase Agreement - The carrying amount of the repurchase agreement is deemed to be a reasonable estimate of fair value due to its short-term maturity.

Long-Term Debt - The long-term debt is a variable rate debt and is tied to the LIBOR rate. The cost approximates fair value.

Other Assets and Other Liabilities - Other assets represent accrued interest receivable and time deposits with other institutions; other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months or are convertible to cash, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company’s entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

19.	Contingencies and Management’s Plans

In connection with a slow economy, and more specifically, with the real estate market, the Company recorded net losses of $14.2 million for the year ended December 31, 2010 and $7.8 million for the year ended December 31, 2009. These losses were primarily the result of increases in provisions for loan losses during the period, compounded by a tightening interest margin resulting from increased amounts of non-accrual loans. Furthermore, the Company recorded a valuation allowance relating to deferred tax assets during the year ended December 31, 2010 of $8.5 million which also negatively impacted the Company’s earnings. Also, as of December 31, 2010, the Bank’s Tier 1 Leverage ratio was 7.7%, falling below the mandated Tier 1 well capitalized ratio. The Bank continues to meet its well capitalized Total Risk Based Capital Ratio of 10% and its well capitalized Tier 1 to total Risk Based Assets ratio of 6%.

MACON BANCORP AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Management’s Plans and Actions

The Company has already undertaken the following actions, among other things, to strengthen its capital position and improve future operating results:

•

During 2010, the Company’s total assets shrunk by $71 million to strengthen capital ratios. Management continues to evaluate asset reduction strategies to further improve capital ratios without sacrificing earning assets.

•

The Company’s funding mix has also improved dramatically. During 2010, the level of FHLB advances decreased by $50 million, and the level of brokered deposits decreased by $39 million. Scheduled maturities for 2011 include $74 million of brokered deposits and $40 million of FHLB advances.

•

The Board of Directors has approved a plan to convert the Company from mutual ownership to stock ownership, which is expected to result in a significant capital raise for the Company. Estimated completion of the stock offering will likely fall in the third quarter of 2011.

•	Management continues to explore various methods to dispose of non-performing assets, including note sales, event sales, and packaged sales to investors.

•	The Company has supplemented its management team with additional expertise in commercial banking, credit administration, and SEC reporting.

•

Management plans to diversify its loan portfolio, shifting from a heavy reliance on real estate lending to more commercial and industrial lending. Government guaranteed lending programs are also to be expanded.

In order to improve earnings and capital, management is currently considering various strategies such as: plans for capital injections and the reduction of classified assets. For many institutions, the ability to accomplish these goals is significantly constricted by the current economic environment. The unique value proposition of a mutual conversion is expected to attract investors who may not otherwise be interested in a subsequent offering of a stock organization with a similar profile of the Company. The ability to decrease levels of non-performing assets is also vulnerable to market conditions as many of the Bank’s borrowers rely on an active real estate market as a source of repayment. Management has seen increased activity on note sales and OREO disposals in recent months.

*****

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by us, Macon Bancorp or Macon Bank, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in our affairs or the affairs of Macon Bancorp or Macon Bank, Inc since any of the dates as of which information is furnished herein or since the date hereof.

Up to 5,750,000 Shares of

COMMON STOCK

$10.00 per share

(Subject to Increase to up to 6,612,500 Shares)

Macon Financial Corp.

(Proposed Holding Company for Macon Bank, Inc.)

PROSPECTUS

Raymond James & Associates, Inc.

[Prospectus Date]

Until [expiration date] or [25 days] after commencement of the syndicated offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$350,000
*	Registrant’s Accounting Fees and Expenses	75,000
*	Conversion Agent and Data Processing Fees	41,825
*	Marketing Agent Fees (1)	2,457,188
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	150,000
*	Appraisal Fees and Expenses	60,000
*	Printing, Postage, Mailing and EDGAR Fees	125,000
*	Filing Fees (NASDAQ, FINRA and SEC)	70,000
*	Transfer Fees and Expenses	12,500
*	Business Plan Fees and Expenses	25,000
*	Loan Review	140,000
*	Other	50,000

*	Total	$3,556,513

*	Estimated

(1)	Macon Financial Corp. has retained Raymond James & Associates, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

The North Carolina Business Corporation Act (“NCBCA”) provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (1) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (2) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (1) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by Macon Financial. Macon Financial’s Articles and Bylaws provide for indemnification of Macon Financial’s directors and officers to the fullest extent permitted by applicable law.

Insurance. The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. Macon Financial currently maintains directors’ and officers’ insurance policies covering its directors and officers.

Summary Only. The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Macon Bancorp, Macon Financial Corp., Macon Bank, Inc. and Raymond James & Associates, Inc.

1.2	Form of Agency Agreement between Macon Bancorp, Macon Financial Corp., Macon Bank, Inc. and Raymond James & Associates, Inc.*

2	Plan of Conversion

3.1	Articles of Incorporation of Macon Financial Corp.

3.2	Bylaws of Macon Financial Corp.

4	Form of Common Stock Certificate of Macon Financial Corp.

5	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. regarding legality of securities being registered

8	Form of Tax Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

10.1	Form of Employment and Change of Control Agreement among Roger D. Plemens, Macon Bancorp and Macon Bank, Inc.

10.2	Form of Employment and Change of Control Agreement among W. David Sweatt, Macon Bancorp and Macon Bank, Inc.

10.3	Form of Employment and Change of Control Agreement among Gary L. Brown, Macon Bancorp and Macon Bank, Inc.

10.4	Form of Macon Bank, Inc. Severance and Non-Competition Agreement

10.5	Form of Agreement of Merger between Macon Bancorp and Macon Financial Corp.

21	Subsidiaries of Registrant

23.1	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Dixon Hughes Goodman LLP

23.3	Consent of RP Financial, LC.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Macon Bancorp, Macon Bank, Inc. and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC. **

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with Monroe Securities, Inc.

99.7	Conversion Agent Proposal by Ellen Philip Associates, Inc.

99.8	Letter of RP Financial, LC. with respect to Liquidation Account

*	To be filed supplementally
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the Consolidated Financial Statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Franklin, North Carolina on June 10, 2011.

MACON FINANCIAL CORP.

By:	/s/ Roger D. Plemens
Roger D. Plemens
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Macon Financial Corp. (the “Company”) hereby severally constitute and appoint Roger D. Plemens and W. David Sweatt, and each of them, with full power to act without the other as our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which they may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the SEC, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that our said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities indicated on June 10, 2011.

/s/ Roger D. Plemens Roger D. Plemens	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ryan M. Scaggs Ryan M. Scaggs	First Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Fred H. Jones Fred H. Jones	Chairman

/s/ Ronald D. Beale Ronald D. Beale	Director

/s/ Adam W. Burrell, MD Adam W. Burrell, MD	Director

Jim M. Garner	Director

/s/ Stan M. Jeffress Stan M. Jeffress	Director

/s/ Beverly W. Mason Beverly W. Mason	Director

/s/ Edward R. Shatley Edward R. Shatley	Director

/s/ W. David Sweatt	Director
W. David Sweatt